                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D. C. 20549


                                ----------------



                                    FORM U5S


                                  ANNUAL REPORT


                   For the Fiscal Year Ended December 31, 2001


        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                              THE SOUTHERN COMPANY


                           270 PEACHTREE STREET, N. W.
                             ATLANTA, GEORGIA 30303

                              THE SOUTHERN COMPANY
                                    FORM U5S
                                      2001


                                TABLE OF CONTENTS
                                -----------------



                ITEM                                                PAGE NUMBER
                ----                                                -----------


1.       System Companies and Investments therein as of
           December 31, 2001                                                  1

2.       Acquisitions or Sales of Utility Assets                              5

3        Issue, Sale, Pledge, Guarantee or Assumptions
           of System Securities                                               5

4.       Acquisition, Redemption or Retirement of System
           Securities                                                         6

5.       Investments in Securities of Nonsystem Companies                     8

6.       Officers and Directors                                               9

7.       Contributions and Public Relations                                   30

8.       Service, Sales and Construction Contracts                            33

9.       Wholesale Generators and Foreign Utility Companies                   34

10.      Financial Statements and Exhibits                                    A




                                      ITEMS

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.
---------------------------------------------------------------------------

Name of Company                                     Number of            Percentage          Issuer
(Add abbreviation                                    Common               of Voting           Book                Owner's
  used herein)                                    Shares Owned              Power             Value             Book Value
-----------------                                 ------------            ----------         ------             ----------
                                                                                             In Thousands
THE SOUTHERN COMPANY
     (SOUTHERN)                                           None                None              n/a               n/a

     ALABAMA POWER COMPANY
        (ALABAMA)                                    6,000,000                 100       $3,310,877        $3,310,877

        Alabama Energy Providers, Inc.                   1,000                 100                1                 1

        Alabama Property Company                         1,000                 100           10,418            10,418

        Alabama Power Capital Trust I
           (ALABAMA TRUST I)                               n/a                 n/a            3,000             3,000

        Alabama Power Capital Trust II
           (ALABAMA TRUST II)                              n/a                 n/a            6,186             6,186

        Alabama Power Capital Trust III
           (ALABAMA TRUST III)                             n/a                 n/a            1,550             1,550

           Southern Electric
           Generating
           Company (SEGCO) (a)                         164,000                  50           28,944            28,944

     GEORGIA POWER COMPANY
        (GEORGIA)                                    7,761,500                 100        4,397,485         4,397,486

        SEGCO (a)                                      164,000                  50           28,944            28,944

        Piedmont-Forrest
           Corporation (PIEDMONT)                      100,000                 100            5,714             5,714
                                                                                             13,576  (b)       13,576

        Georgia Power Capital Trust I
           (GEORGIA TRUST I)                               n/a                 n/a            9,789             9,789

        Georgia Power Capital Trust II
           (GEORGIA TRUST II)                              n/a                 n/a            7,452             7,452

        Georgia Power Capital Trust III
           (GEORGIA TRUST III)                             n/a                 n/a            7,918             7,918






ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.
-------------------------------------------------------------------------
       (Continued)

Name of Company                                             Number of       Percentage       Issuer
(Add abbreviation                                            Common          of Voting        Book           Owner's
  used herein)                                            Shares Owned         Power          Value        Book Value
-----------------                                         ------------         -----          -----        ----------
                                                                                                  In Thousands
                                                                                                  ------------

        Georgia Power Capital Trust IV
           (GEORGIA TRUST IV)                                     n/a          n/a            7,393             7,393

     GULF POWER COMPANY (GULF)                                992,717          100          504,894           504,894

        Gulf Power Capital Trust I
           (GULF TRUST I)                                         n/a          n/a            1,701             1,701

        Gulf Power Capital Trust II
           (GULF TRUST II)                                        n/a          n/a            1,785             1,785

     MISSISSIPPI POWER COMPANY
        (MISSISSIPPI)                                       1,121,000          100          491,680           491,680

        Mississippi Power Capital Trust I
           (MISSISSIPPI TRUST I)                                  n/a          n/a            1,082             1,082

        Mississippi Power Services, Inc.                          100          100              705               705

     MOBILE ENERGY SERVICES
        HOLDINGS, INC. (MESH)                                   1,000          100                0                 0

        Mobile Energy Services
           Company, LLC (MESC)                                    n/a           99                0                 0

     SAVANNAH ELECTRIC AND
        POWER COMPANY
        (SAVANNAH)                                         10,844,635          100          176,918           176,918

        Savannah Electric and Power Capital Trust I
           (SAVANNAH ELECTRIC TRUST I)                            n/a          n/a            1,497             1,497

     CHANGE IN CONTROL TRUST                                      n/a          n/a           19,930            19,930

     DEFERRRED CASH TRUST                                         n/a          n/a              843               843

     SOUTHERN COMPANY HOLDINGS, INC.                           10,000        91.11          280,085           280,085

        Southern Company Capital Funding, Inc.                  1,000          100           50,489            50,489

           Southern Company Capital Trust I                       n/a          n/a          335,395           335,395

           Southern Company Capital Trust II                      n/a          n/a           77,391            77,391

           Southern Company Capital Trust III                     n/a          n/a          206,186           206,186

           Southern Company Capital Trust IV                      n/a          n/a          206,186           206,186

           Southern Company Capital Trust V                       n/a          n/a          154,636           154,636





ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.
-------------------------------------------------------------------------
       (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
-----------------                                         ------------          -----          -----       ----------
                                                                                                  In Thousands

        Southern Company Energy Solutions LLC (c)                 n/a          100           19,574            19,574

        Alabama Synfuel Energy, Inc.                            1,000          100           21,314            21,314

        Synfuel Services, Inc.                                  1,000          100              467               467

        Energy Related Activities Inc.                          1,000          100            1,029             1,029

        Southern Company Electrotechnologies (d)                  100          100              n/a               n/a

        SE Finance Capital Corporation                          1,000          100          157,597           157,597
           SE Finance Company, Inc.                             1,000          100          339,839           339,839
             EPZ Lease, Inc.                                    1,000          100           52,208            52,208
              EPZ Lease, LLC                                      n/a          n/a          102,603           102,603
                 EPZ Lease Holding A, LLC                         n/a          n/a           31,093            31,093
                    EPZ Lease Trust A (e)                         n/a          n/a           31,091            31,091
                 EPZ Lease Holding B, LLC                         n/a          n/a           31,093            31,093
                    EPZ Lease Trust B (e)                         n/a          n/a           31,091            31,091
                 EPZ Lease Holding C, LLC                         n/a          n/a           41,456            41,456
                    EPZ Lease Trust C (e)                         n/a          n/a           41,455            41,455
             Dutch Gas Lease, Inc.                              1,000          100          156,281           156,281
              Dutch Gas Lease, LLC                                n/a          n/a          220,404           220,404
                 Dutch Gas Lease Holding A, LLC                   n/a          n/a           86,125            86,125
                    Dutch Gas Lease Trust A (e)                   n/a          n/a           86,125            86,125
                 Dutch Gas Lease Holding B, LLC                   n/a          n/a           69,037            69,037
                    Dutch Gas Lease Trust B (e)                   n/a          n/a           69,037            69,037
                 Dutch Gas Lease Holding C, LLC                   n/a          n/a           65,241            65,241
                    Dutch Gas Lease Trust C (e)                   n/a          n/a           65,141            65,241
             NUON Lease, Inc.                                   1,000          100          140,946           140,946
                 NUON Lease Holding D, LLC                        n/a          n/a           83,280            83,280
                    NUON Trust D (e)                              n/a          n/a           83,280            83,280
                 NUON Lease Holding E, LLC                        n/a          n/a           62,570            62,570
                    NUON Trust E (e)                              n/a          n/a           62,570            62,570
                 NUON Lease Holding F, LLC                        n/a          n/a           41,068            41,068
                    NUON Trust F (e)                              n/a          n/a           41,068            41,068
             GAMOG Lease, Inc.                                  1,000          100          109,507           109,507
                 GAMOG Lease Holding G, LLC                       n/a          n/a           30,815            30,815
                    GAMOG Trust G (e)                             n/a          n/a           30,815            30,815
                 GAMOG Lease Holding H, LLC                       n/a          n/a           75,050            75,050
                    GAMOG Trust H (e)                             n/a          n/a           75,050            75,050
                 GAMOG Lease Holding I, LLC                       n/a          n/a           38,481            38,481
                    GAMOG Trust I (e)                             n/a          n/a           38,481            38,481
           Clairton, Inc.                                       1,000          100           27,865            27,865
              Clairton, LLC                                     1,000           85           36,848            36,848
           Clairton 2, Inc.                                     1,000          100            5,713             5,713
           Carbontronics, Inc.                                  1,000          100           20,176            20,176
              Carbontronics, LLC                                1,000           99           11,937            11,937




ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.
-------------------------------------------------------------------------
       (Continued)

Name of Company                                             Number of        Percentage       Issuer
(Add abbreviation                                            Common           of Voting        Book          Owner's
  used herein)                                            Shares Owned          Power          Value       Book Value
-----------------                                         ------------          -----          -----       ----------
                                                                                                  In Thousands

     SOUTHERN COMPANY FUNDING
        CORPORATION (f)                                         1,000          100               10                10

     SOUTHERN COMPANY
        SERVICES, INC. (SCS)                                   14,500          100              875               875

     SOUTHERN COMMUNICATIONS
        SERVICES, INC. (Southern LINC)                            500          100           80,139            80,139

     SOUTHERN ELECTRIC RAILROAD
        COMPANY (SERC)                                          5,000          100                5                 5

     SOUTHERN NUCLEAR OPERATING
        COMPANY, INC. (Southern Nuclear)                        1,000          100            7,117             7,117

     SOUTHERN POWER COMPANY (g)                                 1,000          100          466,993           466,993

        Southern Power-Florida LLC (h)                          1,000          100           29,576            29,576

        Klondike Development LLC (i)                              n/a          100            1,000             1,000

        Madison County Energy Center LLC (j)                      n/a          100            1,000             1,000

     SOUTHERN TELECOM, INC.                                     1,000          100            5,478             5,478

     SOUTHERN MANAGEMENT
        DEVELOPMENT, INC. (Southern                               500          100           25,069            25,069
        Management)


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.
-------------------------------------------------------------------------
        (Continued)


Notes to Item 1:
(a)      SEGCO is 50% owned by ALABAMA and 50% owned by GEORGIA.
         The amounts shown reflect the respective ownership interests of each company.
(b) Promissory note due on demand; interest rate, based on GEORGIA's embedded cost of capital, was 9.55% at January 1, 2002.
(c)      A Delaware limited liability company organized on February 21, 2001.
(d) A Georgia corporation was organized on November 29, 2001. The corporation was inactive at year-end 2001.
(e) A Delaware business trust. The form of equity investment is paid in capital.
(f)      A Delaware corporation organized on January 17, 2001.
(g)      A Delaware corporation organized on January 8, 2001.
(h)      A Delaware limited liability company organized on January 9, 2001.
(i)      A Delaware limited liability company organized on August 31, 2001.
(j)      A Delaware limited liability company organized on November 21, 2001.



ITEM 2.  ACQUISITION OR SALES OF UTILITY ASSETS.
------------------------------------------------

NONE.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.
---------------------------------------------------------------------------

NONE.



ITEM 4.   ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.
----------------------------------------------------------------------

                               Calendar Year 2001

                                Name of Company                                                                 Indicate
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                    Commission
                                                      ---------------------------------------
      Title of Issue         or Retiring Securities   Acquired       Redeemed        Retired   Consideration  Authorization
    ------------------       ----------------------   --------       --------        -------   -------------  -------------
                                                                                                               (See Note)
ALABAMA:

First Mortgage Bonds
9.00% Series due 2024                    ALABAMA          None    $138,991,000    $138,991,000   $138,991,000

GEORGIA:

First Mortgage Bonds
6 5/8% Series due 2003                  GEORGIA           None    $200,000,000    $200,000,000    $200,000,000
6.35% Series due 2003                   GEORGIA           None     $75,000,000     $75,000,000     $75,000,000
6.07% Series due 2005                   GEORGIA           None      $8,140,000      $8,140,000      $8,140,000
6 7/8% Series due 2008                  GEORGIA           None     $50,000,000     $50,000,000     $50,000,000
7.70% Series due 2025                   GEORGIA           None     $57,000,000     $57,000,000     $57,000,000

Pollution Control Revenue Bonds
6.25% Series due 2019               GEORGIA               None      $5,300,000      $5,300,000      $5,300,000
6.75% Series due 2024               GEORGIA               None     $43,420,000     $43,420,000     $43,420,000
6.625% Series due 2024              GEORGIA               None     $10,000,000     $10,000,000     $10,000,000
5.0% Series due 2005                GEORGIA               None     $57,000,000     $57,000,000     $57,000,000
6.25% Series due 2021               GEORGIA               None     $10,125,000     $10,125,000     $10,125,000
5.40% Series due 2024               GEORGIA               None     $28,065,000     $28,065,000     $28,065,000
5.75% Series due 2023               GEORGIA               None     $11,935,000     $11,935,000     $11,935,000
6.0% Series due 2025                GEORGIA               None     $71,580,000     $71,580,000     $71,580,000
5.75% Series due 2023               GEORGIA               None     $60,000,000     $60,000,000     $60,000,000
6.10% Series due 2025               GEORGIA               None     $73,535,000     $73,535,000     $73,535,000
Variable Rate Series due 2024       GEORGIA               None     $12,475,000     $12,475,000     $12,475,000
Variable Rate Series due 2026       GEORGIA               None      $1,600,000      $1,600,000      $1,600,000

GULF:

Senior Notes
6.70% Series due 2038                      GULF           None        $862,000            None        $862,000

First Mortgage Bonds
6.125% Series due 2003                     GULF           None            None     $30,000,000     $30,000,000


MISSISSIPPI:

First Mortgage Bonds
7.45% Series due 2023               MISSISSIPPI           None      $1,000,000            None      $1,000,000
6.60% Series due 2004               MISSISSIPPI           None     $35,000,000            None     $35,000,000

Pollution Control Bonds
5.80% Series due 2007               MISSISSIPPI           None         $20,000            None         $20,000





ITEM 4.      ACQUISITION, REDEMPTION, OR RETIREMENT OF SYSTEM SECURITIES.
-------------------------------------------------------------------------

                               Calendar Year 2001

                                Name of Company
    Name of Issuer and        Acquiring, Redeeming    Number of Shares or Principal Amount                     Indicate
     Title of Issue          or Retiring Securities   ---------------------------------------                 Commnission
    ------------------       ---------------------    Acquired       Redeemed        Retired   Consideration  Authorization
                                                      --------       --------        -------   -------------  -------------
                                                                                                               (See Note)

MISSISSIPPI (Continued):

Senior Notes
Floating Rate due 2002              MISSISSIPPI           None     $20,000,000     $20,000,000     $20,000,000
6.75% Series due 2038               MISSISSIPPI           None      $1,001,000            None      $1,001,000

SAVANNAH:

Senior Notes
Variable Rate Notes due 2001            SAVANNAH          None     $20,000,000     $20,000,000    $20,000,000
6.88% Note due 2001                     SAVANNAH          None     $10,000,000     $10,000,000    $10,000,000



Note to Item 4:   All transactions exempt pursuant to Rule 42(b)(2), (4) or (5) or authorized in File No. 70-8095.




ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES.
-----------------------------------------------------------

                                                                 Number of
                                                                 Shares or                Carrying
                                                                 Principal                  Value
Name of Owner                       Name of Issuer            Amount Owned                to Owner
-------------                       --------------            ------------                --------
SOUTHERN (one item)                       (1)                  538,935 shares            $4,439,210
ALABAMA (one item)                        (2)                      204 shares                    $1
ALABAMA (five items)                      (3)                      $2,591,140            $2,591,140
GEORGIA (one item)                        (4)                      $4,700,000            $3,604,674
GULF (nine items)                         (2)                      640 shares                    $1
Southern Management (one item)            (5)                  130,381 shares                    $1
SAVANNAH (one item)                       (2)                      285 shares                    $1
SOUTHERN (one item)                       (6)       option for 323,812 shares            $5,025,512

Notes to Item 5:

      (1) Represents the transfer of the investment in Pantellos from Southern Telecom to SOUTHERN. Pantellos is an independent, open marketplace for the energy and utility industries that brings together buyers and sellers to improve the way they do business.

      (2) Securities representing bankruptcy distributions applicable to obligations of customers incurred in the ordinary course of business.

      (3) Debt securities issued by instrumentalities of political subdivisions within ALABAMA's service area to build promotional industrial buildings that will assist in advancing business and industrial development.

     (4) Investment made in a private venture capital fund for the purpose of assisting early-stage and high technology companies located principally in the Southeast, with a focus on Georgia-based firms. (See File No. 70-8085.)

     (5) Represents Southern Management's investment in Integrated Communication Systems, Inc. (ICS). ICS is engaged in providing two-way communications over local telephone lines for a wide range of energy-related services in residential and small commercial markets.

      (6) Represents SOUTHERN's option on Mirant Corporation shares to be used in 2003 to settle certain employee compensation liabilities related to a long-term incentive plan assumed in connection with the spin-off of Mirant Corporation (File No. 70-9727). The option can be settled in cash only. Any Mirant Corporation shares acquired with the cash settlement will be owned directly by these individuals.

ITEM 6.      OFFICERS AND DIRECTORS.
------------------------------------
              PART I.
              -------

The following are the abbreviations to be used for principal business address and positions.

Principal Business Address            Code
------------------------------------------

270 Peachtree Street
Atlanta, GA 30303                     (a)

600 North 18th Street
Birmingham, AL 35291                  (b)

241 Ralph McGill Boulevard, N.E.
Atlanta, GA 30308-3374                (c)

One Energy Place
Pensacola, FL 32520                   (d)

2992 West Beach Boulevard
Gulfport, MS 39501                    (e)

600 East Bay Street
Savannah, GA 31401                    (f)

5555 Glenridge Connector
Atlanta, GA 30342                     (g)

42 Inverness Center Parkway
Birmingham, AL 35242                  (h)

40 Inverness Center Parkway
Birmingham, AL 35242                  (i)

1130 Connecticut Ave., NW
Suite 830
Washington, DC 20036                  (j)

1403 Foulk Road
Foulkstone Plaza Suite 102-9
Wilmington, DE 19803                  (k)

4000 DeKalb Technology Parkway
Suite 100
Atlanta, GA 30340                     (l)


Position                              Code
------------------------------------------

Chairman of the Board                 CH
Vice Chairman of the Board            VCH
Director                              D
President                             P
Chief Executive Officer               CEO
Chief Financial Officer               CFO
Chief Accounting Officer              CAO
Chief Information Officer             CIO
Chief Operating Officer               COO
Chief Production Officer              CPO
Senior Executive Vice President       SEVP
Executive Vice President              EVP
Senior Vice President                 SVP
Financial Vice President              FVP
Vice President                        VP
Controller/Comptroller                C
Counsel                               L
Secretary                             S
Treasurer                             T

SOUTHERN
Name and Principal Address  (a)     Position
--------------------------------------------

Daniel P. Amos                      D
 1932 Wynnton Road
 Columbus, GA 31999
Dorrit J. Bern                      D
 450 Winks Lane
 Bensalem, PA 19020
Thomas F. Chapman                   D
 1600 Peachtree Street, NW
 Atlanta, GA 30309
H. Allen Franklin                   D,P,CEO,CH
Bruce S. Gordon                     D
 1095 Avenue of the Americas
 New York, NY 10036
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
Elmer B. Harris (b)                 D, EVP
Donald M. James                     D
 P. O. Box 385014
 Birmingham, AL 35238-5014

ITEM 6.    OFFICERS AND DIRECTORS.
----------------------------------
           PART I.  (Continued)
           --------------------

SOUTHERN (continued)
Name and Principal Address  (a)     Position
--------------------------------------------

Zack T. Pate                        D
 700 Galleria Parkway
 Atlanta, GA 303339
Gerald J. St. Pe'                   D
 P. O. Box 149
 Pascagoula, MS 39568
Dwight H. Evans                     EVP
Leonard J. Haynes                   EVP
G. Edison Holland                   EVP,L
Charles D. McCrary (b)              EVP
David M. Ratcliffe (c)              EVP
Gale E. Klappa                      SVP
David R. Altman                     VP
Joseph A. Miller (j)                VP
W. Dean Hudson  (c)                 C
Tommy Chisholm                      S

ALABAMA
Name and Principal Address  (b)     Position
--------------------------------------------

Whit Armstrong                      D
 P. O. Box 900
 Enterprise, AL 36331
David J. Cooper                     D
 118 N. Royal Street
 Mobile, AL 36602
H. Allen Franklin  (a)              D
Elmer B. Harris                     D,CH
R. Kent Henslee                     D
 754 Chestnut Street
 Gadsden, AL 35901
Carl E. Jones, Jr.                  D
 P. O. Box 1024
 Birmingham, AL 35202
Patricia M. King                    D
 1501 South Quintard Avenue
 Anniston, AL 36201
James K. Lowder                     D
 2000 Interstate Park Drive
 Suite 400
 Montgomery, AL 36109
Wallace D. Malone, Jr.              D
 P. O. Box 2554
 Birmingham, AL 35290
Charles D. McCrary                  D,P,CEO

Thomas C. Meredith                  D
 401 Queen City Avenue
 Tuscaloosa, AL 35401
Mayer Mitchell                      D
 3800 Airport Boulevard,  Suite 301
 Mobile, AL 36608
William V. Muse                     D
 107 Samford Hall
 Auburn, AL 36849
Robert D. Powers                    D
 202 East Broad Street
 Eufaula, AL 36027
Andreas Renschler                   D
 Dornierstrasse 6
 Renningen, Germany
C. Dowd Ritter                      D
 P. O. Box 11007
 Birmingham, AL 35288
James H. Sanford                    D
 1001 McQueen Smith Road South
 Prattville, AL 36066
John C. Webb, IV                    D
 125 W. Washington Street
 Demopolis, AL 36732
James W. Wright                     D
 100 Commerce Street
 Montgomery, AL 36104
William B. Hutchins, III            EVP,CFO,T
C. Alan Martin                      EVP
Steven R. Spencer                   EVP
Robert Holmes, Jr.                  SVP
Robin A. Hurst                      SVP
Rodney O. Mundy                     SVP,L
Michael L. Scott                    SVP
Jerry L. Stewart                    SVP
Christopher C. Womack (c)           SVP
Art P. Beattie                      VP,C
Christopher T. Bell                 VP
Gerald L. Johnson                   VP
Marsha S. Johnson                   VP
William B. Johnson                  VP
J. Bruce Jones                      VP
William B. Keller                   VP
Bobby Kerley                        VP
Penny M. Manuel                     VP
Gordon Martin                       VP
Donald W. Reese                     VP
Julian H. Smith, Jr.                VP
W. Ronald Smith                     VP
Cheryl A. Thompson                  VP
Terry H. Waters                     VP
William E. Zales, Jr.               VP,S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

ALABAMA PROPERTY COMPANY
Name and Principal Address  (b)     Position
--------------------------------------------

Charles D. McCrary                  D,P
William B. Hutchins, III            D,VP
C. Alan Martin                      D,VP
Larry Grill                         VP
Art P. Beattie                      C
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ALABAMA ENERGY PROVIDERS, INC.
Name and Principal Address  (b)     Position
--------------------------------------------

Rodney O. Mundy            D
William B. Hutchins, III            D,VP
C. Alan Martin                      D
Michael L. Scott                    D,P
William E. Zales, Jr.               S
J. Randy DeRieux                    T

GEORGIA
Name and Principal Address  (c)     Position
--------------------------------------------

Juanita Baranco                     D
 7060 Jonesboro Road
 Morrow, GA 30260
Anna R. Cablik                      D
 1513 Johnson Ferry Road
 Suite B-20
 Marietta, GA 30062
William A. Fickling, Jr.            D
 P. O. Box 1976
 Macon, GA 31202-1976
H. Allen Franklin (a)               D
L. G. Hardman III                   D
 P. O. Box 149
 Commerce, GA 30529
James R. Lientz, Jr.                D
 P. O. Box 4899
 Mail Code GAI-006-55-05
 Atlanta, GA 30302-4899
G. Joseph Prendergast               D
 100 North Main Street
 Winston-Salem, NC 27101
David M. Ratcliffe                  D,P,CEO
Richard W. Ussery                   D
 1600 First Avenue
 Columbus, GA 31902-1755
William Jerry Vereen                D
 P. O. Box 1663
 Moultrie, GA 31776-1663

Carl Ware                           D
 P. O. Box Drawer 1734, Nat 25
 Atlanta, GA 30301
E. Jenner Wood, III                 D
 P.O. Box 4418
 M.C. 0445
 Atlanta, GA 30302
William C. Archer, III              EVP
Thomas A. Fanning                   EVP,T,CFO
Judy M. Anderson                    SVP
Ronnie L. Bates                     SVP
M. A. Brown                         SVP
James K. Davis                      SVP
Fred D. Williams                    SVP
Christopher C. Womack               SVP
David R. Altman                     VP
Rebecca A. Blalock                  VP
Robert L. Boyer                     VP
A. Bryan Fletcher                   VP
J. Kevin Fletcher                   VP
O. Ben Harris                       VP
Chris M. Hobson                     VP
Ed F. Holcombe                      VP
Richard L. Holmes                   VP
E. Lamont Houston                   VP
Anne Kaiser                         VP
Frank J. McCloskey                  VP
C. Philip Saunders                  VP
Leslie Sibert                       VP
Cliff S.Thrasher                    VP,C,CAO
Jeffrey L. Wallace                  VP
Janice G. Wolfe                     S

PIEDMONT
Name and Principal Address  (c)     Position
--------------------------------------------

David M. Ratcliffe                  D,P
Thomas A. Fanning                   D,EVP,T
Janice G. Wolfe                     D,VP,S

SEGCO
Name and Principal Address  (b)     Position
--------------------------------------------

Art P. Beattie                      D,C
William P. Bowers                   D,VP
Robert L. Boyer  (c)                D
Thomas A. Fanning  (c)              D
Robert H. Haubein, Jr.              D
William B. Hutchins, III            D,VP
Charles D. McCrary                  D,P
David M. Ratcliffe (c)              D,VP
Jerry L. Stewart                    D
William E. Zales, Jr.               S
J. Randy DeRieux                    T

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

GULF
Name and Principal Address  (d)     Position
--------------------------------------------

C. LeDon Anchors                    D
Travis J. Bowden                    D,P,CEO
Fred C. Donovan, Sr.                D
 P. O. Box 13370
 Pensacola, FL 32591
H. Allen Franklin (a)               D
W. Deck Hull, Jr.                   D
 P. O. Box 2266
 Panama City, FL 32402
William D. Pullum                   D
 8494 Navarre Parkway
 Navarre, FL 32566
Joseph K. Tannehill                 D
 10 Arthur Drive
 Lynn Haven, FL 32444
F. M. Fisher, Jr.                   VP
J. E. Hodges, Jr.                   VP
Ronnie R. Labrato                   VP,CFO,C
Robert G. Moore                     VP
Christopher C. Womack (c)           VP
Warren E. Tate                      VP,S,T

MISSISSIPPI
Name and Principal Address  (e)     Position
--------------------------------------------

Tommy E. Dulaney                    D
 P. O. Box 2929
 Meridian, MS 39302
Michael D. Garrett                  D,P,CEO
Linda T. Howard                     D
 P.O. Box 1588
 Laurel, MS 39401
Aubrey K. Lucas                     D
 Box 5164
 Hattiesburg, MS 39406
Malcolm Portera                     D
 401 Queen City Avenue
 Tuscaloosa, AL 35401
George A. Schloegel                 D
 Hancock Bank
 P. O. Box 4019
 Gulfport, MS 39502
Philip J. Terrell                   D
 701 West North Street
 Pass Christian, MS 39571
Gene Warr                           D
 2600 Beach Boulevard
 Biloxi, MS 39531
H. Ed Blakeslee                     VP
Don E. Mason                        VP
Michael L. Scott                    VP
Michael W. Southern                 VP,CFO,T
Gene L. Ussery, Jr.                 VP
Christopher C. Womack (c)           VP
Vicki L. Pierce                     S
Frances V. Turnage                  C

MISSISSIPPI POWER SERVICES, INC.
Name and Principal Address  (e)     Position
--------------------------------------------

H. Ed Blakeslee                     D,P,CEO
Michael D. Garrett                  D,CH
Don E. Mason                        D,VP
Michael W. Southern                 D,VP,T,CFO
Gene L. Ussery, Jr.                 D,VP
Frances V. Turnage                  C
Vicki L. Pierce                     S

SAVANNAH
Name and Principal Address  (f)     Position
--------------------------------------------

Gus H. Bell, III                    D
 P. O. Box 14247
 Savannah, GA 31416
Archie H. Davis                     D
 P. O. Box 188
 Savannah, GA 31402
Anthony R. James                    D,P,CEO
Walter D. Gnann                     D
 P. O. Box 334
 Springfield, GA 31329
Robert B. Miller, III               D
 P. O. Box 8003
 Savannah, GA 31412
Arnold M. Tenenbaum                 D
 P. O. Box 2567
 Savannah, GA 31498
W. Miles Greer                      VP
Leonard J. Haynes (c)               VP
Sandra R. Miller                    VP
Kirby R. Willis                     VP,T,CFO
Christopher C. Womack  (c)          VP
Nancy Frankenhauser                 S,C

SCS
Name and Principal Address  (c)     Position
--------------------------------------------
H. Allen Franklin (a)               D,P,CEO
Charles D. McCrary (b)              D
David M. Ratcliffe                  D
W. Paul Bowers (b)                  EVP
Dwight H. Evans                     EVP
Gale E. Klappa (a)                  EVP
Leonard J. Haynes (a)               EVP
G. Edison Holland, Jr. (a)          EVP,L
Susan N. Story (b)                  EVP
Andrew J. Dearman, III (b)          SVP
Charles H. Goodman (b)              SVP

ITEM 6.    OFFICERS AND DIRECTORS
----------------------------------
           PART I.  (Continued)
          ------------------------

SCS (continued)
Name and Principal Address  (c)     Position
--------------------------------------------
Robert H. Haubein (b)               SVP
W. Dean Hudson                      SVP,C,CFO
Douglas E. Jones (a)                SVP
William K. Newman (b)               SVP
C. Philip Saunders                  SVP
Michael L. Scott                    SVP
Jerry L. Stewart (b)                SVP
Christopher C. Womack (a)           SVP
David R. Altman  (a)                VP
Curtis Ashley Baker                 VP
William O. Ball                     VP
Robert A. Bell  (a)                 VP
Ronald P. Bertasi (l)               VP
Robert L. Boyer                     VP
Ronald R. Campbell                  VP
Tommy Chisholm (a)                  VP,S
David L. Coker                      VP
James M. Corbitt (b)                VP
Ed Day (a)                          VP
James C. Fleming (a)                VP
Barbara S. Hingst (a)               VP
Allen L. Leverett (a)               VP,T
Ellen N. Lindemann                  VP
Charles D. Long, IV (b)             VP
Jacqualyn Lowe                      VP
William L. Marshall, Jr. (b)        VP
Christopher S. Miller               VP
James H. Miller, III (b)            VP
Joseph A. Miller (j)                VP
Sandra R. Miller (f)                VP
Karl R. Moor (j)                    VP
Robert G. Moore (d)                 VP
Rodney O. Mundy (b)                 VP
Earl B. Parsons, III (b)            VP
James P. Sale (a)                   VP
Anthony J. Topazi (b)               VP
Gene L. Ussery, Jr. (e)             VP
Stephen A. Wakefield (a)            VP

Southern LINC
Name and Principal Address (g)      Position
--------------------------------------------
Robert G. Dawson                    D,P,CEO
H. Allen Franklin (a)               D
Gale E. Klappa (a)                  D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
R. Craig Elder                      VP,T,CFO
Rodney H. Johnson                   VP
Julie T. Pigott                     VP
Tommy Chisholm (a)                  S
Carmine A. Reppucci                 C

SERC
Name and Principal Address  (h)     Position
--------------------------------------------

Charles D. McCrary (b)              D,P
T. Roy Harrell (b)                  VP
Larry M. Porter  (e)                VP
Jerry L. Stewart (b)                VP
Tommy Chisholm (a)                  S,T

Southern Nuclear
Name and Principal Address  (i)     Position
--------------------------------------------
H. Allen Franklin  (a)              D
William G. Hairston, III            D,P,CEO
Charles D. McCrary  (b)             D
David M. Ratcliffe (c)              D
Jackie D. Woodard                   EVP
James W. Averett                    VP
James B. Beasley                    VP
Kathleen S. King                    VP,CFO,C,T
Louis B. Long                       VP
John O. Meier                       VP,L
D. N. Morey, III                    VP
H. Lewis Sumner, Jr.                VP
Christopher C. Womack (c)           VP
Sherry A. Mitchell                  S

Southern Company Holdings, Inc.
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Gale E. Klappa                      D
Allen L. Leverett                   D,P
Christopher J. Kysar                VP,T
Tommy Chisholm                      S

Southern Company Energy Solutions LLC
Name and Principal Address  (l)     Position
--------------------------------------------
Ronald P. Bertasi                   P,CEO
Michael E. Ellis                    VP
Allen L. Leverett (a)               T
Tommy Chisholm (a)                  S

SE Finance Capital Corporation
Name and Principal Address  (a)     Position
--------------------------------------------
H. Allen Franklin                   D
Gale E. Klappa                      D
Allen L. Leverett                   D,P,CEO
James C. Fleming                    VP
Christopher J. Kysar                VP,T,CFO
Tommy Chisholm                      S

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
            -------------------

SE Finance Company Inc.
Name and Principal Address  (a)     Position
--------------------------------------------

H. Allen Franklin                   D
Gale E. Klappa                      D
Allen L. Leverett                   D,P,CEO
James C. Fleming                    VP
Christopher J. Kysar                VP,T,CFO
Tommy Chisholm                      S

Southern Power Company
Name and Principal Address  (a)     Position
--------------------------------------------

W. Paul Bowers (b)                  D,P,CEO
H. Allen Franklin                   D
Gale E. Klappa                      D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
Robert G. Moore                     SVP
Carson B. Harreld                   VP,C,CFO
Douglas E. Jones                    VP
James H. Miller, III (b)            VP,L
Anthony J. Topazi (b)               VP
Allen L. Leverett                   T
Tommy Chisholm                      S

Southern Company-Florida LLC
Name and Principal Address  (a)     Position
--------------------------------------------

Charles D. McCrary (b)              D,P
Allen L. Leverett                   VP,T
Tommy Chisholm                      S

Southern Company Funding Corporation
Name and Principal Address  (a)     Position
--------------------------------------------

Gale E. Klappa                      D
Allen L. Leverett                   D,P,CEO
Earl C. Long                        D,VP,CFO,T

EPZ Lease, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

EPZ Lease, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

Southern Energy Finance             Member
  Company Inc.
EPZ Lease, Inc.                     Member

EPZ Lease Holding A, LLC
Name and Principal Address  (k)     Position

EPZ Lease, Inc.                     Member
EPZ Lease, LLC                      Member

EPZ LeaseHolding B, LLC
Name and Principal Address  (k)     Position

EPZ Lease, Inc.                     Member
EPZ Lease, LLC                      Member

EPZ Lease Holding C, LLC
Name and Principal Address  (k)     Position

EPZ Lease, Inc.                     Member
EPZ Lease, LLC                      Member

Dutch Gas Lease, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

Dutch Gas Lease, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

Dutch Gas Lease, Inc.               Member

Dutch Gas Lease Holding A, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

Dutch Gas Lease, LLC                Member

Dutch Gas Lease Holding B, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

Dutch Gas Lease, LLC                Member

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

Dutch Gas Lease Holding C, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

Dutch Gas Lease, LLC                Member

GAMOG Lease, Inc.
Name and Principal Address  (k)     Position
--------------------------------------------

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

GAMOG Lease Holding G, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

GAMOG Lease, Inc.                   Member

GAMOG Lease Holding H, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

GAMOG Lease, Inc.                   Member

GAMOG Lease Holding I, LLC
Name and Principal Address  (k)     Position

GAMOG Lease, Inc.                   Member

NUON Lease, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen Leverett (a)                  D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

NUON Lease Holding D, LLC
Name and Principal Address  (k)     Position
--------------------------------------------

NUON Lease, Inc.                    Member

NUON Lease Holding E, LLC
Name and Principal Address  (k)     Position

NUON Lease, Inc.                    Member

NUON Lease Holding F, LLC
Name and Principal Address  (k)     Position

NUON Lease, Inc.                    Member

Southern Company Capital Funding, Inc.
Name and Principal Address  (k)     Position

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP
Allen L. Leverett (a)               D,P,CEO
Daniel P. McCollom                  D
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C

Clairton, Inc.
Name and Principal Address (k)      Position
--------------------------------------------

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen L. Leverett (a)               D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

ITEM 6.    OFFICERS AND DIRECTORS
---------------------------------
           PART I.  (Continued)
           --------------------

Clairton 2, Inc.
Name and Principal Address (k)      Position
--------------------------------------------

William R. Bechstein                D,VP
 1105 N. Market Street
 Suite 1300
 Wilmington, DE 19801
Christopher J. Kysar (a)            D,VP,T,CFO
Allen L. Leverett (a)               D,P,CEO
Daniel P. McCollum                  D,S
 Morris, James, Hitchens &
 Williams LLP
 222 Delaware Avenue
 Wilmington, DE 19899
Judith A. Rosenberg (a)             D,C
James C. Fleming (a)                VP

Clairton, LLC
Name and Principal Address (k)      Position
--------------------------------------------

Clairton, Inc.                      Member
Clairton 2, Inc.                    Member

Carbontronics, Inc.
Name and Principal Address (a)      Position

Christopher J. Kysar                D,VP,T,CFO
Allen L. Leverett                   D,CEO,P
Judith A. Rosenberg                 D
James C. Fleming                    VP
Tommy Chisholm                      S

Carbontronics, LLC
Name and Principal Address (k)      Position
--------------------------------------------

Carbontronics, Inc.                 Member
SE Finance Company, Inc.            Member

Southern Telecom, Inc.
Name and Principal Address (g)      Position

Robert G. Dawson                    D,P,CEO
H. Allen Franklin (a)               D
Gale E. Klappa (a)                  D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
Tommy Chisholm (a)                  S
R. Craig Elder                      T

Southern Management
Name and Principal Address (l)      Position
--------------------------------------------

Ronald P. Bertasi                   D,P,CEO
H. Allen Franklin (a)               D
Leonard J. Haynes (a)               D
Gale E. Klappa (a)                  D
Charles D. McCrary (b)              D
David M. Ratcliffe (c)              D
Michael E. Ellis                    VP
Tommy Chisholm (a)                  S
Allen L. Leverett (a)               T

Synfuel Services Inc.
Name and Principal Address (b)      Position
--------------------------------------------

Robert H. Haubein                   D
Charles D. McCrary                  D
Jerry L. Stewart                    D
Anthony J. Topazi                   D,VP
David Stewart                       P
Art P. Beattie                      VP
Tommy Chisholm (a)                  S
Carson B. Harreld (a)               T

Energy Related Activities, Inc.
Name and Principal Address (b)      Position
--------------------------------------------

Robert H. Haubein                   D
Charles D. McCrary                  D
Jerry L. Stewart                    D,VP
Anthony J. Topazi                   D,P
Art P. Beattie                      VP
Earl B. Parsons, III                VP
Tommy Chisholm (a)                  S
Carson B. Harreld (a)               T

Alabama Synfuel Energy, Inc.
Name and Principal Address (b)      Position
--------------------------------------------

Robert H. Haubein                   D
Charles D. McCrary                  D
Jerry L. Stewart                    D,VP
Anthony J. Topazi                   D,P
Art P. Beattie                      VP
Tommy Chisholm (a)                  S
Carson B. Harreld (a)               T

Klondike Development LLC
Name and Principal Address (a)      Position
--------------------------------------------

W. Paul Bowers (b)                  P, CEO
Carson B. Harreld                   CFO,T
Tommy Chisholm                      S
Southern Power Company              Member


ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.
------------------------------------------------------------------------
                                                                                                    Applicable
                                                                                                   Exemption Rule
     Name of Officer       Name and Location                          Position Held in             Rule No. 70
       or Director        of Financial Institution                   Financial Institution          Subdivision
     ---------------      ------------------------                   --------------------        --------------------


C. LeDon Anchors         Regions Bank of Okaloosa County, FL           Chairman of the Board             (a)
Whit Armstrong           The Citizens Bank                             Chief Executive                   (c)
                           Enterprise, AL                                Officer,
                                                                       Chairman of the Board
                                                                         of Directors and President
                         Enterprise Capital Corporation                Chairman of the Board of
                           Enterprise, AL                                Directors, President           (c)
Gus H. Bell, III         SunTrust Bank, Savannah, GA                   Director                         (c)
David J. Cooper          SouthTrust Bank, Birmingham, AL               Director                         (c)
Archie H. Davis          The Savannah Bancorp, Savannah, GA            President, Chief Executive
                                                                         Officer                        (c)
                         The Savannah Bank N.A., Savannah, GA          Chief Executive Officer          (c)
                         Bryan Bank & Trust, Richmond Hill, GA         Director                         (c)
H. Allen Franklin        SouthTrust Corporation, Birmingham, AL        Director                         (a);(c);(d);(e);(f)
Michael D. Garrett       Hancock Bank, Gulfport, MS                    Director                         (c)
L. G. Hardman III        nBank.Corp., Commerce, GA                     Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer              (c);(g)
                         First National Bank of Commerce,              Chairman of the
                           Commerce, GA                                  Board of Directors             (c);(g)
Charles D. McCrary       AmSouth Bancorporation,                       Director                         (a);(c);(e);(f)
                           Birmingham, AL
                         AmSouth Bank, Birmingham, AL                  Director                         (a);(c);(e);(f)
Anthony R. James         SunTrust Bank, Savannah, GA                   Director                         (c);(f)
Donald M. James          SouthTrust Corporation, Birmingham, AL        Director                         (a)
Carl E. Jones, Jr.       Regions Financial Corporation,                Chairman of the Board of
                           Birmingham, AL                                Directors, President,
                                                                         Chief Executive Officer        (c)
Bobby J. Kerley          Barbour County Bank, Eufaula, AL              Director                         (f)
James R. Lientz,         Georgia Banking Company, Atlanta, GA          Director                         (c)
                         FCB Financials, Savannah, GA                  Director                         (c)
Wallace D. Malone, Jr.   SouthTrust Corporation, Birmingham, AL        Chairman of the Board
                                                                         of Directors and Chief
                                                                         Executive Officer              (c)
Mayer Mitchell           The Banc Corporation, Birmingham, AL          Director                         (c)
William V. Muse          SouthTrust Bank, Birmingham, AL               Director                         (c)



ITEM 6.    OFFICERS AND DIRECTORS.    Part II.    Financial Connections.  (Continued)
-------------------------------------------------------------------------------------
                                                                                              Applicable
                                                                                              Excemption Rule
     Name of Officer         Name and Location                     Position Held in             Rule No. 70
       or Director          of Financial Institution             Financial Institution          Subdivision
     ---------------        ------------------------             ---------------------     ----------------


C. Dowd Ritter, III      AmSouth Bancorporation, Birmingham, AL        Chairman, Chief
                                                                         Executive Officer       (c)
                         AmSouth Bank, Birmingham, AL                  Chairman, Chief
                                                                         Executive Officer       (c)
George A. Schloegel      Hancock Bank - Mississippi, Gulfport, MS      Director, Chief
                                                                         Executive Officer
                                                                         and President           (c)
                         Hancock Holding Company, Gulfport, MS         Vice Chairman of
                                                                         the Board
                                                                         of Directors            (c)
                         Hancock Bank - Louisiana, Baton Rouge         Director                  (d)
                           Louisiana
Gerald St. Pe'           Merchants & Marine Bank, Pascagoula, MS       Director                  (a)
Joseph K. Tannehill      Regions Bank, Panama City, FL                 Director                  (c)
Arnold M.
   Tenenbaum             First Union National Bank of Georgia,         Director                  (c)
                           Atlanta, GA
                         First Union National Bank of Savannah,        Director                  (c)
                           Savannah, GA
Gene Warr                Coast Community Bank, Biloxi, MS              Director                  (c)
E. Jenner Wood, III      SunTrust Bank of Georgia, Atlanta, GA         Chairman, President       (c)
                           Atlanta, GA                                     and Chief
                                                                           Executive Officer
James W. Wright          First Tuskegee Bank, Montgomery, AL           Chairman of the
                                                                           Board of
                                                                           Directors and
                                                                           Chief Executive
                                                                           Officer               (c)


ITEM 6.  EXECUTIVE COMPENSATION. PART III.
------------------------------------------


     (a) Summary Compensation Tables. The following tables set forth information concerning any Chief Executive Officer and the four most highly compensated executive officers for SCS, Southern LINC and Southern Nuclear serving as of December 31, 2001, as defined by the Securities and Exchange Commission. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2002 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-3 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2001. SOUTHERN is incorporated by reference to "Summary Compensation Table" in SOUTHERN's definitive Proxy Statement relating to the 2002 annual meeting of stockholders.




Key terms used in this Item will have the following meanings:-

ESP..................................  Employee Savings Plan
ESOP.................................  Employee Stock Ownership Plan
SBP..................................  Supplemental Benefit Plan
ERISA................................  Employee Retirement Income Security Act



                                       SCS
                           SUMMARY COMPENSATION TABLE

                   ANNUAL COMPENSATION                                               LONG-TERM COMPENSATION

                                                                                        Number of
                                                                                        Securities     Long-
Name                                                                       Restricted   Underlying     Term
and                                                       Other Annual     Stock        Stock          Incentive   All Other
Principal                                                 Compensation     Awards       Options        Payouts     Compensation
Position               Year     Salary($)    Bonus($)     ($)              ($)1         (Shares)       ($)2        ($)3
                                                                                                                      -
---------------------------------------------------------------------------------------------------------------------------------

H. Allen Franklin      2001      855,969    1,867,320           2,770       648,863       497,790             -      44,786
President, Chief       2000      655,806    1,014,696           8,305             -        83,354       201,760      34,902
Executive Officer,     1999      603,658      126,000          31,023             -        71,153       375,137      32,654
Director

Charles D. McCrary     2001      391,647      438,652          91,403             -        92,338             -     118,975
Executive              2000      335,995      335,247           8,515             -        29,201             -      16,342
Vice President         1999      317,616       57,646          10,701             -        13,865       226,439      15,698

Gale E. Klappa         2001      321,052      410,810           9,303             -        79,319             -      17,663
Executive Vice         2000      284,015      273,165           8,812             -        24,602             -      15,543
President              1999            -            -               -             -             -             -           -

G. Edison Holland      2001      333,539      324,022           7,021             -        68,071             -      49,827
Executive Vice         2000            -            -               -             -             -             -           -
President              1999            -            -               -             -             -             -           -

Dwight H. Evans        2001      326,876      296,139          51,963             -        91,299             -      67,664
Executive Vice         2000            -            -               -             -             -             -           -
President              1999            -            -               -             -             -             -           -

W. Paul Bowers         2001      273,758      273,630           3,072             -        51,740             -      39,542
Executive Vice         2000      168,077      175,686             116             -        18,236             -      11,108
President              1999            -            -               -             -             -             -           -

___________________
1 The amount for Mr. Franklin reflects the value of the grant of restricted stock units on the date granted. The restricted stock units vested on April 2, 2001 and were transferred to SOUTHERN's Deferred Compensation Plan.
2 Payouts made in 2000 and 2001 for the four-year performance periods ending December 31, 1999 and 2000, respectively.
3 SCS contributions in 2001 to the Employee Savings Plan (ESP), Employee Stock Ownership Plan (ESOP), non-pension related accruals under the Supplemental Benefit Plan (SBP), and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are as follows:-

 Name                              ESP                 ESOP            SBP         ESP Tax Sharing Benefit
--------                           ----                ---             ---        ------------------------
H. Allen Franklin                 $6,853               $764           $37,168                $2,620
Charles D. McCrary                 5,958                764            12,253                      -
Gale E. Klappa                     7,650                764             9,249                      -
G. Edison Holland                  6,853                764             9,861                    721
Dwight H. Evans                    6,853                764            10,047                      -
W. Paul Bowers                     5,958                764             8,440                      -

In 2001, this amount includes for Messrs. Evans, Holland and Bowers additional incentive compensation of $50,000, $31,628 and $24,380, respectively.




                                  Southern LINC
                           SUMMARY COMPENSATION TABLE

                 ANNUAL COMPENSATION                                              LONG-TERM COMPENSATION

                                                                                  Number of
                                                                                  Securities   Long-
Name                                                                              Underlying    Term
and                                                            Other Annual       Stock        Incentive    All Other
Principal                                                      Compensation       Options      Payouts      Compensation
Position               Year         Salary($)    Bonus($)          ($)4           (Shares)       ($)2           ($)3
------------------------------------------------------------------------------------------------------------------------------

Robert G. Dawson       2001          245,269       197,310            2,774         54,900          -          13,652
President, Chief       2000          235,091       118,760            9,297         20,431     78,507          13,188
Executive Officer,     1999          222,232       204,473            5,840          8,014     94,837          11,931
Director

R. Craig Elder         2001          153,433        98,373                -         19,007          -           8,127
Vice President,        2000          139,789        68,562                -          5,809     16,966           7,438
Treasurer              1999          126,247        93,996                -          3,596     20,169           6,931

Rodney H. Johnson      2001          120,786        58,915                -          7,703          -           3,632
Vice President         2000          113,927        40,799            2,310          3,971      9,040           2,679
                       1999          100,894        75,115            1,934              -     10,748           1,636

Julie T. Pigott        2001          120,786        58,915                -          7,703          -           6,463
Vice President         2000          101,081        40,799                -          3,971      9,093           5,622
                       1999          100,796        74,831                -              -     10,827           5,406






______________________
1 Tax reimbursement by Southern LINC on certain personal benefits.
2 Payouts made in 2000 and 2001 for the four-year performance periods ending
  December 31, 1999 and 2000, respectively.
3 In 2001, Southern LINC's contributions to the ESP, ESOP, non-pension related accruals under the SBP and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are as follows:-

                             ESP              ESOP               SBP           ESP Tax Sharing Benefit
                             ---              ----               ---           ------------------------
Robert G. Dawson           $6,853             $764              $6,035                    $2,604
R. Craig Elder              6,624              764                 739                         -
Rodney H. Johnson           2,726              764                 142                         -
Julie T. Pigott             5,442              764                 257                         -



                                Southern Nuclear
                           SUMMARY COMPENSATION TABLE


                                  ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                                                                 Number of
                                                                                 Securities   Long-
Name                                                                             Underlying   Term
and                                                         Other Annual         Stock        Incentive    All Other
Principal                                                   Compensation         Options      Payouts     Compensation
Position               Year        Salary($)     Bonus($)       ($)7             (Shares)       ($)2          ($)3
--------------------------------------------------------------------------------------------------------------------------

W. G. Hairston, III    2001        414,594      370,798           1,583           96,135              -        22,522
President and Chief    2000        388,195      366,074          11,581           42,172              -        21,179
Executive Officer      1999        366,897       66,601           1,615           20,895        311,562        20,285

Jack D. Woodard        2001        327,079      267,169           8,172           83,534              -        16,212
Executive Vice         2000        309,806      267,952           1,783           27,076              -        14,928
President              1999        280,528       62,951           1,756           12,388        166,466        14,789

David N. Morey         2001        208,950      140,074           8,046           48,844              -        11,099
Vice President         2000        200,626      140,717           1,104           17,379              -        10,695
                       1999        193,000       32,045           1,316            6,948        111,258        10,335

H. L. Sumner, Jr.      2001        199,067      137,354           6,184           42,248              -        10,516
Vice President         2000        190,529      137,676             117           14,453              -         1,836
                       1999        182,244       29,401              90            6,572         97,722         1,337

James B. Beasley, Jr.  2001        194,302      136,055           3,911           37,727              -        13,967
Vice President         2000        185,071      136,214           7,802           14,074              -        10,635
                       1999        175,740       28,667          11,643            6,309         83,916         9,134


_____________________
1 Tax reimbursement by Southern Nuclear on certain personal benefits.
2 Payouts made in 2000 for the four-year performance period ending December 31,
  1999.
3 Southern Nuclear contributions to the ESP, ESOP, non-pension related accruals under the SBP, and tax sharing benefits paid to participants who elected receipt of dividends on SOUTHERN's common stock held in the ESP are provided in the following table:

                                 ESP               ESOP              SBP            ESP Tax Sharing Benefit
                                 ---               ----              ---            -----------------------
William G. Hairston, III         $6,853             $764           $14,905              $    -
Jack D. Woodard                   5,958              764             9,490                   -
David N. Morey                    6,853              764             3,482                   -
H. L. Sumner, Jr.                 6,853              764             2,899                   -
James B. Beasley, Jr.             6,841              764             2,586               3,776


                           STOCK OPTION GRANTS IN 2001
                           ---------------------------

         Stock Option Grants. The following table sets forth all stock option grants to the named executive officers of each operating subsidiary during the year ending December 31, 2001. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2002 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-4 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2001. SOUTHERN is incorporated by reference to "Option Grants in 2001" under STOCK OPTIONS in SOUTHERN's definitive Proxy Statement relating to the 2002 annual meeting of stockholders.

                                            Individual Grants                                    Grant Date Value
                                   Number of         % of Total
                                   Securities        Options             Exercise
                                   Underlying        Granted to          or
                                   Share Options     Employees in        Base Price            Expiration        Grant Date
   Name                            Granted10         Fiscal Year11       ($/Sh)3               Date3             Present Value($)3
   ------------------------------------------------------------------------------------------------------------------------------
   SCS

   H. Allen Franklin                  298,644             2.19             19.0762              02/16/2011        1,583,019
                                      199,146             1.46             22.4250              04/16/2011        1,055,474
   Charles D. McCrary                  37,725             0.28             19.0762              02/16/2011          199,968
                                       54,613             0.40             22.4250              04/16/2011          289,449
   Gale E. Klappa                      34,074             0.25             19.0762              02/16/2011          180,616
                                       46,245             0.34             22.4250              04/16/2011          245,099
   Dwight H. Evans                     33,037             0.24             19.0762              02/16/2011          175,119
                                       58,262             0.43             22.4250              04/16/2011          308,789
   G. Edison Holland, Jr.              33,159             0.24             19.0762              02/16/2011          175,766
                                       34,912             0.26             22.4250              04/16/2011          185,034
   W. Paul Bowers                      25,561             0.19             19.0762              02/16/2011          135,491
                                       26,179             0.19             22.4250              04/16/2011          138,749


1 Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 16, 2001 and April 16, 2001 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier. The exercise price is the average of the high and low price of SOUTHERN's common stock on the date granted. Options may be transferred to certain family members, family trusts, and family limited partnerships. The number of options granted on February 16, 2001 and the exercise price thereof were adjusted after the spin-off of Mirant Corporation from SOUTHERN under the antidilution provisions of the plan such that the options had the same aggregate intrinsic value on the day of the spin-off as the day before.

2 A total of 13,623,507 stock options were granted in 2001.
3 Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of SOUTHERN's common stock at a future date. Significant assumptions are shown below:

                                                                                    Discount for forfeiture risk:
     Grant                              Risk-free     Dividend                         before        after
     Date               Volatility    rate of return opportunity       Term           vesting       vesting
-------------------------------------------------------------------------------------------------------------------
     2/16/01             27.34%        5.10           50%                10            7.79%         12.45%
     4/16/01             26.11%        5.14           50%                10            7.79%         11.77%
-------------------------------------------------------------------------------------------------------------------
These assumptions reflect the effects of cash dividend equivalents paid to participants under the Omnibus Incentive Compensation Plan assuming targets are met.





                     STOCK OPTION GRANTS IN 2001 (continued)
                     Individual Grants Grant Date Value

                                   Number of         % of Total
                                   Securities        Options             Exercise
                                   Underlying        Granted to          or
                                   Share Options     Employees in        Base Price            Expiration        Grant Date
   Name                            Granted13         Fiscal Year14       ($/Sh)3               Date 3            Present Value($)3
   -----------------------------------------------------------------------------------------------------------------------------
   Southern LINC
   Robert G. Dawson                    25,898             0.19             19.0762              02/16/2011             137,277
                                       29,002             0.21             22.4250              04/16/2011             153,711
   R. Craig Elder                      10,165             0.07             19.0762              02/16/2011              53,881
                                        8,842             0.06              22.425              04/16/2011              46,863
   Rodney H. Johnson                    6,381             0.05             19.0762              02/16/2011              33,824
                                        1,322             0.01              22.425              04/16/2011               7,007
   Julie T. Pigott                      6,381             0.05             19.0762              02/16/2011              33,824
                                        1,322             0.01              22.425              04/16/2011               7,007

   Southern Nuclear
   William G. Hairston, III            54,988             0.40             19.0762              02/16/2011             291,527
                                       41,137             0.30             22.4250              04/16/2011             218,026
   Jack D. Woodard                     34,584             0.25             19.0762              02/16/2011             183,319
                                       48,950             0.36             22.4250              04/16/2011             259,435
   David N. Morey                      22,071             0.16             19.0762              02/16/2011             116,991
                                       26,773             0.20             22.4250              04/16/2011             141,897
   H. L. Sumner, Jr.                   21,038             0.15             19.0762              02/16/2011             111,516
                                       21,210             0.16             22.4250              04/16/2011             112,413
   James B. Beasley, Jr.               17,976             0.13             19.0762              02/16/2011              95,285
                                       19,751             0.15             22.4250              04/16/2011             104,680



1 Under the terms of the Omnibus Incentive Compensation Plan, stock option grants were made on February 16, 2001 and April 16, 2001 and vest annually at a rate of one-third on the anniversary date of the grant. Grants fully vest upon termination as a result of death, total disability, or retirement and expire five years after retirement, three years after death or total disability or their normal expiration date if earlier. The exercise price is the average of the high and low price of SOUTHERN's common stock on the date granted. Options may be transferred to certain family members, family trusts, and family limited partnerships. The number of options granted on February 16, 2001 and the exercise price thereof were adjusted after the spin-off of Mirant Corporation from SOUTHERN under the antidilution provisions of the plan such that the options had the same aggregate intrinsic value on the day of the spin-off as the day before.
2  A total of 13,623,507 stock options were granted in 2001.
3 Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of SOUTHERN's common stock at a future date. Significant assumptions are shown below:

                                                                                    Discount for forfeiture risk:
     Grant                              Risk-free     Dividend                         before        after
     Date               Volatility    rate of return opportunity       Term           vesting       vesting
-------------------------------------------------------------------------------------------------------------------
     2/16/01             27.34%        5.10           50%                10            7.79%         12.45%
     4/16/01             26.11%        5.14           50%                10            7.79%         11.77%
-------------------------------------------------------------------------------------------------------------------


These assumptions reflect the effects of cash dividend equivalents paid to participants under the Omnibus Incentive Compensation Plan assuming targets are met.

      AGGREGATED STOCK OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES
      --------------------------------------------------------------------

         Aggregated Stock Option Exercises. The following table sets forth information concerning options exercised during the year ending December 31, 2001 by the named executive officers and value of unexercised options held by them as of December 31, 2001. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2002 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-5 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2001. SOUTHERN is incorporated by reference to "Aggregated Stock Option Exercises in 2001 and Year-End Option Values" under OPTION EXERCISES in SOUTHERN's definitive Proxy Statement relating to the 2002 annual meeting of stockholders.


                                                                       Number of UnexercisedValue of Unexercised
                                                                       Options at Fiscal             In-the-Money Options at
                                                                       Year-End (#)                  Fiscal Year-End($)1
                         Shares Acquired           Value
Name                     on Exercise (#)           Realized($)17   Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------------------------------------------------------------------------------------------------------------------

SCS
H. Allen Franklin            163,074               2,035,273          307,206         625,548        3,208,190       3,741,835
Charles D. McCrary            44,007                 511,851           81,824         130,511          833,171         788,743
Gale E. Klappa                26,216                 314,347           80,722         112,355          849,587         678,499
Dwight H. Evans               45,736                 441,615           95,028         125,497        1,010,284         728,940
G. Edison Holland             38,297                 419,217           35,004          99,611          325,235         637,703
W. Paul Bowers                10,570                 104,401           45,004          74,783          459,597         475,106

Southern LINC
Robert G. Dawson               4,780                  54,312           56,497          80,717          580,907         514,148
R. Craig Elder                18,520                 160,323                0          27,042                0         171,468
Rodney H. Johnson                  -                       -            1,324          10,350           14,138          72,166
Julie T. Pigott                    -                       -            1,324          10,350           14,138          72,166

Southern Nuclear
William G. Hairston, III           -                       -           67,948         151,724          623,137       1,035,909
Jack D. Woodard               31,923                 329,974           79,928         118,682          830,167         721,801
David N. Morey                 9,589                  80,195           48,783          44,101          498,823         366,045
H. L. Sumner, Jr.              4,237                  51,242           40,719          60,987          417,219         386,876
James B. Beasley, Jr.          6,869                  56,728           34,245          55,927          347,688         357,933



1 This represents the excess of the fair market value of SOUTHERN's common stock of $25.35 per share, as of December 31, 2001, above the exercise price of the options. The Exercisable column reports the "value" of options that are vested and therefore could be exercised. The Unexercisable column reports the "value" of options that are not vested and therefore could not be exercised as of December 31, 2001.
2 The "Value Realized" is ordinary income, before taxes, and represents the amount equal to the excess of the fair market value of the shares at the time of exercise above the exercise price.

ITEM 6. OFFICERS AND DIRECTORS.
-------------------------------

PART III.
---------

     (b) Stock Ownership. The following tables show the number of shares of SOUTHERN common stock and preferred stock owned by the directors, nominees and executive officers as of December 31, 2001. It is based on information furnished to SOUTHERN by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers of each company as a group constitute less than one percent of the total number of shares of the respective classes outstanding on December 31, 2001. SOUTHERN is incorporated by reference to the Stock Ownership Table in SOUTHERN's definitive Proxy Statement relating to the 2002 annual meeting of stockholders. ALABAMA, GEORGIA, GULF and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2002 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-9 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2001.

Name of Directors
or Nominees and                                                                     Number of Shares
Executive Officers                          Title of Class                          Beneficially Owned  (1)(2)
------------------                          --------------                          ------------------

SCS

     H. Allen Franklin                      SOUTHERN Common                               489,080
     David M. Ratcliffe                     SOUTHERN Common                               194,402
     Charles D. McCrary                     SOUTHERN Common                               112,440
     William P. Bowers                      SOUTHERN Common                                55,857
     Dwight H. Evans                        SOUTHERN Common                               120,605
     G. Edison Holland, Jr                  SOUTHERN Common                                38,366
     Gale E. Klappa                         SOUTHERN Common                               103,753

     The directors, nominees
     and executive officers
     of SCS as a Group                      SOUTHERN Common                             1,337,777  shares


Southern LINC

     Robert G. Dawson                       SOUTHERN Common                                82,087
     H. Allen Franklin                      SOUTHERN Common                               489,080
     Gale E. Klappa                         SOUTHERN Common                               103,753
     Charles D. McCrary                     SOUTHERN Common                               112,440
     David M. Ratcliffe                     SOUTHERN Common                               194,402
     R. Craig Elder                         SOUTHERN Common                                 2,742
     Rodney H. Johnson                      SOUTHERN Common                                 4,220
     Julie T. Pigott                        SOUTHERN Common                                 2,632

     The directors, nominees
     and executive officers
     of Southern LINC
     as a Group                             SOUTHERN Common                               991,356  shares



ITEM 6.     OFFICERS AND DIRECTORS.
-----------------------------------

PART III.
---------


Name of Directors
or Nominees and                                                                 Number of Shares
Executive Officers                         Title of Class                       Beneficially Owned  (1)(2)
------------------                         --------------                       ------------------

Southern Nuclear

   H. Allen Franklin                       SOUTHERN Common                            489,080
   William G. Hairston, III                SOUTHERN Common                            117,334
   Charles D. McCrary                      SOUTHERN Common                            112,440
   David M. Ratcliffe                      SOUTHERN Common                            194,402
   James B. Beasley, Jr.                   SOUTHERN Common                             52,338
   David N. Morey                          SOUTHERN Common                             60,649
   H. L. Sumner, Jr.                       SOUTHERN Common                             43,913
   Jack D. Woodard                         SOUTHERN Common                            111,548

   The directors, nominees
   and executive officers of
   Southern Nuclear as a Group             SOUTHERN Common                          1,181,705    shares



Notes to Item 6, Part III(b):
(1) As used in these tables, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).
(2) The shares shown include shares of common stock of which certain directors and officers have the right to acquire beneficial ownership within 60 days pursuant to the Executive Stock Option Plan, as follows: Mr. Beasley, 47,671 shares; Mr. Bowers, 63,157 shares; Mr. Dawson, 75,922 shares; Mr. Elder, 6,457 shares; Mr. Evans, 119,808 shares; Mr. Fanning, 43,655 shares; Mr. Franklin, 451,840 shares; Mr. Garrett, 75,498 shares; Mr. Hairston, 108,557 shares; Mr. Haubein, 90,145 shares; Mr. Haynes, 46,512 shares; Mr. Holland, 59,615 shares; Mr. Hutchins 94,165 shares; Mr. Johnson, 4,774 shares; Mr. Klappa, 105,075 shares; Mr. McCrary, 109,823 shares; Mr. Morey, 65,320 shares; Ms. Pigott, 4,774 shares; Mr. Ratcliffe 182,791 shares; Mr. Stewart, 53,407 shares; Mr. Sumner, 55,366 shares;
      and Mr. Woodard, 105,758 shares.

 ITEM 6.    OFFICERS AND DIRECTORS.
-----------------------------------
PART III.
---------

      (c)  Contracts and transactions with system companies.
           -------------------------------------------------

      ALABAMA, GEORGIA, GULF, and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2002 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-10 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2001.

      (d)  Indebtedness to system companies.       None.
           ----------------------------------

      (e) Participation in bonus and profit sharing arrangements and other benefits.
           ------------------------------------------------------------------

      SOUTHERN is incorporated by reference to Executive Compensation in SOUTHERN's definitive Proxy Statement relating to the 2002 annual meeting of stockholders. Also, ALABAMA, GEORGIA, GULF, and MISSISSIPPI are incorporated by reference to the Information Statements relating to each of their respective 2002 Annual Meeting of Shareholders. SAVANNAH is incorporated by reference to page number III-8 in the SOUTHERN system's combined Form 10-K for the year ended December 31, 2001.

      SOUTHERN's Change in Control Plan is applicable to certain of its officers, and individual change in control agreements have been entered into with some of the most highly compensated executive officers of SCS, and Southern LINC, Southern Nuclear. If an executive is involuntarily terminated, other than for cause, within two years following a change in control of SOUTHERN the agreements provide for:

      *lump sum payment of two or three times annual compensation, up to five years' coverage under group health and life insurance plans, *immediate vesting of all stock options previously granted, *payment of any accrued long-term and short-term bonuses and dividend equivalents, and
      *payment of any excise tax liability incurred as a result of payments made under the agreement.

      A SOUTHERN change in control is defined under the agreements as:

     * acquisition of at least 20 percent of the SOUTHERN's stock,
     * a change in the majority of the members of the SOUTHERN's board of directors,
     * a merger or other business combination that results in SOUTHERN's shareholders immediately before the merger owning less than 65 percent of the voting power after the merger, or
     * a sale of substantially all the assets of SOUTHERN.

      If a change in control affects only a subsidiary of SOUTHERN, these payments would only be made to executives of the affected subsidiary who are involuntarily terminated as a result of that change in control.

      SOUTHERN also provides in its incentive plans for pro-rata payments at not less than target-level performance if a change in control occurs and the plans are not continued or replaced with comparable plans.

      On February 28, 1998, SOUTHERN and GEORGIA entered into a Deferred Compensation Agreement with Mr. Franklin. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Franklin will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $500,000 on February 28, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Franklin also will receive the estimated income tax expense on the compensation. Mr. Franklin may elect to defer receipt of the award until termination of employment. GEORGIA assigned this agreement to SCS effective July 8, 1999.

      On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Woodard. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Woodard will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $200,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Woodard also will receive the estimated income tax expense on the compensation. Mr. Woodard may elect to defer receipt of the award until termination of employment.

      On February 23, 1998, SOUTHERN and Southern Nuclear entered into a Deferred Compensation Agreement with Mr. Hairston. On the fifth anniversary of the Agreement, if still employed by SOUTHERN or one of its subsidiaries, Mr. Hairston will receive the cash value of the number of shares of SOUTHERN common stock that could have been purchased for $250,000 on February 23, 1998, and on which dividends were reinvested throughout the five-year period. If certain performance goals are met, Mr. Hairston also will receive the estimated income tax expense on the compensation. Mr. Hairston may elect to defer receipt of the award until termination of employment.

      (f)  Rights to indemnity.     Incorporated by reference are the by-laws,
           for the companies of the SOUTHERN system, contained herein as Exhibits.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS.
------------------------------------------

    (1) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent thereof.

                                                                                        Accounts Charged,
                                                                                       if any, per Books
                                                                                        of Disbursing
Name of Company       Name of Recipient or Beneficiary               Purpose                Company             Amount($)
---------------       --------------------------------               -------                -------             ---------

None

        SOUTHERN, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH have established political action committees and have incurred certain costs in the administration of these committees in accordance with the provisions of the Federal Election Campaign Act and the Public Utility Holding Company Act.

    (2) Expenditures, disbursements or payments, directly or indirectly, in money, goods or services, to or for the account of any citizens group or public relations counsel.

The information called for by this item was compiled, and memoranda from each company in the system were received and are being preserved by SOUTHERN, in accordance with the instructions to this item.



                                                                                     Accounts Charged,
                                                                                       if any, per Books
Name of Company       Name of Recipient or Beneficiary               Purpose       of Disbursing Company        Amount($)
---------------       --------------------------------               -------       ---------------------        ---------

ALABAMA               Business Council of Alabama                    Dues & Support       930,426,506,520       161,995
                                                                                          539,549,563
                      Edison Electric Institute                      Dues                 426,921,930           564,178
                      National Association of Manufacturers          Dues                 930                    17,000
                      Nature Conservancy of Alabama                  Dues & Support       921                       100
                      Nuclear Energy Institute                       Dues                 524                   417,926  *
                      Public Affairs Research Council of Alabama     Dues & Support       930,426                12,510

GEORGIA               Central Atlanta Progress                       Dues                 930                    26,750
                      Cobb County Convention and Visitors Bureau     Dues                 930                     5,000
                      Edison Electric Institute                      Dues                 426,930               793,817
                      Georgia Conservancy                            Support              426                     5,000
                                                                                          n/a                    50,000  **
                      Georgia Council on Economic Education          Dues                 n/a                    75,000  **
                      National Association of Manufacturers          Dues                 930                    12,000
                      Nature Conservancy                             Support              426                     5,000
                                                                                          n/a                   255,000  **
                      Nuclear Energy Institute                       Dues                 524,426               484,122  ***
                      Regional Business Coalition                    Dues                 930                     6,000


*        This amount was paid by Southern Nuclear and billed to ALABAMA.
**       Georgia Power Foundation.
*** This amount, which excludes dues billed to joint owners of Plants Hatch and Vogtle, was paid by Southern Nuclear and billed to GEORGIA.



ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

GULF                  Economic Development Council -
                          Bay County                                 Dues & Support       912                    20,000
                      Economic Development Council -
                          Okaloosa County                            Dues & Support       912                    16,050
                      Economic Development Council -
                          Walton County                              Support              912                    15,000
                      Edison Electric Institute                      Dues                 426,930               136,502
                      Enterprise Florida                             Support              912                    41,000
                      Florida Chamber of Commerce                    Dues                 912                    33,100
                      Florida's Great Northwest                      Support              912                   100,000
                      Foundation for the Future                      Support              930                    25,000
                      University of West Florida                     Support              912                    36,000
                      T.E.A.M. Santa Rosa - Council of
                          Economic Activity                          Dues & Support       912                    11,950
                      Washington County Chamber of Commerce          Support              912                    10,470
                      Other Economic Development Councils/
                         Activity Groups (7 Beneficiaries)           Dues & Support       426,912,930            35,000

MISSISSIPPI           Business and Industry Political Education
                          Committee                                  Dues                 426                       500
                      Center for Public Utilities at New Mexico
                          State University                           Dues                 930                     2,500
                      East Mississippi Business Development
                          Corporation                                Dues                 930                    10,000
                      Edison Electric Institute                      Dues                 930                   103,557
                      Foundation for Education/Economic
                          Development Gold Sponsorship               Due                  426                     3,000
                      Mississippi Gulf Coast Chamber of Commerce     Dues                 930                     4,095
                      Mississippi Gulf Coast Economic
                          Development Council                        Dues                 426,930                 2,000
                      Mississippi Manufacturers Association          Dues                 426,930                 2,100
                      Mississippi Society of Washington              Dues                 930                     1,000
                      Mississippi Wildlife Federation                Dues                 426                     6,000
                      Retail Association of Mississippi              Dues                 426,930                 4,000
                      Wildlife Rehabilitation and Nature
                          Preservation Society, Inc                  Dues                 426                       500
                      Wolf River Conservation                        Dues                 426                     3,000




ITEM 7.           CONTRIBUTIONS AND PUBLIC RELATIONS. (Continued)
----------------------------------------------------------------
                                                                                           Accounts Charged,
                                                                                         if any, per Books
                                                                                           of Disbursing
Name of Company            Name of Recipient or Beneficiary            Purpose                Company           Amount($)
---------------            --------------------------------            -------                -------           ---------

SAVANNAH              Business, Education and Technology
                          Alliance of Southeast Georgia              Dues                 930                     1,000
                      Economic Opportunity Authority                 Support              426                    14,000
                      Edison Electric Institute                      Dues                 426,930                59,688
                      Georgia Conservancy                            Support              426                     1,000
                      Georgia Council on Economic Education          Support              426                     2,000
                      Georgia Economic Developers Association        Dues                 930                     1,000
                      Georgia Municipal Association                  Dues                 930                       500
                      Nature Conservancy                             Support              426                     5,000
                      Savannah Tree Foundation                       Support              426                     5,000
                      Tourism Leadership Council                     Membership           930                       500
                      Other Economic Development Councils/
                         Activity Groups (4 Beneficiaries)           Membership & Dues    930                     1,194


ITEM 8.           SERVICE, SALES AND CONSTRUCTION CONTRACTS.
------------------------------------------------------------

PART I.
------

                                                                                                          In Effect
                                                                                                         on Dec. 31
     Transactions     Serving Company        Receiving Company          Compensation      Contract      (Yes or No)
        (1)                   (2)                    (3)                   (4)               (5)            (6)
-----------------------------------------------------------------------------------------------------------------------

(Note)                     (Note)             Southern LINC                 (Note)          (Note)           Yes
(Note)                     (Note)             Southern Management           (Note)          (Note)           Yes
Sublease of railcars       ALABAMA            SAVANNAH                     $42,355                           Yes
Sublease of railcars       GEORGIA            SAVANNAH                    $234,471                           Yes
Sublease of railcars       MISSISSIPPI        ALABAMA                   $1,004,154                           Yes
Sublease of railcars       MISSISSIPPI        GEORGIA                   $1,196,741                           Yes
Sublease of railcars       SAVANNAH           GEORGIA                     $189,000                           Yes
Sublease of railcars       SAVANNAH           GULF                          $6,266                           Yes


Note:
Southern LINC and Southern Management have agreements with SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH pursuant to which Southern LINC and Southern Management reimburse each of such companies for the full cost of services, personnel and facilities provided to Southern LINC and Southern Management.

Pursuant to such agreements, during 2001 the total reimbursements to SCS, ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH from Southern LINC were $41,395,821; $1,694,528; $1,140,693; $208,276; $136,229; and $18,916,
respectively; and from Southern Management were $2,369,357; $476,812; $586,250; $8,217; $384; and $10,758, respectively.

Part II.
-------
None.

Part III.
--------

None.


ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
Part I(b)
Key terms:        FUCO means Foreign Utility Company
                  EWG means Exempt Wholesale Generator
                  SPS means Special Purpose Subsidiary
                  IS means Intermediate Subsidiary

----------------------------------------------------------------------------------------------------------------------------------
                                                      EWG,    OWNERSHIP                  % OWNED      SOUTHERN COMPANY'S DIRECT
COMPANY                                               FUCO,                                          OR INDIRECT INVESTMENT IN
                                                       SPS                                                  THIS ENTITY
                                                       IS
 ---------------------------------------------------------------------------------------------------------------------------------

SE Finance Capital Corporation (See Note 1)            SPS     Southern Company           100%                   -

SE Finance Company, Inc. (See Note 1)                  IS      SE Finance Capital         100%                   -
                                                                Corporation


EPZ Lease, Inc.                                        IS      SE Finance Company,        100%                   -
                                                               Inc.


EPZ Lease, LLC                                         IS      EPZ Lease, Inc.            99%                    -
                                                               SE Finance Company,         1%
                                                               Inc.

EPZ Lease Holding A, LLC                               IS      EPZ Lease,LLC              99%                    -
                                                               EPZ Lease, Inc.             1%

EPZ Lease Holding B, LLC                               IS      EPZ Lease, LLC             99%                    -
                                                               EPZ Lease, Inc.             1%
EPZ Lease Holding C, LLC                               IS      EPZ Lease, LLC             99%                    -
                                                               EPZ Lease, Inc.             1%

EPZ Lease Trust A                                     FUCO     EPZ Lease Holding A,       100%               See Note 2
                                                               LLC

EPZ Lease Trust B                                     FUCO     EPZ Lease Holding B,       100%               See Note 2
                                                               LLC

EPZ Lease Trust C                                     FUCO     EPZ Lease Holding C,       100%               See Note 2
                                                               LLC

Southern Company Capital Funding, Inc.                 IS      SOUTHERN                   100%                   -

Southern Company Capital Trust I                       SPS     Southern Company           100%                   -
                                                               Capital Funding,
                                                               Inc.

Southern Company Capital Trust II                      SPS     Southern Company           100%                   -
                                                                Capital Funding,
                                                                Inc.

Southern Company Capital Trust III                     SPS     Southern Company           100%                   -
                                                               Capital Funding, Inc.

Southern Company Capital Trust IV                      SPS     Southern Company           100%                   -
                                                               Capital Funding, Inc.
Southern Company Capital Trust V                       SPS     Southern Company           100%                   -
                                                               Capital Funding, Inc.






                   COMPANY                         EWG,             OWNERSHIP           % OWNED     SOUTHERN COMPANY'S DIRECT
                                                   FUCO,                                            OR INDIRECT INVESTMENT IN
                                                    SPS                                                    THIS ENTITY
                                                    IS
----------------------------------------------------------------------------------------------------------------------------------
Dutch Gas Lease, Inc.                               IS       SE Finance Company,         100%                   -
                                                             Inc.

Dutch Gas Lease, LLC                                IS       Dutch Gas Lease, Inc.        99%                   -
                                                             SE Finance Company,
                                                             Inc.                         1%
Dutch Gas Lease Holding A, L.L.C.                   IS       Dutch Gas Lease, L.L.C.     100%                   -


Dutch Gas Lease Trust A                            FUCO      Dutch Gas Lease             100%              See Note 2
                                                             Holding A, L.L.C.

Dutch Gas Lease Holding B, L.L.C.                   IS       Dutch Gas Lease,            100%                   -
                                                             L.L.C.

Dutch Gas Lease Trust B                            FUCO      Dutch Gas Lease             100%              See Note 2
                                                             Holding B. L.L.C.

Dutch Gas Lease Holding C, L.L.C.                   IS       Dutch Gas Lease,            100%                   -
                                                             L.L.C.

Dutch Gas Lease Trust C                            FUCO      Dutch Gas Lease             100%              See Note 2
                                                             Holding C, L.L.C.

NUON Lease, Inc.                                    IS       SE Finance Company,         100%                   -
                                                             Inc.

NUON Lease Holding D, L.L.C.                        IS       NUON Lease, Inc.            100%                   -

NUON Lease Trust D                                 FUCO      NUON Lease Holding D,       100%              See Note 2
                                                             L.L.C.

NUON Lease Holding E, L.L.C.                        IS       NUON Lease, Inc.            100%                   -


NUON Lease Trust E                                 FUCO      NUON Lease Holding E,       100%              See Note 2
                                                             L.L.C.

NUON Lease Holding F, L.L.C.                        IS       NUON Lease, Inc.            100%                      -

NUON Lease Trust F                                 FUCO      NUON Lease Holding F,       100%              See Note 2
                                                             L.L.C.

GAMOG Lease, Inc.                                   IS       SE Finance Company,         100%                   -
                                                             Inc.

GAMOG Lease Holding G, L.L.C.                       IS       Gamog Lease, Inc.           100%                   -

GAMOG Lease Trust G                                FUCO      Gamog Lease Holding G,      100%              See Note 2
                                                             L.L.C.

GAMOG Lease Holding H, L.L.C.                       IS       Gamog Lease, Inc.           100%                   -

GAMOG Lease Trust H                                FUCO      Gamog Lease Holding H,      100%              See Note 2
                                                             L.L.C.

GAMOG Lease Holding I, L.L.C.                       IS       Gamog Lease, Inc.           100%                   -

GAMOG Lease Trust I                                FUCO      Gamog Lease Holding I,      100%              See Note 2
                                                             L.L.C.


                    COMPANY                          EWG,           OWNERSHIP          % OWNED     SOUTHERN COMPANY'S DIRECT
                                                    FUCO,                                          OR INDIRECT INVESTMENT IN
                                                     SPS                                                  THIS ENTITY
                                                     IS
----------------------------------------------------------------------------------------------------------------------------------
Southern Company-Florida LLC                         EWG      Southern Power            100%              $102,546,743
                                                              Company

Southern Company Holdings, Inc.                      SPS      Southern Company          100%                   -
----------------------------------------------------------------------------------------------------------------------------------

SOUTHERN's aggregate investment as defined under Rules 53 and 58 in EWGs and FUCOs, at December 31, 2001 was $102,546,743.

NOTE 1
------

SOUTHERN has executed limited keep-well commitments whereby SOUTHERN would be required to make capital contributions to Southern Energy Finance Capital Corp. or to Southern Energy Finance Company, Inc. in the event of a shortfall in the scheduled debt service resulting from certain changes in the payments due from SOUTHERN under the Southern Company Income Tax Allocation Agreement. The maximum potential capital contribution required under these commitments is the unamortized balance of the related loans, which totaled approximately $388.4 million as of December 31, 2001.

NOTE 2
------

As discussed in SOUTHERN's Application on Form U-1 (File No. 70-9727) relating to the spin-off of Mirant Corporation (Mirant), SOUTHERN and Mirant reorganized certain energy-related and FUCO activities and Mirant completed a tax-free distribution to SOUTHERN of these activities on March 5, 2001 (the "Mini-Spin"). On April 2, 2001, SOUTHERN completed the spin-off of its remaining ownership interest in Mirant to SOUTHERN's shareholders. Therefore, the four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) obtained through the Mini-Spin are the only remaining FUCO or EWG investments held by SOUTHERN. Although it now owns all of the equity in these companies as a result of the Mini-Spin, SOUTHERN has no direct or indirect investment or any aggregate investment within the meaning of Rule 53 in these FUCOs.

SOUTHERN's only other EWG investment is Southern Company Florida LLC (SCF), which was formed in January 2001. At December 31, 2001, SOUTHERN's aggregate investment in SCF was $102,546,743, including $73 million in guarantees by SOUTHERN.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART I(c)

    COMPANIES                                    DEBT TO EQUITY        EARNINGS
-------------------------------------------------------------------------------
SE Finance Capital Corporation                      2.46            $37,009,360
  SE Finance Company, Inc.                          0.58            $44,812,950

    EPZ Lease, Inc.
       EPZ Lease, LLC
         EPZ Lease Holdings A, LLC
           EPZ Lease Trust A
         EPZ Lease Holdings B LLC
           EPZ Lease Trust B
         EPZ Lease Holdings C LLC
           EPZ Lease Trust C

    Dutch Gas Lease, Inc.
       Dutch Gas Lease, LLC
         Dutch Gas Lease Holdings A, LLC
           Dutch Gas Lease Trust A
         Dutch Gas Lease Holdings B LLC
           Dutch Gas Lease Trust B
         Dutch Gas Lease Holdings C LLC
           Dutch Gas Lease Trust C

    GAMOG Lease, Inc.
       GAMOG Lease Holdings A, LLC
          GAMOG Lease Trust A
       GAMOG Lease Holdings B, LLC
          GAMOG Lease Trust B
        GAMOG Lease Holdings C, LLC
           GAMOG Lease Trust C

   Nuon Lease, Inc.
       Nuon Lease Holdings D, LLC
           Nuon Lease Trust D
       Nuon Lease Holdings E, LLC
            Nuon Lease Trust E
        Nuon Lease Holdings F, LLC
            Nuon Lease Trust F

Southern Company-Florida LLC                        0               $29,423

-------------------------------------------------------------------------------

PART I(d)

None.

PART II

Exhibits G and H submitted with this filing, are being incorporated by reference.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES
PART III

SOUTHERN's aggregate investment in EWGs and FUCOs at December 31, 2001 is as follows:


                                                   Total 1             Equity 1             Debt           Guarantees(2)
                                              --------------     ---------------       -------------      --------------
           Investment In EWGs & FUCOs (A)       $102,546,743        $29,546,743            $-            $73,000,000
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
               Investment in                                           SOUTHERN's Investment
                                             --------------------------------------------------------------------------
        Domestic Public-Utility Subs               Total              Equity             Debt           Guarantees
-----------------------------------------------------------------------------------------------------------------------

ALABAMA..........................................$2,090,676,530     $2,090,676,530        $-                $-
GEORGIA...........................................2,526,806,941      2,526,806,941         -                 -
GULF................................................344,019,450        344,019,450         -                 -
MISSISSIPPI.........................................304,946,256        304,946,256         -                 -
SAVANNAH............................................ 67,050,145         67,050,145         -                 -
  (B) Total Domestic Public - Utility            $5,333,499,322     $5,333,499,322        $-                $-
Subsidiaries
-----------------------------------------------------------------------------------------------------------------------

RATIO  A/B...................................................0.0191

(1) Following the completion of the spin-off of Mirant on April 2, 2001 and as discussed in SOUTHERN's Application on Form U-1
       (File No. 70-9727) relating to the spin-off, SOUTHERN retained only four indirect subsidiaries (EPZ Lease, Inc., Dutch Gas Lease, Inc., GAMOG Lease, Inc. and NUON Lease, Inc.) that qualify as FUCOs and none that qualify as EWGs. SOUTHERN has no equity or debt investment within the meaning of Rule 53 in these four FUCO subsidiaries.

(2) SOUTHERN granted performance guarantees on behalf of Southern Power and its subsidiary, Southern Company - Florida LLC (SCF) for SCF's payment obligations under construction and power purchase agreements associated with Plant Stanton in Orlando. SOUTHERN's maximum exposure is $53 million under the construction and ownership agreement and $20 million under the power purchase agreement.

ITEM 10 - FINANCIAL STATEMENTS AND EXHIBITS
-------------------------------------------


                        SOUTHERN AND SUBSIDIARY COMPANIES

                          INDEX TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2001

                                                                                                     Page
                                                                                                     Number

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                               A-1

FINANCIAL STATEMENTS:
     Consolidating Statement of Income for the Year Ended
         December 31, 2001                                                                             A-2
     Consolidating Statement of Cash Flows for the Year Ended
         December 31, 2001 A-4 Consolidating Balance Sheet at December 31, 2001
     A-6 Consolidating Statement of Capitalization at December 31, 2001 A-10
     Consolidating Statement of Retained Earnings for the Year Ended
         December 31, 2001                                                                             A-14
     Consolidating Statement of Paid-in Capital for the Year
         Ended December 31, 2001                                                                       A-15
     Consolidating Statements of Comprehensive Income for the Year
         Ended December 31, 2001                                                                       A-16
     Consolidating Statements of Accumulated Other Comprehensive Income for the Year
         Ended December 31, 2001                                                                       A-16
     Notes to Financial Statements at December 31, 2001                                                A-17

OTHER FINANCIAL STATEMENTS:
     ALABAMA consolidated with ALABAMA TRUST I, ALABAMA TRUST II and
          ALABAMA TRUST III                                                                            A-18
     Alabama Property Company (Unaudited; Not consolidated in Parent, ALABAMA)                         A-23
     GEORGIA consolidated with PIEDMONT, GEORGIA TRUST I,
         GEORGIA TRUST II, GEORGIA TRUST III and GEORGIA TRUST IV                                      A-25
     GULF consolidated with GULF TRUST I, GULF TRUST II and GULF TRUST III                             A-28
     MISSISSIPPI consolidated with MISSISSIPPI TRUST I                                                 A-34
     SAVANNAH consolidated with SAVANNAH ELECTRIC TRUST I                                              A-38


EXHIBITS                                                                                               A-42


SCHEDULES:

         Schedules supporting financial statements of ALABAMA, GEORGIA, GULF, MISSISSIPPI, SAVANNAH and SEGCO are incorporated by reference to those companies' annual reports on Federal Energy Regulatory Commission Form 1 for the year ended December 31, 2001, as filed with the Federal Energy Regulatory Commission.

                                       A

    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


     To Southern Company:

     We have audited the consolidated balance sheet and consolidated statement of capitalization of SOUTHERN COMPANY (a Delaware corporation) and subsidiary companies as of December 31, 2001, and the related consolidated statements of income, comprehensive income, retained earnings, paid-in capital, accumulated other comprehensive income, and cash flows for the year then ended (included in the 2001 annual report on Form 10-K, which is Exhibit A-1 to this Form U5S). These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 2001, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 1 to the financial statements included in the 2001 annual report on Form 10-K, effective January 1, 2001, Southern Company changed its method of accounting for derivative instruments and hedging activities.




     /s/  Arthur Andersen LLP

     Atlanta, Georgia
     February 13, 2002

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                  (Continued)

                                                                                Intercompany
                                                                                Eliminations
                                                                                and Transfers
                                                            Consolidated        Add (Deduct)         Southern           Alabama

Operating Revenues:
Retail sales                                                $ 8,439,901               $ -                $ -       $ 2,747,673
Sales for resale --
Non-affiliates                                                1,174,208                 -                  -           485,974
Affiliates                                                            -          (643,271)                 -           245,189
Other revenues                                                  540,881           (20,280)                 -           107,554
------------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                     10,154,990          (663,551)                 -         3,586,390
------------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                          2,577,102                 -                  -         1,000,828
Purchased power --
Non-affiliates                                                  717,509              (878)                 -           144,991
Affiliates                                                            -          (625,305)                 -           147,967
Other                                                         1,899,287           (35,658)            46,910           508,264
Maintenance                                                     862,035                 -                  -           275,510
Depreciation and amortization                                 1,172,991                 -                  -           383,473
Taxes other than income taxes                                   535,472                 -                 35           214,665
------------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                      7,764,396          (661,841)            46,945         2,675,698
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                              2,390,594            (1,710)           (46,945)          910,692
Other Income (Expense):
Interest income                                                  26,894          (105,142)            13,483            15,101
Equity in earnings of unconsolidated subsidiaries               (51,884)       (1,355,629)         1,342,821             4,494
Other, net                                                       55,326               961                  -            (8,579)
------------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                           2,420,930        (1,461,520)         1,309,359           921,708
   Before Interest and Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest expense, net                                           557,626           (99,417)           112,031           246,436
Distributions on preferred securities of subsidiary             168,593                 -                  -            24,775
Preferred dividends of subsidiaries                              18,452                 -                  -            15,524
------------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                           744,671           (99,417)           112,031           286,735
------------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                           1,676,259        (1,362,103)         1,197,328           634,973
  Before Income Taxes
Income taxes                                                    557,515              (558)           (64,403)          248,597
------------------------------------------------------------------------------------------------------------------------------------
Earnings  From Continuing Operations                          1,118,744        (1,361,545)         1,261,731           386,376
Before Cumulative Effect of Accounting Change
Cumulative effect of accounting change                              770                 -                  -               353
------------------------------------------------------------------------------------------------------------------------------------
Earnings from Continuing Operations                           1,119,514        (1,361,545)         1,261,731           386,729
Earnings from Discontinued Operations(1)                        142,217           (34,874)                 -                 -
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                     $ 1,261,731      $ (1,396,419)       $ 1,261,731         $ 386,729
====================================================================================================================================
Common Stock Data:
Earnings Per Share from continuing operations -                          Average number of shares of common stock outstanding -
Basic                                                        $1.62       Basic                                            689,352
Diluted                                                      $1.61       Diluted                                          693,544
Earnings Per Share including discontinued operations -                   Cash dividends paid per share of common stock      $1.34
Basic                                                        $1.83
Diluted                                                      $1.82


                         (Continued on following page)

                                      A-2a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)


                                                     Georgia             Gulf           Mississippi         Savannah          SEGCO

Operating Revenues:
Retail sales                                     $ 4,349,312         $ 584,591          $ 489,153        $ 269,172              $ -
Sales for resale --
Non-affiliates                                       366,085            82,252            204,623            8,884                -
Affiliates                                            99,411            27,256             85,652            3,205          161,740
Other revenues                                       150,986            31,104             16,637            2,591            1,648
------------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                           4,965,794           725,203            796,065          283,852          163,388
------------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                 939,092           200,633            277,946           50,796          104,028
Purchased power --
Non-affiliates                                       442,196            65,585             41,254           23,147                -
Affiliates                                           329,232            40,660             53,990           49,939                -
Other                                                810,043           117,394            134,845           50,607           19,641
Maintenance                                          430,413            60,193             56,153           19,886           17,065
Depreciation and amortization                        600,631            68,218             54,077           25,951            8,836
Taxes other than income taxes                        202,483            55,261             44,966           13,984            1,018
------------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                           3,754,090           607,944            663,231          234,310          150,588
------------------------------------------------------------------------------------------------------------------------------------
Operating Income                                   1,211,704           117,259            132,834           49,542           12,800
Other Income (Expense):
Interest income                                        4,264             1,258                369              173                -
Equity in earnings of unconsolidated subsidiaries      4,178                59               (526)              48                -
Other, net                                            (2,816)            2,651                 (6)            (734)           1,351
------------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                1,217,330           121,227            132,671           49,029           14,151
   Before Interest and Income Taxes
------------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest expense, net                                183,879            25,034             23,568           12,517            2,704
Distributions on preferred securities of subsidiary   59,104             6,477              2,712            2,740                -
Preferred dividends of subsidiaries                      670               217              2,041                -                -
------------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                243,653            31,728             28,321           15,257            2,704
------------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                  973,677            89,499            104,350           33,772           11,447
  Before Income Taxes
Income taxes                                         363,599            31,260             40,533           11,731            3,942
------------------------------------------------------------------------------------------------------------------------------------
Earnings  From Continuing Operations                 610,078            58,239             63,817           22,041            7,505
Before Cumulative Effect of Accounting Change
Cumulative effect of accounting change                   257                68                 70               22                -
------------------------------------------------------------------------------------------------------------------------------------
Earnings from Continuing Operations                  610,335            58,307             63,887           22,063            7,505
Earnings from Discontinued Operations(1)                   -                 -                  -                -                -
------------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                            $ 610,335          $ 58,307           $ 63,887         $ 22,063          $ 7,505
====================================================================================================================================
Common Stock Data:
Earnings Per Share from continuing operations -                          Average number of shares of common stock outstanding -
Basic                                                        $1.62       Basic                                            689,352
Diluted                                                      $1.61       Diluted                                          693,544
Earnings Per Share including discontinued operations -                   Cash dividends paid per share of common stock      $1.34
Basic                                                        $1.83
Diluted                                                      $1.82


                         (Continued on following page)

                                      A-2b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                 Southern         Southern         Southern
                                                                   Mirant(2)     Funding           Power           Holdings

Operating Revenues:
Retail sales                                                        $ -              $ -              $ -              $ -
Sales for resale --
Non-affiliates                                                        -                -           26,390                -
Affiliates                                                            -                -            2,906            1,299
Other revenues                                                        -                0                5           80,908
----------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                              -                -           29,301           82,207
----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                                  -                -            3,779                -
Purchased power --
Non-affiliates                                                        -                -            1,214                -
Affiliates                                                            -                -            3,517                -
Other                                                               139                -            6,243           90,063
Maintenance                                                           -                -              377                -
Depreciation and amortization                                       228                -            3,291            2,530
Taxes other than income taxes                                         -                -              393                -
----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                            367                -           18,814           92,593
----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                   (367)               -           10,487          (10,386)
Other Income (Expense):
Interest income                                                  12,889           16,947               78           65,667
Equity in earnings of unconsolidated subsidiaries                (2,756)               -                -          (49,085)
Other, net                                                        9,909                -              580           50,835
----------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                              19,675           16,947           11,145           57,031
   Before Interest and Income Taxes
----------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest expense, net                                             5,373           16,947              427           22,252
Distributions on preferred securities of subsidiary              11,876                -                -           60,909
Preferred dividends of subsidiaries                                   -                -                -                -
----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                            17,249           16,947              427           83,161
----------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                               2,426                -           10,718          (26,130)
  Before Income Taxes
Income taxes                                                     (3,297)               -            2,511          (76,850)
----------------------------------------------------------------------------------------------------------------------------------
Earnings  From Continuing Operations                              5,723                -            8,207           50,720
Before Cumulative Effect of Accounting Change
Cumulative effect of accounting change                                -                -                -                -
----------------------------------------------------------------------------------------------------------------------------------
Earnings from Continuing Operations                               5,723                -            8,207           50,720
Earnings from Discontinued Operations(1)                        177,091                -                -                -
----------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                       $ 182,814              $ -          $ 8,207         $ 50,720
==================================================================================================================================

(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

                                  The notes to the financial statements (herein
incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-3a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                           Southern        Southern              Southern    Deferred     Change in
                                                           Mgt Dev           LINC     Powercall  Telecom    Cash Trust  ControlTrust

Operating Revenues:
Retail sales                                                   $ -             $ -        $ -         $ -        $ -        $ -
Sales for resale --
Non-affiliates                                                   -               -          -           -          -          -
Affiliates                                                   2,879          13,734          -           -          -          -
Other revenues                                              11,910         144,614          -      13,204          -          -
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                    14,789         158,348          -      13,204          -          -
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
Fuel                                                             -               -          -           -          -          -
Purchased power --
Non-affiliates                                                   -               -          -           -          -          -
Affiliates                                                       -               -          -           -          -          -
Other                                                       20,817         118,517          -      11,462          -          -
Maintenance                                                      -           2,438          -           -          -          -
Depreciation and amortization                                  228          24,649          -         879          -          -
Taxes other than income taxes                                  587           1,887          -         193          -          -
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                    21,632         147,491          -      12,534          -          -
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                            (6,843)         10,857          -         670          -          -
Other Income (Expense):
Interest income                                                136             302        180         110         50      1,029
Equity in earnings of unconsolidated subsidiaries            4,509               3          -           -          -          -
Other, net                                                   1,174               -          -           -          -          -
--------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                         (1,024)         11,162        180         780         50      1,029
   Before Interest and Income Taxes
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest expense, net                                          (21)          5,895          -           1          -          -
Distributions on preferred securities of subsidiary              -               -          -           -          -          -
Preferred dividends of subsidiaries                              -               -          -           -          -          -
--------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                          (21)          5,895          -           1          -          -
--------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                         (1,003)          5,267        180         779         50      1,029
  Before Income Taxes
Income taxes                                                (2,073)          2,251         63         209          -          -
--------------------------------------------------------------------------------------------------------------------------------
Earnings  From Continuing Operations                         1,070           3,016        117         570         50      1,029
Before Cumulative Effect of Accounting Change
Cumulative effect of accounting change                           -               -          -           -          -          -
--------------------------------------------------------------------------------------------------------------------------------
Earnings from Continuing Operations                          1,070           3,016        117         570         50      1,029
Earnings from Discontinued Operations(1)                         -               -          -           -          -          -
--------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                    $ 1,070         $ 3,016      $ 117       $ 570       $ 50    $ 1,029
================================================================================================================================

(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

                                  The notes to the financial statements (herein
incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                     A-3b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                                                                  Intercompany
                                                                                  Eliminations
                                                                                 and Transfers
                                                              Consolidated        Add (Deduct)        Southern          Alabama
Operating Activities:
Consolidated Net income                                      $  1,261,731       $ (1,414,871)     $ 1,261,731        $  402,253
Adjustments to reconcile consolidated net income
 to net cash provided from operating activities --
Less income from discontinued operations(1)                       142,217            (34,874)               -                 -
Depreciation and amortization                                   1,358,062                  -                -           437,490
Deferred income taxes and investment tax credits, net             (21,663)                 -               (1)          (21,569)
Other, net                                                       (192,363)           269,939         (248,300)         (122,651)
Changes in certain current assets and liabilities --
Receivables, net                                                  344,385            129,742          (29,074)           87,832
Fossil fuel stock                                                (199,251)                 -                -           (38,663)
Materials and supplies                                            (42,792)                 -                -           (13,025)
Accounts payable                                                  (50,712)             4,620          (26,310)          (83,077)
Energy cost recovery, retail                                            -           (124,481)               -           154,320
Other                                                              68,697              2,166            8,993            34,996
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities of
continuing operations                                           2,383,877         (1,098,011)         967,039           837,906
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                       (2,617,447)           641,331                -          (635,540)
Other                                                            (118,196)           153,623         (780,974)           67,297
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities of
continuing operations                                          (2,735,643)           794,954         (780,974)         (568,243)
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                         222,669           (995,058)         399,524          (271,347)
Proceeds --
Long-term senior notes                                          1,242,000                  -                -           442,000
Other long-term debt                                              757,240                  -                -            35,000
Preferred securities                                               30,000                  -                -                 -
Capital contributions from parent company                               -           (950,471)          13,455           107,313
Common Stock                                                      394,895            (15,642)         394,895            15,642
Redemptions --
First mortgage bonds                                             (615,773)                 -                -          (138,991)
Other long-term debt                                             (569,679)           117,984               (1)          (19,021)
Capital distributions to parent company                                 -            181,000                -                 -
Payment of preferred stock dividends                                    -             17,778                -           (14,942)
Payment of common stock dividends                                (922,058)         1,082,863         (922,058)         (393,900)
Other                                                             (32,704)           864,603             (679)           (9,908)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities of
continuing operations                                             506,590            303,057         (114,864)         (248,154)
-----------------------------------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations(1)                -                  -                -                 -
Net Increase (Decrease) in Cash and Cash Equivalents              154,824                  -           71,201            21,509
Cash and Cash Equivalents at Beginning of Period                  199,191                  -               74            14,247
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                      $   354,015          $       -       $   71,275        $   35,756
===================================================================================================================================
Supplemental Cash Flow Information
   From Continuing Operations:
Cash paid during the period for --
Interest (net of amount capitalized)                           $   624,258        $  (116,054)      $  112,302        $  246,316
Income taxes (net of refunds)                                      720,931                  -                -           223,961
-----------------------------------------------------------------------------------------------------------------------------------

                         (continued on following page)
                                      A-4a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)



                                                                 Georgia            Gulf          Mississippi        Savannah
Operating Activities:
Consolidated Net income                                       $  611,005        $   58,524       $   65,928        $   22,063
Adjustments to reconcile consolidated net income
 to net cash provided from operating activities --
Less income from discontinued operations(1)                            -                 -                -                 -
Depreciation and amortization                                    697,143            72,320           58,105            27,895
Deferred income taxes and investment tax credits, net            (48,329)            3,394           (9,718)          (20,528)
Other, net                                                       (92,403)           (1,804)           2,441             4,084
Changes in certain current assets and liabilities --
Receivables, net                                                  78,532            16,028           (7,796)           24,079
Fossil fuel stock                                               (103,296)          (30,887)         (20,269)           (2,711)
Materials and supplies                                           (15,628)              176           (1,529)           (4,025)
Accounts payable                                                 (15,406)          (12,962)          53,462            (8,439)
Energy cost recovery, retail                                     (29,839)                -                -                 -
Other                                                            (20,617)          (31,286)          11,251            12,631
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities of
continuing operations                                          1,061,162            73,503          151,875            55,049
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                      (1,389,751)         (274,668)         (61,193)          (31,296)
Other                                                            529,986             5,290           (2,988)           (1,875)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities of
continuing operations                                           (859,765)         (269,378)         (64,181)          (33,171)
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                         43,698            44,311          (40,027)          (13,241)
Proceeds --
Long-term senior notes                                           600,000           135,000                -            65,000
Other long-term debt                                             404,535                 -                -                 -
Preferred securities                                                   -            30,000                -                 -
Capital contributions from parent company                        225,060            72,484           73,095             1,561
Common Stock                                                           -                 -                -                 -
Redemptions --
First mortgage bonds                                            (390,140)          (30,000)         (36,000)          (20,642)
Other long-term debt                                            (385,035)             (862)         (21,021)          (30,071)
Capital distributions to parent company                         (160,000)                -                -                 -
Payment of preferred stock dividends                                (578)             (217)          (2,041)                -
Payment of common stock dividends                               (527,300)          (53,275)         (50,200)          (21,700)
Other                                                            (17,747)           (3,703)             (81)             (394)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities of
continuing operations                                           (207,507)          193,738          (76,275)          (19,487)
---------------------------------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations(1)               -                 -                -                 -
Net Increase (Decrease) in Cash and Cash Equivalents              (6,110)           (2,137)          11,419             2,391
Cash and Cash Equivalents at Beginning of Period                  29,370             4,381            7,531                 -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                      $   23,260        $    2,244       $   18,950        $    2,391
=================================================================================================================================
Supplemental Cash Flow Information
   From Continuing Operations:
Cash paid during the period for --
Interest (net of amount capitalized)                         $  234,456        $   30,813       $   28,126        $   15,340
Income taxes (net of refunds)                                   381,995            33,349           45,761            21,034
---------------------------------------------------------------------------------------------------------------------------------

                        (Continued on following page)
                                      A-4b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)


                                                                                                     Southern
                                                                   SEGCO              SCS            Nuclear
Operating Activities:
Consolidated Net income                                        $    7,505          $      -         $      -
Adjustments to reconcile consolidated net income
 to net cash provided from operating activities --
Less income from discontinued operations(1)                             -                 -                -
Depreciation and amortization                                       9,491            22,071              423
Deferred income taxes and investment tax credits, net               2,288                 -                -
Other, net                                                           (460)           36,693            4,133
Changes in certain current assets and liabilities --
Receivables, net                                                   (3,760)           26,931          (12,376)
Fossil fuel stock                                                       -                 -                -
Materials and supplies                                                  -                50                -
Accounts payable                                                    4,240              (721)           2,361
Energy cost recovery, retail                                            -                 -                -
Other                                                              (2,637)           23,965            1,766
-------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities of
continuing operations                                              16,667           108,989           (3,693)
-------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                          (16,252)          (34,764)            (121)
Other                                                              (7,074)           (2,111)            (587)
-------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities of
continuing operations                                             (23,326)          (36,875)            (708)
-------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                          59,734                 -                -
Proceeds --
Long-term senior notes                                                  -                 -                -
Other long-term debt                                               24,500                 -                -
Preferred securities                                                    -                 -                -
Capital contributions from parent company                             (33)                -            2,564
Common Stock                                                            -                 -                -
Redemptions --
First mortgage bonds                                                    -                 -                -
Other long-term debt                                              (76,507)           (8,685)               -
Capital distributions to parent company                                 -                 -                -
Payment of preferred stock dividends                                    -                 -                -
Payment of common stock dividends                                       -                 -                -
Other                                                                (871)                -                -
-------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities of
continuing operations                                               6,823            (8,685)           2,564
-------------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations(1)                -                 -                -
Net Increase (Decrease) in Cash and Cash Equivalents                  164            63,429           (1,837)
Cash and Cash Equivalents at Beginning of Period                      533            32,072            2,570
-------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                        $     697        $   95,501        $     733
=============================================================================================================
Supplemental Cash Flow Information
   From Continuing Operations:
Cash paid during the period for --
Interest (net of amount capitalized)                           $    4,191        $    4,622         $      -
Income taxes (net of refunds)                                       3,285                 -            7,592
-------------------------------------------------------------------------------------------------------------

                        (Continued on following page)
                                      A-4c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                 Southern         Southern
                                                                Mirant(2)         Mgt Dev           LINC          Powercall
Operating Activities:
Consolidated Net income                                         $  177,091        $    1,070       $   3,016        $    117
Adjustments to reconcile consolidated net income
 to net cash provided from operating activities --
Less income from discontinued operations(1)                        177,091                 -               -               -
Depreciation and amortization                                            -               228          24,649               -
Deferred income taxes and investment tax credits, net                    -                 -           3,095               -
Other, net                                                               -           (14,315)         (7,143)             50
Changes in certain current assets and liabilities --
Receivables, net                                                         -            50,902          (1,272)          3,695
Fossil fuel stock                                                        -                 -               -               -
Materials and supplies                                                   -              (474)          1,843               -
Accounts payable                                                         -            (9,656)         (7,542)         (2,293)
Energy cost recovery, retail                                             -                 -               -               -
Other                                                                    -            (3,864)          4,242              51
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities of
continuing operations                                                    -            23,891          20,888           1,620
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                 -                 -         (19,653)              -
Other                                                                    -           (17,699)              -               -
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities of
continuing operations                                                    -           (17,699)        (19,653)              -
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                -                 -         122,528               -
Proceeds --
Long-term senior notes                                                   -                 -               -               -
Other long-term debt                                                     -                 -               -               -
Preferred securities                                                     -                 -               -               -
Capital contributions from parent company                                -            (2,963)            196               -
Common Stock                                                             -                 -               -               -
Redemptions --
First mortgage bonds                                                     -                 -               -               -
Other long-term debt                                                     -            (2,097)       (118,004)              -
Capital distributions to parent company                                  -           (15,000)              -          (6,000)
Payment of preferred stock dividends                                     -                 -               -               -
Payment of common stock dividends                                        -                 -               -               -
Other                                                                    -                 -               -               -
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities of
continuing operations                                                    -           (20,060)          4,720          (6,000)
-------------------------------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations(1)                 -                 -               -               -
Net Increase (Decrease) in Cash and Cash Equivalents                     -           (13,868)          5,955          (4,380)
Cash and Cash Equivalents at Beginning of Period                         -            18,520             867           6,670
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                          $      -        $    4,652       $   6,822       $   2,290
===============================================================================================================================
Supplemental Cash Flow Information
   From Continuing Operations:
Cash paid during the period for --
Interest (net of amount capitalized)                              $      -          $     16        $     27         $     -
Income taxes (net of refunds)                                            -                 -            (716)              -
-------------------------------------------------------------------------------------------------------------------------------


(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) For purposes of this consolidating cash flow statement only, Southern
Holdings includes financial information for Southern Energy Finance Capital
Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations and is included at Mirant.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-5a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)
                                                                            Change In
                                                             Cash           Control        Southern         Southern
                                                             Trust           Trust          Telecom        Holdings(2)
Operating Activities:
Consolidated Net income                                      $     50       $   1,029        $    570        $   56,443
Adjustments to reconcile consolidated net income
 to net cash provided from operating activities --
Less income from discontinued operations(1)                         -               -               -                 -
Depreciation and amortization                                       -               -             879             4,077
Deferred income taxes and investment tax credits, net               -               -               1            66,170
Other, net                                                         10             264          (5,683)          (16,638)
Changes in certain current assets and liabilities --
Receivables, net                                                    -             (66)          2,432            (6,883)
Fossil fuel stock                                                   -               -               -                 -
Materials and supplies                                              -               -          (2,893)           (1,556)
Accounts payable                                                    -               -             (20)           22,163
Energy cost recovery, retail                                        -               -               -                 -
Other                                                               -              (1)         13,911            11,473
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities of
continuing operations                                              60           1,226           9,197           135,249
--------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                            -               -         (19,728)          (13,375)
Other                                                            (843)         (5,877)          1,707           (56,071)
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities of
continuing operations                                            (843)         (5,877)        (18,021)          (69,446)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                           -               -           3,470             5,367
Proceeds --
Long-term senior notes                                              -               -               -                 -
Other long-term debt                                                -               -               -                 -
Preferred securities                                                -               -               -                 -
Capital contributions from parent company                         783           4,650             199                 -
Common Stock                                                        -               -               -                 -
Redemptions --
First mortgage bonds                                                -               -               -                 -
Other long-term debt                                                -               -               -           (26,359)
Capital distributions to parent company                             -               -               -                 -
Payment of preferred stock dividends                                -               -               -                 -
Payment of common stock dividends                                   -               -               -           (36,488)
Other                                                               -               -               -                 -
--------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities of
continuing operations                                             783           4,650           3,669           (57,480)
--------------------------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations(1)            -               -               -                 -
Net Increase (Decrease) in Cash and Cash Equivalents                -              (1)         (5,155)            8,323
Cash and Cash Equivalents at Beginning of Period                    -               2           5,257            77,072
--------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                      $     -         $     1        $    102        $   85,395
==========================================================================================================================
Supplemental Cash Flow Information
   From Continuing Operations:
Cash paid during the period for --
Interest (net of amount capitalized)                          $     -         $     -        $     47        $   57,723
Income taxes (net of refunds)                                       -               -           4,670                 -
--------------------------------------------------------------------------------------------------------------------------


(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) For purposes of this consolidating cash flow statement only, Southern
Holdings includes financial information for Southern Energy Finance Capital
Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations and is included at Mirant.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-5b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                               Southern        Southern
                                                                Funding          Power            SERC
Operating Activities:
Consolidated Net income                                           $     -       $   8,207         $     -
Adjustments to reconcile consolidated net income
 to net cash provided from operating activities --
Less income from discontinued operations(1)                             -               -               -
Depreciation and amortization                                           -           3,291               -
Deferred income taxes and investment tax credits, net                   -           3,534               -
Other, net                                                              -            (580)              -
Changes in certain current assets and liabilities --
Receivables, net                                                        -         (14,588)             27
Fossil fuel stock                                                       -          (3,425)              -
Materials and supplies                                                  -          (5,731)              -
Accounts payable                                                        -          28,694             174
Energy cost recovery, retail                                            -               -               -
Other                                                               1,164             494              (1)
----------------------------------------------------------------------------------------------------------
Net cash provided from (used for) operating activities of
continuing operations                                               1,164          19,896             200
----------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                -        (762,437)              -
Other                                                                   -               -               -
----------------------------------------------------------------------------------------------------------
Net cash provided from (used for) investing activities of
continuing operations                                                   -        (762,437)              -
----------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                         862,760             950               -
Proceeds --
Long-term senior notes                                                  -               -               -
Other long-term debt                                                    -         293,205               -
Preferred securities                                                    -               -               -
Capital contributions from parent company                              10         452,097               -
Common Stock                                                            -               -               -
Redemptions --
First mortgage bonds                                                    -               -               -
Other long-term debt                                                    -               -               -
Capital distributions to parent company                                 -               -               -
Payment of preferred stock dividends                                    -               -               -
Payment of common stock dividends                                       -               -               -
Other                                                            (863,924)              -               -
----------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities of
continuing operations                                              (1,154)        746,252               -
----------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations(1)                -               -               -
Net Increase (Decrease) in Cash and Cash Equivalents                   10           3,711             200
Cash and Cash Equivalents at Beginning of Period                        -               -              25
----------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                         $     10       $   3,711        $    225
==========================================================================================================
Supplemental Cash Flow Information
   From Continuing Operations:
Cash paid during the period for --
Interest (net of amount capitalized)                             $     -       $   6,333         $     -
Income taxes (net of refunds)                                          -               -               -
---------------------------------------------------------------------------------------------------------


(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) For purposes of this consolidating cash flow statement only, Southern
Holdings includes financial information for Southern Energy Finance Capital
Corporation and Southern Company Capital Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations and is included at Mirant.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                                      A-5c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)

                                                                                 Intercompany
                                                                                 Eliminations
                                                                                 and Transfers
                                                               Consolidated       Add (Deduct)       Southern         Alabama
                            ASSETS
Current Assets:
Cash and cash equivalents                                        $ 354,015               $ -        $ 71,275         $ 35,756
Special Deposits                                                    23,032                 -               -            4,309
Receivables --
Customer accounts receivable                                       846,795                 -               -          281,985
Other accounts and notes receivable                                309,452                 -          13,153           45,631
Affiliated companies                                                   222        (1,519,499)        134,753           72,639
Accumulated provision for uncollectible accounts                   (24,383)                -               -           (5,237)
Unrecovered retail fuel clause revenue                             280,003                 -               -           83,497
Refundable income taxes                                                  -            (8,405)              -                -
Fossil fuel stock, at average cost                                 394,457                 -               -           99,278
Materials and supplies, at average cost                            550,217                 -               -          191,324
Other                                                              222,257           (59,536)         14,132           74,640
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                             2,956,067        (1,587,440)        233,313          883,822
---------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                      35,813,369                 -               -       13,159,560
Less accumulated provision for depreciation                     15,020,415                 -               -        5,309,557
---------------------------------------------------------------------------------------------------------------------------------
                                                                20,792,954                 -               -        7,850,003
Nuclear fuel, at amortized cost                                    201,548                 -               -           88,777
Construction work in progress                                    2,089,259                 -               -          357,906
---------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                            23,083,761                 -               -        8,296,686
---------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries                   90,320        (9,820,351)      9,725,397           44,742
Nuclear decommissioning trusts, at fair value                      681,688                 -               -          317,508
Leveraged Leases                                                   655,308                 -               -                -
Other                                                              102,476          (979,691)         20,129           12,244
---------------------------------------------------------------------------------------------------------------------------------
Total other property and investments                             1,529,792       (10,800,042)      9,745,526          374,494
---------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                           924,139                 -               -          334,830
Prepaid pension costs                                              547,075           (42,737)              -          314,100
Debt expense, being amortized                                      102,768                 -               -            8,150
Premium on reacquired debt, being amortized                        279,800                 -               -           77,173
Department of Energy assessments                                    39,690                 -               -           21,015
Other                                                              360,954           (81,632)          6,611          108,031
---------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                          2,254,426          (124,369)          6,611          863,299
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                  $ 29,824,046      $(12,511,851)     $9,985,450     $ 10,418,301
=================================================================================================================================

                         (Continued on following page)

                                      A-6a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)




                                                       Georgia         Gulf       Mississippi     Savannah      SEGCO         SCS
                            ASSETS
Current Assets:
Cash and cash equivalents                             $ 23,260       $ 2,244       $ 18,950       $ 2,391       $ 697     $ 95,501
Special Deposits                                        18,508            76            137             2           -            -
Receivables --
Customer accounts receivable                           376,322        65,955         63,286        29,959           -            -
Other accounts and notes receivable                    110,565         4,240         25,931         2,880           -       79,181
Affiliated companies                                    87,786         2,689         22,569         1,170      33,209      127,589
Accumulated provision for uncollectible accounts        (8,895)       (1,342)          (856)         (500)          -            -
Unrecovered retail fuel clause revenue                 161,462        23,070              -        11,974           -            -
Refundable income taxes                                      -             -              -             -       1,009            -
Fossil fuel stock, at average cost                     202,759        47,655         31,489         9,851           -            -
Materials and supplies, at average cost                279,237        28,857         23,223        12,969           -        1,356
Other                                                  125,246        12,662         16,002        13,097           2       14,724
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                 1,376,250       186,106        200,731        83,793      34,917      318,351
-----------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                          16,886,399     1,951,512      1,741,499       855,290     342,679      251,201
Less accumulated provision for depreciation          7,243,209       912,581        698,681       402,492     219,825      131,361
-----------------------------------------------------------------------------------------------------------------------------------
                                                     9,643,190     1,038,931      1,042,818       452,798     122,854      119,840
Nuclear fuel, at amortized cost                        112,771             -              -             -           -            -
Construction work in progress                          883,285       264,525         38,253         8,540      17,065        2,152
-----------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                10,639,246     1,303,456      1,081,071       461,338     139,919      121,992
-----------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries       35,209         1,111            925         1,076           -        4,744
Nuclear decommissioning trusts, at fair value          364,180             -              -             -           -            -
Leveraged Leases                                             -             -              -             -           -            -
Other                                                   29,618         5,938            975         1,666           7           69
-----------------------------------------------------------------------------------------------------------------------------------
Total other property and investments                   429,007         7,049          1,900         2,742           7        4,813
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes               543,584        16,766         13,394        12,283       3,282            -
Prepaid pension costs                                  228,259        26,364          4,501             -           -       16,588
Debt expense, being amortized                           58,165         3,036          4,396         3,197         246          254
Premium on reacquired debt, being amortized            173,724        14,518          6,719         6,890         776            -
Department of Energy assessments                        18,675             -              -             -           -            -
Other                                                   99,031        12,222         20,821        24,500         669       26,529
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets              1,121,438        72,906         49,831        46,870       4,973       43,371
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                       $13,565,941    $1,569,517    $ 1,333,533      $594,743   $ 179,816    $ 488,527
===================================================================================================================================
                         (Continued on following page)

                                      A-6b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                         Southern       Southern        Southern                     Southern
                            ASSETS                       Nuclear         Mgt Dev          LINC        Powercall      Telecom

Current Assets:
Cash and cash equivalents                                      $ 733         $ 4,652         $ 6,822      $ 2,290          $ 102
Special Deposits                                                   -               -               -            -              -
Receivables --
Customer accounts receivable                                       -           2,657          23,361          166          3,104
Other accounts and notes receivable                            1,518              11             563            -              -
Affiliated companies                                         142,345           6,929             686          381            328
Accumulated provision for uncollectible accounts                   -          (3,274)         (3,485)         (18)          (502)
Unrecovered retail fuel clause revenue                             -               -               -            -              -
Refundable income taxes                                            -               3           7,393            -              -
Fossil fuel stock, at average cost                                 -               -               -            -              -
Materials and supplies, at average cost                            -             852           2,219            -          2,893
Other                                                          6,617               2             825            -          2,102
------------------------------------------------------------------------------------------------------------------------------------
Total current assets                                         151,213          11,832          38,384        2,819          8,027
------------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                     4,403             839         320,608            -         23,759
Less accumulated provision for depreciation                    3,720             294          92,920            -          1,120
------------------------------------------------------------------------------------------------------------------------------------
                                                                 683             545         227,688            -         22,639
Nuclear fuel, at amortized cost                                    -               -               -            -              -
Construction work in progress                                      -               -          10,174            -          5,709
------------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                             683             545         237,862            -         28,348
------------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries                952          17,539              41            -              -
Nuclear decommissioning trusts, at fair value                      -               -               -            -              -
Leveraged Leases                                                   -               -               -            -              -
Other                                                              -           2,511               -            -              -
------------------------------------------------------------------------------------------------------------------------------------
Total other property and investments                             952          20,050              41            -              -
------------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                           -               -               -            -              -
Prepaid pension costs                                              -               -               -            -              -
Debt expense, being amortized                                      -               -               -            -              -
Premium on reacquired debt, being amortized                        -               -               -            -              -
Department of Energy assessments                                   -               -               -            -              -
Other                                                         48,407           3,869             106          336         19,474
------------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                       48,407           3,869             106          336         19,474
------------------------------------------------------------------------------------------------------------------------------------

Total Assets                                               $ 201,255        $ 36,296       $ 276,393      $ 3,155       $ 55,849
====================================================================================================================================
                         (Continued on following page)

                                      A-7a


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                      Change In
                                                          Cash         Control        Southern      Southern    Southern
                            ASSETS                        Trust         Trust         Holdings       Funding     Power       SERC

Current Assets:
Cash and cash equivalents                                  $ -          $ 1        $ 85,395          $ 10       $ 3,711       $ 225
Special Deposits                                             -            -               -             -             -           -
Receivables --
Customer accounts receivable                                 -            -               -             -             -           -
Other accounts and notes receivable                          -          204          16,720             -         8,855           -
Affiliated companies                                         -            -          16,824       863,924         5,733         167
Accumulated provision for uncollectible accounts             -            -            (274)            -             -           -
Unrecovered retail fuel clause revenue                       -            -               -             -             -           -
Refundable income taxes                                      -            -               -             -             -           -
Fossil fuel stock, at average cost                           -            -               -             -         3,425           -
Materials and supplies, at average cost                      -            -           1,556             -         5,731           -
Other                                                        -            -           1,559             -           183           -
------------------------------------------------------------------------------------------------------------------------------------
Total current assets                                         -          205         121,780       863,934        27,638         392
------------------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                   -            -          10,467             -       265,153           -
Less accumulated provision for depreciation                  -            -           1,364             -         3,291           -
------------------------------------------------------------------------------------------------------------------------------------
                                                             -            -           9,103             -       261,862           -
Nuclear fuel, at amortized cost                              -            -               -             -             -           -
Construction work in progress                                -            -           3,897             -       497,753           -
------------------------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                         -            -          13,000             -       759,615           -
------------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Equity investments in unconsolidated subsidiaries            -            -          78,935             -             -           -
Nuclear decommissioning trusts, at fair value                -            -               -             -             -           -
Leveraged Leases                                                          -         655,308             -             -           -
Other                                                      843       19,725         979,383             -         9,059           -
------------------------------------------------------------------------------------------------------------------------------------
Total other property and investments                       843       19,725       1,713,626             -         9,059           -
------------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                     -            -               -             -             -           -
Prepaid pension costs                                        -            -               -             -             -           -
Debt expense, being amortized                                -            -          25,324             -             -           -
Premium on reacquired debt, being amortized                  -            -               -             -             -           -
Department of Energy assessments                             -            -               -             -             -           -
Other                                                        -            -          40,146             -        31,834           -
------------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                      -            -          65,470             -        31,834           -
------------------------------------------------------------------------------------------------------------------------------------

Total Assets                                             $ 843     $ 19,930      $1,913,876     $ 863,934     $ 828,146       $ 392
====================================================================================================================================
                         (Continued on following page)

                                      A-7b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                                       Intercompany
                                                                                       Eliminations
                                                                                       and Transfers
                                                                    Consolidated       Add (Deduct)       Southern         Alabama
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Securities due within one year                                       $ 428,671        $      -               $ -          $ 5,382
Notes payable                                                        1,902,312          (995,058)        949,585            9,996
Accounts payable --
Affiliated                                                                  44          (378,656)          5,058           98,268
Other                                                                  847,112                 -           7,502          151,705
Customer deposits                                                      152,579                 -               -           42,124
Taxes accrued --
Income taxes                                                           159,764           (67,941)         36,523          113,003
Other                                                                  193,735                 -               -           19,023
Interest accrued                                                       117,959           (19,048)         17,027           35,522
Vacation pay accrued                                                   124,608                 -               -           32,324
Other                                                                  445,310            (1,463)          7,313           93,589
-----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                            4,372,094        (1,462,166)      1,023,008          600,936
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                         8,296,878          (979,383)        979,383        3,742,346
-----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                    4,087,902           (93,121)              -        1,387,661
Deferred credits related to income taxes                               500,151                 -               -          202,881
Accumulated deferred investment tax credits                            634,020                 -               -          238,225
Employee benefits provisions(1)                                        449,631          (151,434)          2,025           99,919
Prepaid capacity revenues                                               40,730                 -               -           40,730
Other                                                                  814,289            (5,302)          4,349          130,214
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                         6,526,723          (249,857)          6,374        2,099,630
-----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                     2,276,250                 -               -          347,000
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                          368,126                 -               -          317,512
-----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)            7,983,975        (9,820,445)      7,976,685        3,310,877
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                        $ 29,824,046      $(12,511,851)     $9,985,450     $ 10,418,301
===================================================================================================================================

                         (Continued on following page)

                                      A-8a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                         Georgia           Gulf        Mississippi     Savannah
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Securities due within one year                                        $ 311,620             $ -       $ 80,020       $ 1,178
Notes payable                                                           747,537          87,311         15,973        32,159
Accounts payable --
Affiliated                                                              109,591          18,202          6,175         5,087
Other                                                                   409,253          39,838        105,834        10,160
Customer deposits                                                        83,172          14,506          6,540         6,237
Taxes accrued --
Income taxes                                                             35,247           8,162         14,981         2,587
Other                                                                   125,807           8,053         35,282         1,668
Interest accrued                                                         46,942           8,305          5,079         4,014
Vacation pay accrued                                                     41,830           4,725          5,810         2,361
Other                                                                   112,686          10,247         11,483         9,097
--------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                             2,023,685         199,349        287,177        74,548
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                          2,961,726         467,784        233,753       160,709
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                     2,163,959         161,968        138,913        77,331
Deferred credits related to income taxes                                229,216          28,293         23,626        13,776
Accumulated deferred investment tax credits                             337,482          24,056         22,268         9,952
Employee benefits provisions(1)                                         207,795          37,892         39,304        18,936
Prepaid capacity revenues                                                     -               -              -             -
Other                                                                   440,774          26,045         30,003        22,573
--------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                          3,379,226         278,254        254,114       142,568
--------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                        789,250         115,000         35,000        40,000
--------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                            14,569           4,236         31,809             -
--------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)             4,397,485         504,894        491,680       176,918
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                         $ 13,565,941      $1,569,517    $ 1,333,533      $594,743
================================================================================================================================
                         (Continued on following page)

                                      A-8b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)




                                                                        SEGCO         SCS
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Securities due within one year                                          $ -      $ 8,154
Notes payable                                                        59,734            -
Accounts payable --
Affiliated                                                           12,158       67,446
Other                                                                     -       70,234
Customer deposits                                                         -            -
Taxes accrued --
Income taxes                                                          2,607            -
Other                                                                   568          780
Interest accrued                                                        150          127
Vacation pay accrued                                                      -       20,587
Other                                                                   104      111,412
-----------------------------------------------------------------------------------------
Total current liabilities                                            75,321      278,740
------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                         26,381       44,543
-----------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                    15,830            -
Deferred credits related to income taxes                              2,359            -
Accumulated deferred investment tax credits                           2,037            -
Employee benefits provisions(1)                                           -       85,147
Prepaid capacity revenues                                                 -            -
Other                                                                     -       79,222
-----------------------------------------------------------------------------------------
Total deferred credits and other liabilities                         20,226      164,369
-----------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                          -            -
-----------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                             -            -
-----------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)            57,888          875
-----------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                        $ 179,816    $ 488,527
=========================================================================================
                         (Continued on following page)

                                      A-8c


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                           Southern       Southern        Southern                     Southern
             LIABILITIES AND STOCKHOLDERS' EQUITY          Nuclear         Mgt Dev          LINC        Powercall      Telecom

Current Liabilities:
Securities due within one year                                 $ -             $ -            $ 23          $ -            $ -
Notes payable                                                    -               -         122,528            -          3,470
Accounts payable --
Affiliated                                                  20,138           2,183           1,837           33          1,478
Other                                                       10,701           1,507           8,265        1,520          3,246
Customer deposits                                                -               -               -            -              -
Taxes accrued --
Income taxes                                                   173             468           1,875           64              -
Other                                                        1,359               3           1,184            -              -
Interest accrued                                                 -               -           3,667            -              6
Vacation pay accrued                                        15,773               -           1,139            -             59
Other                                                       36,209             177           7,411            -         42,028
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                   84,353           4,338         147,929        1,617         50,287
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                     -               -             343            -              -
---------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                -             183          23,637           89              -
Deferred credits related to income taxes                         -               -               -            -              -
Accumulated deferred investment tax credits                      -               -               -            -              -
Employee benefits provisions(1)                            106,009               9           2,618            -             84
Prepaid capacity revenues                                        -               -               -            -              -
Other                                                        3,776           6,697          21,727            -              -
---------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities               109,785           6,889          47,982           89             84
---------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)                 -               -               -            -              -
---------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                    -               -               -            -              -
---------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)    7,117          25,069          80,139        1,449          5,478
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity               $ 201,255        $ 36,296       $ 276,393      $ 3,155       $ 55,849
=================================================================================================================================


(1) Includes Post Retirement Life & Medical Provisions, Supplemental and Other
Pension Accruals, Early Retirement Incentive Program Costs and Other Work Force
Reduction Costs, and Miscellaneous Post Employment Benefits.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-9a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING BALANCE SHEET -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                  Change In
                                                           Cash    Control        Southern        Southern       Southern
             LIABILITIES AND STOCKHOLDERS' EQUITY          Trust    Trust         Holdings         Funding         Power     SERC

Current Liabilities:
Securities due within one year                              $ -        $ -        $ 22,294             $ -           $ -      $ -
Notes payable                                                 -          -           5,367         862,760           950        -
Accounts payable --
Affiliated                                                    -          -           7,129               -        23,530      387
Other                                                         -          -          23,069               -         4,278        -
Customer deposits                                             -          -               -               -             -        -
Taxes accrued --
Income taxes                                                  -          -          11,621               -           394        -
Other                                                         -          -               8               -             -        -
Interest accrued                                              -          -          15,004           1,164             -        -
Vacation pay accrued                                          -          -               -               -             -        -
Other                                                         -          -           4,132               -           885        -
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                     -          -          88,624         863,924        30,037      387
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                  -          -         366,088               -       293,205        -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                             -          -         203,557               -         7,895        -
Deferred credits related to income taxes                      -          -               -               -             -        -
Accumulated deferred investment tax credits                   -          -               -               -             -        -
Employee benefits provisions(1)                               -          -           1,327               -             -        -
Prepaid capacity revenues                                     -          -               -               -             -        -
Other                                                         -          -          24,195               -        30,016        -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                  -          -         229,079               -        37,911        -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
securities of subsidiary trusts holding company junior
subordinated notes (See accompanying statements)              -          -         950,000               -             -        -
----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock
of subsidiaries (See accompanying statements)                 -          -               -               -             -        -
----------------------------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)   843     19,930         280,085              10       466,993        5
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                $ 843   $ 19,930      $1,913,876       $ 863,934     $ 828,146    $ 392
==================================================================================================================================


(1) Includes Post Retirement Life & Medical Provisions, Supplemental and Other
Pension Accruals, Early Retirement Incentive Program Costs and Other Work Force
Reduction Costs, and Miscellaneous Post Employment Benefits.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-9b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)

                                                                                   Intercompany
                                                                                   Eliminations
                                                                                  and Transfers
                                                                 Consolidated      Add (Deduct)      Southern         Alabama

Long-Term Debt of Subsidiaries:
First mortgage bonds --
       Maturity                          Interest Rates
       2005                              6.07%                           $ 1,860              $ -             $ -             $ -
       2006                              6.50% to 6.90%                   45,000                -               -               -
       2021 through 2025                 6.88% to 7.75%                  437,558                -               -         350,000
       2026 through 2030                 6.88%                            30,000                -               -               -
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                               514,418                -               -         350,000
-----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       4.69% to 9.75% due 2002-2005                                    1,833,897                -               -       1,156,200
       5.38% to 7.63% due 2006-2009                                      595,366                -               -         360,000
       6.10% to 6.70% due 2010-2016                                      304,622                -               -          99,622
       6.38% to 8.12% due 2018-2038                                      788,369                -               -         315,980
       6.63% to 7.13% due 2039-2048                                    1,028,800                -               -         783,800
       Adjustable rates (1.98% to 3.44% at 1/1/02)
       due 2002-2005                                                   1,077,587                -               -         167,000
       Long-term notes payable to affiliates                                   -         (979,383)        979,383               -
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                          5,628,641         (979,383)        979,383       2,882,602
-----------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.25% to 6.30% due 2006-2026                                      167,645                -               -          24,400
       Variable rates (1.61% to 1.95% at 1/1/02)
       due 2015-2017                                                      89,800                -               -          89,800
       Non-collateralized:
       4.20% to 5.45% due 2012-2034                                      726,260                -               -               -
       Variable rates (1.75% to 2.05% at 1/1/02)
       due 2011-2037                                                   1,565,775                -               -         445,940
-----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                             2,549,480                -               -         560,140
-----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                             92,068                -               -           3,323
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                                 (59,058)               -               -         (48,337)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $443 million)                                           8,725,549         (979,383)        979,383       3,747,728
Less amount due within one year                                          428,671                -               -           5,382
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                  $ 8,296,878       $ (979,383)      $ 979,383      $3,742,346
-----------------------------------------------------------------------------------------------------------------------------------
                         (Continued on following page)

                                     A-10a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)




                                                               Georgia          Gulf       Mississippi    Savannah      SEGCO

Long-Term Debt of Subsidiaries:
First mortgage bonds --
       Maturity                          Interest Rates
       2005                              6.07%                     $ 1,860             $ -          $ -          $ -          $ -
       2006                              6.50% to 6.90%                  -          25,000            -       20,000            -
       2021 through 2025                 6.88% to 7.75%                  -               -       64,000       23,558            -
       2026 through 2030                 6.88%                           -          30,000            -            -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                           1,860          55,000       64,000       43,558            -
-----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       4.69% to 9.75% due 2002-2005                                500,000         110,000       35,000       20,000            -
       5.38% to 7.63% due 2006-2009                                150,000               -            -       45,000            -
       6.10% to 6.70% due 2010-2016                                100,000          75,000            -       30,000            -
       6.38% to 8.12% due 2018-2038                                200,000          67,211       52,178            -            -
       6.63% to 7.13% due 2039-2048                                245,000               -            -            -            -
       Adjustable rates (1.98% to 3.44% at 1/1/02)
       due 2002-2005                                               300,000               -       80,000            -        2,000
       Long-term notes payable to affiliates                             -               -            -            -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                    1,495,000         252,211      167,178       95,000        2,000
-----------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.25% to 6.30% due 2006-2026                                  7,800         108,700       26,745            -            -
       Variable rates (1.61% to 1.95% at 1/1/02)
       due 2015-2017                                                     -               -            -            -            -
       Non-collateralized:
       4.20% to 5.45% due 2012-2034                                701,760               -            -            -       24,500
       Variable rates (1.75% to 2.05% at 1/1/02)
       due 2011-2037                                               984,130          60,930       56,820       17,955            -
-----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       1,693,690         169,630       83,565       17,955       24,500
-----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                       83,371               -            -        5,374            -
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                              (575)         (9,057)        (970)           -         (119)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $443 million)                                     3,273,346         467,784      313,773      161,887       26,381
Less amount due within one year                                    311,620               -       80,020        1,178            -
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year             $2,961,726       $ 467,784     $233,753    $ 160,709     $ 26,381
-----------------------------------------------------------------------------------------------------------------------------------
                         (Continued on following page)

                                     A-10b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)



                                                                            Southern
                                                                  SCS        Nuclear

Long-Term Debt of Subsidiaries:
First mortgage bonds --
       Maturity                          Interest Rates
       2005                              6.07%                         $ -         $ -
       2006                              6.50% to 6.90%                  -           -
       2021 through 2025                 6.88% to 7.75%                  -           -
       2026 through 2030                 6.88%                           -           -
---------------------------------------------------------------------------------------
Total first mortgage bonds                                               -           -
---------------------------------------------------------------------------------------
Long-term notes payable --
       4.69% to 9.75% due 2002-2005                                 12,697           -
       5.38% to 7.63% due 2006-2009                                 40,000           -
       6.10% to 6.70% due 2010-2016                                      -           -
       6.38% to 8.12% due 2018-2038                                      -           -
       6.63% to 7.13% due 2039-2048                                      -           -
       Adjustable rates (1.98% to 3.44% at 1/1/02)
       due 2002-2005                                                     -           -
       Long-term notes payable to affiliates                             -           -
---------------------------------------------------------------------------------------
Total long-term notes payable                                       52,697           -
---------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.25% to 6.30% due 2006-2026                                      -           -
       Variable rates (1.61% to 1.95% at 1/1/02)
       due 2015-2017                                                     -           -
       Non-collateralized:
       4.20% to 5.45% due 2012-2034                                      -           -
       Variable rates (1.75% to 2.05% at 1/1/02)
       due 2011-2037                                                     -           -
---------------------------------------------------------------------------------------
Total other long-term debt                                               -           -
---------------------------------------------------------------------------------------
Capitalized lease obligations                                            -           -
---------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                                 -           -
---------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $443 million)                                        52,697           -
Less amount due within one year                                      8,154           -
---------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year               $ 44,543         $ -
---------------------------------------------------------------------------------------

                         (Continued on following page)

                                     A-10c

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                 Southern      Southern                      Southern        Cash
                                                                 Mgt Dev         LINC        Powercall       Telecom        Trust

Long-Term Debt of Subsidiaries:
First mortgage bonds --
       Maturity                          Interest Rates
       2005                              6.07%                     $ -           $ -            $ -            $ -          $ -
       2006                              6.50% to 6.90%              -             -              -              -            -
       2021 through 2025                 6.88% to 7.75%              -             -              -              -            -
       2026 through 2030                 6.88%                       -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                           -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       4.69% to 9.75% due 2002-2005                                  -             -              -              -            -
       5.38% to 7.63% due 2006-2009                                  -           366              -              -            -
       6.10% to 6.70% due 2010-2016                                  -             -              -              -            -
       6.38% to 8.12% due 2018-2038                                  -             -              -              -            -
       6.63% to 7.13% due 2039-2048                                  -             -              -              -            -
       Adjustable rates (1.98% to 3.44% at 1/1/02)
       due 2002-2005                                                 -             -              -              -            -
       Long-term notes payable to affiliates                         -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                        -           366              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.25% to 6.30% due 2006-2026                                  -             -              -              -            -
       Variable rates (1.61% to 1.95% at 1/1/02)
       due 2015-2017                                                 -             -              -              -            -
       Non-collateralized:
       4.20% to 5.45% due 2012-2034                                  -             -              -              -            -
       Variable rates (1.75% to 2.05% at 1/1/02)
       due 2011-2037                                                 -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                           -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                        -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                             -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $443 million)                                         -           366              -              -            -
Less amount due within one year                                      -            23              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                $ -         $ 343            $ -            $ -          $ -
-----------------------------------------------------------------------------------------------------------------------------------

                         (Continued on following page)

                                     A-11a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                  Change In
                                                                   Control        Southern       Southern       Southern
                                                                    Trust         Holdings        Funding         Power       SERC

Long-Term Debt of Subsidiaries:
First mortgage bonds --
       Maturity                          Interest Rates
       2005                              6.07%                      $ -             $ -           $ -             $ -        $ -
       2006                              6.50% to 6.90%               -               -             -               -          -
       2021 through 2025                 6.88% to 7.75%               -               -             -               -          -
       2026 through 2030                 6.88%                        -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                            -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       4.69% to 9.75% due 2002-2005                                   -               -             -               -          -
       5.38% to 7.63% due 2006-2009                                   -               -             -               -          -
       6.10% to 6.70% due 2010-2016                                   -               -             -               -          -
       6.38% to 8.12% due 2018-2038                                   -         153,000             -               -          -
       6.63% to 7.13% due 2039-2048                                   -               -             -               -          -
       Adjustable rates (1.98% to 3.44% at 1/1/02)
       due 2002-2005                                                  -         235,382             -         293,205          -
       Long-term notes payable to affiliates                          -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                         -         388,382             -         293,205          -
---------------------------------------------------------------------------------------------------------------------------------
Other  long-term debt -- Pollution control revenue bonds -- Collateralized:
       5.25% to 6.30% due 2006-2026                                   -               -             -               -          -
       Variable rates (1.61% to 1.95% at 1/1/02)
       due 2015-2017                                                  -               -             -               -          -
       Non-collateralized:
       4.20% to 5.45% due 2012-2034                                   -               -             -               -          -
       Variable rates (1.75% to 2.05% at 1/1/02)
       due 2011-2037                                                  -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                            -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                         -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                              -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
requirement -- $443 million)                                          -         388,382             -         293,205          -
Less amount due within one year                                       -          22,294             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                 $ -       $ 366,088           $ -       $ 293,205        $ -
---------------------------------------------------------------------------------------------------------------------------------

                         (Continued on following page)

                                     A-11b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)

                                                                           Intercompany
                                                                           Eliminations
                                                                          and Transfers
                                                         Consolidated      Add (Deduct)      Southern      Alabama        Georgia

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                             $ 435,000            $ -             $ -             $ -      $ 200,000
7.13% to 7.38%                                               327,000              -               -          97,000              -
7.60% to 7.63%                                               415,000              -               -         200,000        175,000
7.75%                                                        649,250              -               -               -        414,250
8.14% to 8.19%                                               400,000              -               -               -              -
Auction rate (6.52% at 1/1/02)                                50,000              -               -          50,000              -
------------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $170 million)    2,276,250              -               -         347,000        789,250
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                98,126              -               -          47,512         14,569
$25 par or stated value --
5.20% to 5.83%                                               200,000              -               -         200,000              -
Adjustable and auction rates -- at 1/1/02
3.10% to 3.56%                                                70,000              -               -          70,000              -
------------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $18 million)           368,126              -               -         317,512         14,569
Less amount due within one year                                    -              -               -               -              -
------------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                   368,126              -               -         317,512         14,569
------------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 2 million shares
Par value                                                  3,503,112       (715,306)      3,503,112         240,000        344,250
Paid-in capital                                               14,381     (5,637,936)         13,932       1,850,775      2,182,597
Treasury, at cost                                            (57,309)          (308)        (57,001)              -              -
Retained earnings                                          4,516,642     (3,466,895)      4,516,642       1,220,102      1,870,791
Accumulated other comprehensive income                         7,149              -               -               -           (153)
------------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                          7,983,975     (9,820,445)      7,976,685       3,310,877      4,397,485
------------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                    $ 18,925,229   $(10,799,828)     $8,956,068      $7,717,735     $8,163,030
====================================================================================================================================
                         (Continued on following page)

                                     A-12a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                                                                           Southern
                                                               Gulf       Mississippi    Savannah      SEGCO       SCS      Nuclear

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                $ 45,000          $ -     $ 40,000          $ -        $ -       $ -
7.13% to 7.38%                                                  30,000            -            -            -          -         -
7.60% to 7.63%                                                  40,000            -            -            -          -         -
7.75%                                                                -       35,000            -            -          -         -
8.14% to 8.19%                                                       -            -            -            -          -         -
Auction rate (6.52% at 1/1/02)                                       -            -            -            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $170 million)        115,000       35,000       40,000            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                   4,236       31,809            -            -          -         -
$25 par or stated value --
5.20% to 5.83%                                                       -            -            -            -          -         -
Adjustable and auction rates -- at 1/1/02
3.10% to 3.56%                                                       -            -            -            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $18 million)               4,236       31,809            -            -          -         -
Less amount due within one year                                      -            -            -            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                       4,236       31,809            -            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 2 million shares
Par value                                                       38,060       37,691       54,223          328        725        10
Paid-in capital                                                305,972      267,582       12,826       32,940        150     7,107
Treasury, at cost                                                    -            -            -            -          -         -
Retained earnings                                              160,862      186,407      109,869       24,620          -         -
Accumulated other comprehensive income                               -            -            -            -          -         -
-----------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                              504,894      491,680      176,918       57,888        875     7,117
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                        $1,091,914     $792,242    $ 377,627     $ 84,269   $ 45,418   $ 7,117
===================================================================================================================================
                         (Continued on following page)

                                     A-12b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)



                                                                 Southern      Southern                      Southern        Cash
                                                                 Mgt Dev         LINC        Powercall       Telecom        Trust

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                    $ -           $ -            $ -            $ -          $ -
7.13% to 7.38%                                                      -             -              -              -            -
7.60% to 7.63%                                                      -             -              -              -            -
7.75%                                                               -             -              -              -            -
8.14% to 8.19%                                                      -             -              -              -            -
Auction rate (6.52% at 1/1/02)                                      -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $170 million)             -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                      -             -              -              -            -
$25 par or stated value --
5.20% to 5.83%                                                      -             -              -              -            -
Adjustable and auction rates -- at 1/1/02
3.10% to 3.56%                                                      -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $18 million)                  -             -              -              -            -
Less amount due within one year                                     -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                          -             -              -              -            -
-----------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 2 million shares
Par value                                                           1             1              1              1            -
Paid-in capital                                                66,588       157,735         15,994          1,572          783
Treasury, at cost                                                   -             -              -              -            -
Retained earnings                                             (41,520)      (77,597)       (14,546)         3,905           50
Accumulated other comprehensive income                              -             -              -              -           10
-----------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                              25,069        80,139          1,449          5,478          843
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                         $ 25,069      $ 80,482        $ 1,449        $ 5,478        $ 843
===================================================================================================================================


The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-13a

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
         CONSOLIDATING STATEMENT OF CAPITALIZATION -- DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)
                                   (Continued)


                                                                  Change In
                                                                   Control        Southern       Southern       Southern
                                                                    Trust          Holding        Funding         Power     SERC

Company or Subsidiary Obligated Mandatorily
Redeemable Capital and Preferred Securities:
$25 liquidation value --
6.85% to 7.00%                                                      $ -       $ 150,000           $ -             $ -        $ -
7.13% to 7.38%                                                        -         200,000             -               -          -
7.60% to 7.63%                                                        -               -             -               -          -
7.75%                                                                 -         200,000             -               -          -
8.14% to 8.19%                                                        -         400,000             -               -          -
Auction rate (6.52% at 1/1/02)                                        -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $170 million)               -         950,000             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
4.20% to 7.00%                                                        -               -             -               -          -
$25 par or stated value --
5.20% to 5.83%                                                        -               -             -               -          -
Adjustable and auction rates -- at 1/1/02
3.10% to 3.56%                                                        -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $18 million)                    -               -             -               -          -
Less amount due within one year                                       -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                            -               -             -               -          -
---------------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
Authorized - 1 billion shares
Issued: 701 million shares
Treasury: 2 million shares
Par value                                                             -              10             -               -          5
Paid-in capital                                                  17,815         265,842            10         452,097          -
Treasury, at cost                                                     -               -             -               -          -
Retained earnings                                                 1,512          14,233             -           8,207          -
Accumulated other comprehensive income                              603               -             -           6,689          -
---------------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                                19,930         280,085            10         466,993          5
---------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                           $ 19,930      $1,596,173          $ 10       $ 760,198        $ 5
=================================================================================================================================


The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-13b

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)

                                                                          Intercompany
                                                                          Eliminations
                                                                         and Transfers
                                                        Consolidated      Add (Deduct)      Southern        Alabama        Georgia


 Balance, December 31, 2000                              $4,671,881      $(3,503,902)   $ 4,671,881     $ 1,227,952    $ 1,787,757

 ADD:

    Net Income After Preferred Dividends                  1,261,731       (1,396,419)     1,261,731         386,729        610,335

 ADD (DEDUCT):

 Dividends on Common Stock of Southern Company             (922,058)               -       (922,058)              -              -
 Dividends on Common Stock of Subsidiary Companies                -        1,083,563              -        (393,900)      (527,300)
 Mirant spin off distribution(1)                           (391,010)         340,665       (391,010)              -              -
 Loss on Issuance of Treasury Stock                         (92,458)               -        (92,458)              -              -
 Other Adjustments to Retained Earnings                     (11,444)           9,198        (11,444)           (679)            (1)

------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                              $4,516,642      $(3,466,895)   $ 4,516,642     $ 1,220,102    $ 1,870,791
====================================================================================================================================

                                                           Gulf       Mississippi    Savannah       SEGCO


 Balance, December 31, 2000                                $ 155,830      $172,720      $109,506     $17,815

 ADD:

    Net Income After Preferred Dividends                      58,307        63,887        22,063       7,505

 ADD (DEDUCT):

 Dividends on Common Stock of Southern Company                     -             -             -           -
 Dividends on Common Stock of Subsidiary Companies           (53,275)      (50,200)      (21,700)       (700)
 Mirant spin off distribution(1)                                   -             -             -           -
 Loss on Issuance of Treasury Stock                                -             -             -           -
 Other Adjustments to Retained Earnings                            -             -             -           -

-------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                                $ 160,862      $186,407      $109,869     $24,620
=============================================================================================================

                                                                              Southern        Southern                   Southern
                                                            Mirant(2)         Mgt Dev           LINC         Powercall   Telecom


 Balance, December 31, 2000                              $ 166,281        $ (42,590)     $ (80,614)      $ (14,663)       $ 3,335

 ADD:

    Net Income After Preferred Dividends                   182,814            1,070          3,016             117            570

 ADD (DEDUCT):

 Dividends on Common Stock of Southern Company                   -                -              -               -              -
 Dividends on Common Stock of Subsidiary Companies               -                -              -               -              -
 Mirant spin off distribution(1)                          (340,665)               -              -               -              -
 Loss on Issuance of Treasury Stock                              -                -              -               -              -
 Other Adjustments to Retained Earnings                     (8,430)               -              1               -              -

----------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                                    $ -        $ (41,520)     $ (77,597)      $ (14,546)       $ 3,905
==================================================================================================================================


                                                           Change In     Deferred
                                                           Control        Cash        Southern     Southern
                                                            Trust         Trust         Power      Holdings


 Balance, December 31, 2000                                  $ 573           $ -           $ -         $ -

 ADD:

    Net Income After Preferred Dividends                     1,029            50         8,207      50,720

 ADD (DEDUCT):

 Dividends on Common Stock of Southern Company                   -             -             -           -
 Dividends on Common Stock of Subsidiary Companies               -             -             -     (36,488)
 Mirant spin off distribution(1)                                 -             -             -           -
 Loss on Issuance of Treasury Stock                              -             -             -           -
 Other Adjustments to Retained Earnings                        (90)            -             -           1

-----------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                                $ 1,512          $ 50       $ 8,207     $14,233
===========================================================================================================


(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATING STATEMENT OF PAID IN CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)

                                                               Intercompany
                                                               Eliminations
                                                              and Transfers
                                              Consolidated     Add (Deduct)      Southern        Alabama        Georgia      Gulf


 Balance, December 31, 2000                  $ 3,152,984     $ (8,700,933)     $3,153,461     $1,743,363     $2,117,497   $ 233,476

 ADD (DEDUCT):

 Contributions & adjustments to capital
    for the twelve month period                        -       (1,058,139)              -        107,313         65,060      72,484
 Capital distribution to SOUTHERN
    for the twelve month period                        -           23,963               -              -              -           -
 Mirant spin off distribution(1)              (3,167,858)       4,096,724      (3,167,858)             -              -           -
 Other                                            28,778              449          28,329              -              -           -

------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                 $    13,904      $ (5,637,936)       $ 13,932     $1,850,676     $2,182,557   $ 305,960
====================================================================================================================================





                                                                                                    Southern
                                              Mississippi    Savannah       SEGCO         SCS       Nuclear


 Balance, December 31, 2000                     $194,161       $11,265      $32,973        $ 150    $4,543

 ADD (DEDUCT):

 Contributions & adjustments to capital
    for the twelve month period                   73,095         1,561          (33)           -     2,564
 Capital distribution to SOUTHERN
    for the twelve month period                        -             -            -            -         -
 Mirant spin off distribution(1)                       -             -            -            -         -
 Other                                                 -             -            -            -         -

-----------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                     $267,256       $12,826      $32,940        $ 150    $7,107
===========================================================================================================





                                                                Southern        Southern                      Southern      Control
                                               Mirant(2)        Mgt Dev           LINC        Powercall       Telecom        Trust


 Balance, December 31, 2000                     $ 4,084,406     $ 84,551       $ 157,539      $ 21,994        $ 1,373     $ 13,165

 ADD (DEDUCT):

 Contributions & adjustments to capital
    for the twelve month period                      12,318            -             196             -            199        4,650
 Capital distribution to SOUTHERN
    for the twelve month period                           -      (17,963)              -        (6,000)             -            -
 Mirant spin off distribution(1)                 (4,096,724)           -               -             -              -            -
 Other                                                    -            -               -             -              -            -

------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                             $ -     $ 66,588       $ 157,735      $ 15,994        $ 1,572     $ 17,815
====================================================================================================================================




                                               Change In     Deferred
                                                  Cash       Southern      Southern     Southern
                                                 Trust       Holdings      Funding       Power


 Balance, December 31, 2000                        $ -           $ -          $ -          $ -

 ADD (DEDUCT):

 Contributions & adjustments to capital
    for the twelve month period                    783       265,842           10      452,097
 Capital distribution to SOUTHERN
    for the twelve month period                      -             -            -            -
 Mirant spin off distribution(1)                     -             -            -            -
 Other                                               -             -            -            -

-----------------------------------------------------------------------------------------------
 Balance, December 31, 2001                      $ 783      $265,842         $ 10     $452,097
===============================================================================================

(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly
Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.
For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) Includes only consolidated financial information for Southern Energy Finance
Capital Corporation and Southern Company Capital Funding, which were retained by
SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's
Application on Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.


                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)

                                                                                            Intercompany
                                                                                            Eliminations
                                                                                           and Transfers        All Other
                                                                         Consolidated       Add (Deduct)      Subsidiaries

 Consolidated Net Income                                                  $ 1,261,731        $(1,396,419)      $ 1,855,715
-----------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income - continuing operations:
 Changes in fair value of qualifying cash flow hedges, net of tax               6,900                  -                 -
-----------------------------------------------------------------------------------------------------------------------------
 Total Other Comprehensive Income - continuing operations                       6,900                  -                 -
-----------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income - discontinued operations:
 Cumulative effect of accounting change for qualifying hedges,
 net of tax of $(121) million                                                (249,246)            61,120                 -
 Changes in fair value of qualifying hedges, net of tax of $(51) million     (103,962)            25,494                 -
 Less: Reclassification adjustment for amounts
 included in net income, net of tax of $29 million                             59,858            (14,678)                -
 Foreign currency translation adjustments, net of tax $(22) million           (21,200)             5,198                 -
-----------------------------------------------------------------------------------------------------------------------------
 Total Other Comprehensive Income - discontinued operations                  (314,550)            77,134                 -
-----------------------------------------------------------------------------------------------------------------------------
 Consolidated Comprehensive Income                                          $ 954,081       $ (1,319,285)      $ 1,855,715
=============================================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)


                                                                                            Southern
                                                                         Georgia             Power            Mirant(2)

 Consolidated Net Income                                                  $ 610,335            $ 8,207         $ 182,814
------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income - continuing operations:
 Changes in fair value of qualifying cash flow hedges, net of tax              (153)             6,689                 -
------------------------------------------------------------------------------------------------------------------------------
 Total Other Comprehensive Income - continuing operations                      (153)             6,689                 -
------------------------------------------------------------------------------------------------------------------------------
 Other comprehensive income - discontinued operations:
 Cumulative effect of accounting change for qualifying hedges,
 net of tax of $(121) million                                                     -                  -          (310,366)
 Changes in fair value of qualifying hedges, net of tax of $(51) million          -                  -          (129,456)
 Less: Reclassification adjustment for amounts
 included in net income, net of tax of $29 million                                -                  -            74,536
 Foreign currency translation adjustments, net of tax $(22) million               -                  -           (26,398)
------------------------------------------------------------------------------------------------------------------------------
 Total Other Comprehensive Income - discontinued operations                       -                  -          (391,684)
------------------------------------------------------------------------------------------------------------------------------
 Consolidated Comprehensive Income                                        $ 610,182           $ 14,896        $ (208,870)
==============================================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
                CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)


                                                                        Deferred        Change In
                                                                          Cash           Control
                                                                         Trust            Trust

 Consolidated Net Income                                                     $ 50         $ 1,029
--------------------------------------------------------------------------------------------------
 Other comprehensive income - continuing operations:
 Changes in fair value of qualifying cash flow hedges, net of tax              10             354
--------------------------------------------------------------------------------------------------
 Total Other Comprehensive Income - continuing operations                      10             354
--------------------------------------------------------------------------------------------------
 Other comprehensive income - discontinued operations:
 Cumulative effect of accounting change for qualifying hedges,
 net of tax of $(121) million                                                   -               -
 Changes in fair value of qualifying hedges, net of tax of $(51) million        -               -
 Less: Reclassification adjustment for amounts
 included in net income, net of tax of $29 million                              -               -
 Foreign currency translation adjustments, net of tax $(22) million             -               -
--------------------------------------------------------------------------------------------------
 Total Other Comprehensive Income - discontinued operations                     -               -
--------------------------------------------------------------------------------------------------
 Consolidated Comprehensive Income                                           $ 60         $ 1,383
==================================================================================================



                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)

                                                                                     Intercompany
                                                                                     Eliminations
                                                                                    and Transfers                        Southern
                                                                  Consolidated       Add (Deduct)         Georgia          Power

 Balance at beginning of period - continuing operations         $      249            $     -              $   -         $    -
 Change in current period - continuing operations                    6,900                  -               (153)         6,689
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE AT END OF PERIOD -                                          7,149                  -               (153)         6,689
        Continuing Operations
----------------------------------------------------------------------------------------------------------------------------------

 Balance at beginning of period - discontinued operations          (93,847)            23,013                  -              -
 Change in current period - discontinued operations               (314,550)            77,134                  -              -
 Impact of Mirant spin off(1)                                      408,397           (100,147)                 -              -
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE AT END OF PERIOD -                                              -                  -                  -              -
        Discontinued Operations
----------------------------------------------------------------------------------------------------------------------------------
 Total Accumulated Other Comprehensive Income                   $    7,149            $    -             $ (153)       $ 6,689
==================================================================================================================================

                  THE SOUTHERN COMPANY AND SUBSIDIARY COMPANIES
       CONSOLIDATING STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                        (Stated in Thousands of Dollars)



                                                                                      Deferred          Change In
                                                                                        Cash             Control
                                                                   Mirant(2)           Trust              Trust

 Balance at beginning of period - continuing operations          $      -              $   -            $  249
 Change in current period - continuing operations                       -                 10               354
---------------------------------------------------------------------------------------------------------------
 BALANCE AT END OF PERIOD -                                             -                 10               603
        Continuing Operations
---------------------------------------------------------------------------------------------------------------

 Balance at beginning of period - discontinued operations        (116,860)                 -                 -
 Change in current period - discontinued operations              (391,684)                 -                 -
 Impact of Mirant spin off(1)                                     508,544                  -                 -
---------------------------------------------------------------------------------------------------------------
 BALANCE AT END OF PERIOD -                                             -                  -                 -
        Discontinued Operations
---------------------------------------------------------------------------------------------------------------
 Total Accumulated Other Comprehensive Income                        $ -               $ 10             $ 603
================================================================================================================


(1) Effective April 2, 2001, SOUTHERN completed a spin off of Mirant (formerly Southern Energy). As a result of the spin off, the financial statements for the year 2001 have been prepared with Mirant reflected as discontinued operations.  For further details, see note 11 in the Annual Report of SOUTHERN on Form 10-K.
(2) Includes only consolidated financial information for Southern Energy Finance Capital Corporation and Southern Company Capital
Funding, which were retained by SOUTHERN through a tax-free distribution from Mirant as discussed in SOUTHERN's Application on
Form U-1 (File No. 70-9727). All other Mirant information is reflected as discontinued operations.
(3) Consolidating Statement of Comprehensive Income breaks out only consolidated subsidiaries which had other comprehensive income. See Consolidating Statement of Income for details of other subsidiaries net income.

 The notes to the financial statements (herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive) are an integral part of this statement.

                                      A-16

                          Notes to Financial Statements
                              at December 31, 2001


The notes to the financial statements are herein incorporated by reference as part of exhibit numbers A-1 through A-6 inclusive and are an integral part of the financial statements.

                                                                       ALABAMA POWER COMPANY AND SUBSIDIARIES
                                                                          CONSOLIDATED STATEMENT OF INCOME
                                                                        FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                                   (in thousands)

                                                              ALABAMA                   ALABAMA        ALABAMA   ALABAMA   ALABAMA
                                                          Consolidated  Eliminations   CORPORATE       TRUST I  TRUST II  TRUST III
-----------------------------------------------------------------------------------------------------------------------------------

Total Operating Revenues                                   $ 3,586,390   $   -       $3,586,390        $   -     $     -    $   -
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
Operation --
     Fuel                                                    1,000,828       -        1,000,828            -           -        -
     Purchased power from non-affiliates                       144,991       -          144,991            -           -        -
     Purchase power from affiliates                            147,967       -          147,967            -           -        -
     Other                                                     508,264       -          508,264            -           -        -
Maintenance                                                    275,510       -          275,510            -           -        -
Depreciation and amortization                                  383,473       -          383,473            -           -        -
Taxes other than income taxes                                  214,665       -          214,665            -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                2,675,698       -         2,675,698           -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                               910,692                  910,692
Other Income (Expense):
Interest income                                                 15,101   (26,307)        15,867         7,375      15,670     2,496
Equity in earnings of unconcolidated subsidiaries                4,494       -           4,494             -           -        -
Other, net                                                      (8,579)      -          (8,579)            -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INTEREST CHARGES                                 921,708   (26,307)       922,747         7,375      15,670     2,496
-----------------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                          246,436   (25,541)       220,895            -           -        -
Distributions on preferred securities of subsidiaries           24,775     (766)           -            7,375      15,670     2,496
-----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                          271,211   (26,307)       271,977         7,375      15,670     2,496
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                   650,497       -             -               -           -        -
Income taxes                                                   248,597       -             -               -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Cumulative Effect of Accounting Change         401,900
Cumulative effect of accounting change, net of tax                 353
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                     402,253       -             -               -           -        -
Dividends on Preferred Stock                                    15,524       -             -               -           -        -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                $ 386,729   $   -         $   -           $   -     $     -     $  -
===================================================================================================================================


                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                 ALABAMA                 ALABAMA     ALABAMA     ALABAMA   ALABAMA
                                                              Consolidated Eliminations CORPORATE     TRUST I    TRUST II TRUST III
----------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                    $ 402,253       $   -    $402,253      $   -       $   -      $   -
Adjustments to reconcile consolidated net income to net
  cash provided by operating activities -
     Depreciation and amortization                              437,490           -     437,490          -           -          -
     Deferred income taxes and investment tax credits, net      (21,569)          -     (21,569)         -           -          -
     Other, net                                                (122,651)          -    (122,651)         -           -          -
Change in current assets and liabilities -
     Receivables, net                                            88,325           -      88,325          -           -          -
     Fossil fuel stock                                          (38,663)          -     (38,663)         -           -          -
     Materials and supplies                                     (13,025)          -     (13,025)         -           -          -
     Accounts payable                                           (83,077)          -     (83,077)         -           -          -
     Energy cost recovery, retail                               154,320           -     154,320          -           -          -
     Other                                                       34,503           -      34,503          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                     837,906           -     837,906          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                       (635,540)          -    (635,540)         -           -          -
Sales of property                                                102068                 102,068
Other                                                           (34,771)          -     (34,771)         -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                         (568,243)          -    (568,243)         -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                      (271,347)          -    (271,347)         -           -          -
Proceeds--
     Common stock                                             15,642.00                  15,642
     Other long-term debt                                       477,000           -     477,000          -           -          -
     Capital contributions from parent company                  107,313           -     107,313          -           -          -
Retirements--
     First mortgage bonds                                      (138,991)          -    (138,991)         -           -          -
     Other long term debt                                       (19,021)          -     (19,021)         -           -          -
Payment of preferred stock dividends                            (14,942)          -     (14,942)         -           -          -
Payment of common stock dividends                              (393,900)          -    (393,900)         -           -          -
Other--                                                          (9,908)          -      (9,908)         -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for) financing activities         (248,154)          -    (248,154)         -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                          21,509           -      21,509          -           -          -
Cash and Cash Equivalents at Beginning of Period                 14,247           -      14,247          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                     $ 35,756       $   -    $ 35,756       $  -       $   -     $    -
===================================================================================================================================

                     ALABAMA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)
                                                            ALABAMA                    ALABAMA      ALABAMA     ALABAMA    ALABAMA
                                                          Consolidated  Eliminations  CORPORATE     TRUST I     TRUST II  TRUST III
-----------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                  $ 35,756   $     -        $ 35,756       $  -      $    -     $    -
Receivables -
     Customer accounts receivable                           281,985         -         281,985          -           -          -
     Unrecovered retail fuel clause revenue                  83,497         -          83,497          -           -          -
     Other accounts and notes receivable                     49,940         -          49,940          -           -          -
     Affiliated companies                                    72,639         -          72,639          -           -          -
     Accumulated provision for uncollectible accounts        (5,237)        -          (5,237)         -           -          -
Fossil fuel stock, at average cost                           99,278         -          99,278          -           -          -
Materials and supplies, at average cost                     191,324         -         191,324          -           -          -
Other                                                        74,640         -          74,640          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                        883,822         -         883,822          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------

Property, Plant and Equipment                             8,296,686         -       8,296,686          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------

Other Property and Investments                              374,494     (368,472)     385,230       100,000    206,186      51,550
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                    334,830         -         334,830          -           -          -
Debt expense, being amortized                                 8,150         -           8,150          -           -          -
Premium on reacquired debt, being amortized                  77,173         -          77,173          -           -          -
Prepaid pension Costs                                       314,100         -         314,100          -           -          -
Department of Energy assessments                             21,015         -          21,015          -           -          -
Other                                                       108,031         -         108,031          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                     863,299         -         863,299          -           -          -
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                           $ 10,418,301   $ (368,472) $10,429,037     $ 100,000  $ 206,186    $ 51,550
===================================================================================================================================


                                                                         ALABAMA POWER COMPANY AND SUBSIDIARIES
                                                                               CONSOLIDATED BALANCE SHEET
                                                                                  AT DECEMBER 31, 2001
                                                                                     (in thousands)

                                                      ALABAMA                       ALABAMA     ALABAMA     ALABAMA      ALABAMA
                                                    Consolidated    Eliminations    CORPORATE   TRUST I     TRUST II    TRUST III
----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                         $ 5,382       $     -      $     5,382  $    -      $    -      $     -
Notes payable                                            9,996             -            9,996       -           -            -
Accounts payable -
     Affiliated                                         98,268             -           98,268       -           -            -
     Other                                             151,705             -          151,705       -           -            -
Customer deposits                                       42,124             -           42,124       -           -            -
Taxes accrued                                          132,026             -          132,026       -           -            -
Interest accrued                                        35,522             -           35,522       -           -            -
Vacation pay accrued                                    32,324             -           32,324       -           -            -
Other                                                   93,589             -           93,589       -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                              600,936             -          600,936       -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                       3,742,346        (357,736)     3,384,610       -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                    1,387,661             -        1,387,661       -           -            -
Deferred credits related to income taxes               202,881             -          202,881       -           -            -
Accumulated deferred investment tax credits            238,225             -          238,225       -           -            -
Employee benefits provisions                            99,919             -           99,919       -           -            -
Prepaid capacity revenues                               40,730             -           40,730       -           -            -
Other                                                  130,214             -          130,214       -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities         2,099,630             -        2,099,630       -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                      347,000         (10,736)        -         100,000    206,186        51,550
Cumulative preferred stock                             317,512             -           -            -           -            -
Common stock equity                                  3,310,877             -        3,310,877       -           -            -
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity        $ 10,418,301       $(368,472)  $ 10,429,037  $ 100,000  $ 206,186      $ 51,550
----------------------------------------------------------------------------------------------------------------------------------


                         Notes to ALABAMA's Consolidated
                              Financial Statements



  (A) Represents equity in earnings of SEGCO, a non-consolidated subsidiary in which ALABAMA has 50% ownership, which is accounted for on the equity basis. See pages A-2 through A-15 for SEGCO's financial statements consolidated for SOUTHERN.

  (B) Includes $463,959 in earnings of Alabama Property Company, a non-consolidated subsidiary, which is accounted for on the equity basis. See pages A-23 through A-24 for Alabama
         Property Company's financial statements.

  (C) Represents ALABAMA's investment in SEGCO.

  (D) Includes $10,417,599 of investments in Alabama Property Company.

                            ALABAMA PROPERTY COMPANY
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                (Unaudited; Not Consolidated in Parent, ALABAMA)

           REVENUES:
                Sales of recreational lots                    $   6,154
                Rentals                                         141,410
                Interest on securities owned                    250,225
                Profit on sale of land                          667,011
                Non-operating income                             50,388
                                                              ---------
                  Total Revenues                              1,115,188

            COSTS AND EXPENSES:
                Operating expenses                              245,309
                Taxes other than income taxes                   123,842
                Income taxes                                    282,078
                                                              ---------
                  Total costs and expenses                      651,229
                                                              ---------

            NET INCOME                                      $   463,959
                                                            ===========



                            ALABAMA PROPERTY COMPANY
                         STATEMENT OF RETAINED EARNINGS
                           FOR THE YEAR ENDED DECEMBER
                            31, 2001 (Unaudited; Not
                        Consolidated in Parent, ALABAMA)


            RETAINED EARNINGS AT DECEMBER 31, 2000          $9,493,074
                Net Income                                     463,959
                                                           -----------
            RETAINED EARNINGS AT DECEMBER 31, 2001          $9,957,033
                                                            ==========

                            ALABAMA PROPERTY COMPANY
                       BALANCE SHEET AT DECEMBER 31, 2001
                (Unaudited; Not Consolidated in Parent, ALABAMA)

                                     ASSETS
                                     ------

        CURRENT ASSETS:
          Cash                                                $    50,288
          Temporary cash investments                            6,611,065
          Accounts receivable
              Other                                                 2,500
              Associated Companies                                 36,496
                                                              -----------
        Total current assets                                    6,700,349

        PROPERTY AND MINERAL RIGHTS HELD FOR
          FUTURE DEVELOPMENT                                    3,900,198
                                                              -----------

              Total Assets                                    $10,600,547
                                                              ===========

                         LIABILITIES AND CAPITALIZATION
                         ------------------------------


        CURRENT LIABILITIES:
          Accounts payable to associated companies            $    18,751
          Accrued income taxes                                    164,177
                                                             -----------
              Total current liabilities                           182,928
                                                             -----------

        SHAREHOLDER'S INVESTMENT:
          Common stock, $150 par value; 1,000 shares
              authorized, issued and outstanding                  150,000
          Additional paid-in capital                              310,566
          Retained earnings                                     9,957,033
                                                              -----------
              Total shareholder's investment                   10,417,599
                                                              -----------

              Total liabilities and capitalization            $10,600,527
                                                              ===========

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                 GEORGIA                                   GEORGIA
                                                              Consolidated              Eliminations      CORPORATE      PIEDMONT
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                            $ 4,965,794          $ (839)          $4,965,794       $ 839
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                               939,092              -               939,092           -
     Purchased and interchanged, net                                    442,196              -               442,196           -
     Purchase power from affiliates                                     329,232              -               329,232           -
     Other                                                              810,043            (839)             810,882           -
Maintenance                                                             430,413              -               430,413           -
Depreciation and amortization                                           600,631              -               600,631           -
Taxes other than income taxes                                           202,483              -               202,164         319
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                         3,754,090            (839)           3,754,610         319
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                      1,211,704              -             1,211,184         520
Other Income (Expense):
Interest income                                                           4,264         (61,828)               4,264         919
Equity in earnings of unconsolidated subsidiaries                         4,178              -                 4,178           -
Other, net                                                               (2,816)             -                (2,816)          -
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                             1,217,330         (61,828)           1,216,810       1,439
-----------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                              161,562         (61,828)             222,990         400
Interest on notes payable                                                24,456              -                24,456           -
Amortization of debt discount, premium and expense, net                  15,078              -                15,078           -
Other interest charges, net                                             (17,217)             -               (17,217)          -
Distributions on preferred securities of subsidiary companies            59,104              -                  -              -
-----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                   242,983         (61,828)             245,307         400
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                            974,347              -               971,503       1,039
-----------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                            363,599              -               363,197         402
-----------------------------------------------------------------------------------------------------------------------------------
Net Income Before Cumulative Effect of Accounting Change                610,748              -               608,306         637
Cumulative effect of accounting change, net of taxes                        257              -                   257           -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              611,005              -               608,563         637
Dividends on Preferred Stock                                                670              -                   670           -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                         $ 610,335        $     -            $ 607,893        $ 637
===================================================================================================================================

                                     A-25a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                 GEORGIA         GEORGIA           GEORGIA             GEORGIA
                                                                 TRUST I         TRUST II         TRUST III            TRUST IV
---------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                     $      -       $       -          $      -           $       -
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                           -               -                 -                   -
     Purchased and interchanged, net                                -               -                 -                   -
     Purchase power from affiliates                                 -               -                 -                   -
     Other                                                          -               -                 -                   -
Maintenance                                                         -               -                 -                   -
Depreciation and amortization                                       -               -                 -                   -
Taxes other than income taxes                                       -               -                 -                   -
---------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                       -               -                 -                   -
---------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                    -               -                 -                   -
Other Income (Expense):
Interest income                                                17,977          13,711            15,121             14,100
Equity in earnings of unconsolidated subsidiaries                   -               -                 -                   -
Other, net                                                          -               -                 -                   -
---------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                      17,977          13,711            15,121             14,100
---------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                          -               -                 -                   -
Interest on notes payable                                           -               -                 -                   -
Amortization of debt discount, premium and expense, net             -               -                 -                   -
Other interest charges, net                                         -               -                 -                   -
Distributions on preferred securities of subsidiary companies  17,437          13,300            14,667             13,700
---------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                          17,437          13,300            14,667             13,700
---------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                      540             411               454                400
---------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                        -               -                 -                   -
---------------------------------------------------------------------------------------------------------------------------------
Net Income Before Cumulative Effect of Accounting Change          540             411               454                400
Cumulative effect of accounting change, net of taxes                -               -                 -                   -
---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        540             411               454                400
Dividends on Preferred Stock                                        -               -                 -                   -
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                   $ 540           $ 411             $ 454              $ 400
=================================================================================================================================

                                      A-25b

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                       GEORGIA                      GEORGIA
                                                                   Consolidated    Eliminations    CORPORATE          PIEDMONT
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                         $ 611,005          $     -      $ 608,563            $ 637
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                   697,143                -        697,143               -
     Deferred income taxes and investment tax credits, net           (48,329)               -        (47,612)            (717)
     Allowance for equity funds used during construction              (9,081)               -         (9,081)              -
     Other, net                                                      (83,322)               -        (83,322)              -
Change in current assets and liabilities -
     Receivables, net                                                 78,532             2,442        77,895               -
     Inventories                                                    (118,924)               -       (118,924)              -
     Payables                                                        (15,406)           (2,442)      (12,964)              -
     Taxes accrued                                                    18,392                -         17,652              740
      Energy cost recovery, retail                                   (29,839)               -        (29,839)              -
     Other                                                           (39,009)               -        (39,009)              -
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                        1,061,162                -      1,060,502              660
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                          (1,389,751)               -     (1,389,751)              -
Sales of property                                                    534,760                -        534,760               -
Other                                                                 (4,774)               -         (4,774)              -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                              (859,765)               -       (859,765)              -
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                             43,698                -         43,698               -
Proceeds--
     Senior notes and other long-term debt                           600,000                -        599,781              219
     Pollution control bonds                                         404,535                -        404,535               -
     Capital contributions from parent company                       225,060                -        225,060               -
Retirements--
     First mortgage bonds                                           (390,140)               -       (390,140)              -
     Pollution control bonds                                        (385,035)               -       (385,035)              -
Capital distributions to parent company                             (160,000)               -       (160,000)              -
Payment of preferred stock dividends                                    (578)               -           (578)              -
Payment of common stock dividends                                   (527,300)               -       (527,300)              -
Other--                                                              (17,747)               -        (16,868)            (879)
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                              (207,507)               -       (206,847)            (660)
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                               (6,110)               -         (6,110)              -
Cash and Cash Equivalents at Beginning of Year                        29,370                -         29,370               -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                            $ 23,260            $   -       $ 23,260          $     -
=================================================================================================================================

                                     A-26a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                       GEORGIA         GEORGIA          GEORGIA        GEORGIA
                                                                      TRUST I         TRUST II        TRUST III       TRUST IV
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                            $ 540           $ 411            $ 454          $ 400
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                        -               -                -              -
     Deferred income taxes and investment tax credits, net                -               -                -              -
     Allowance for equity funds used during construction                  -               -                -              -
     Other, net                                                           -               -                -              -
Change in current assets and liabilities -
     Receivables, net                                                  (540)           (411)            (454)          (400)
     Inventories                                                          -               -                -              -
     Payables                                                             -               -                -              -
     Taxes accrued                                                        -               -                -              -
      Energy cost recovery, retail                                        -               -                -              -
     Other                                                                -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                               -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                  -               -                -              -
Sales of property                                                         -               -                -              -
Other                                                                     -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                    -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                 -               -                -              -
Proceeds--
     Senior notes and other long-term debt                                -               -                -              -
     Pollution control bonds                                              -               -                -              -
     Capital contributions from parent company                            -               -                -              -
Retirements--
     First mortgage bonds                                                 -               -                -              -
     Pollution control bonds                                              -               -                -              -
Capital distributions to parent company                                   -               -                -              -
Payment of preferred stock dividends                                      -               -                -              -
Payment of common stock dividends                                         -               -                -              -
Other--                                                                   -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                    -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                   -               -                -              -
Cash and Cash Equivalents at Beginning of Year                            -               -                -              -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                               $  -          $    -           $    -          $   -
=================================================================================================================================

                                     A-26b

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)

                                                               GEORGIA                             GEORGIA
                                                             Consolidated   Eliminations          CORPORATE       PIEDMONT
----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                  $    23,260       $     -           $    23,260       $     -
Receivables -
     Customer accounts receivable                              537,784             -               537,784             -
     Other accounts and notes receivable                       129,073         (8,142)             129,073             -
     Affiliated companies                                       87,786             -                87,786             -
     Accumulated provision for uncollectible accts              (8,895)            -                (8,895)            -
Fossil fuel stock, at average cost                             202,759             -               202,759             -
Materials and supplies, at average cost                        279,237             -               279,237             -
Other                                                          125,246             -               125,246             -
----------------------------------------------------------------------------------------------------------------------------
Total current assets                                         1,376,250         (8,142)           1,376,250             -
----------------------------------------------------------------------------------------------------------------------------

Utility Plant                                               10,639,246             -            10,620,978         18,268
----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                 429,007       (865,502)             479,833          1,016
----------------------------------------------------------------------------------------------------------------------------

Deferred Charges and Other Assets:
Deferred charges related to income taxes                       543,584             -               543,584             -
Prepaid pension costs                                          228,259             -               228,259             -
Debt expense, being amortized                                   58,165             -                58,165             -
Premium on reacquired debt, being amortized                    173,724             -               173,724             -
Other                                                          117,706             -               117,706             -
----------------------------------------------------------------------------------------------------------------------------
Ttoal deferred charges and other assets                      1,121,438             -             1,121,438             -
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                              $ 13,565,941     $ (873,644)        $ 13,598,499       $ 19,284
============================================================================================================================

                                     A-27a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)

                                                             GEORGIA               GEORGIA       GEORGIA           GEORGIA
                                                             TRUST I              TRUST II      TRUST III         TRUST IV
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                 $     -               $     -        $    -           $     -
Receivables -
     Customer accounts receivable                               -                     -             -                 -
     Other accounts and notes receivable                     2,830                 2,040         2,065             1,207
     Affiliated companies                                       -                     -             -                 -
     Accumulated provision for uncollectible accounts           -                     -             -              -
Fossil fuel stock, at average cost                              -                     -             -                 -
Materials and supplies, at average cost                         -                     -             -                 -
Other                                                           -                     -             -                 -
--------------------------------------------------------------------------------------------------------------------------------
Total current assets                                         2,830                 2,040         2,065             1,207
--------------------------------------------------------------------------------------------------------------------------------

Utility Plant                                                   -                     -             -                 -
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                             231,959               180,412       195,103           206,186
--------------------------------------------------------------------------------------------------------------------------------

Deferred Charges and Other Assets:
Deferred charges related to income taxes                        -                     -             -                 -
Prepaid pension costs                                           -                     -             -                 -
Debt expense, being amortized                                   -                     -             -                 -
Premium on reacquired debt, being amortized                     -                     -             -                 -
Other                                                           -                     -             -                 -
--------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                         -                     -             -                 -
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                             $234,789               $182,452      $197,168         $ 207,393
================================================================================================================================

                                     A-27b


                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)
                                                                 GEORGIA                           GEORGIA
                                                                Consolidated    Eliminations       CORPORATE      PIEDMONT
----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                                   $ 311,620       $     -          $ 311,620        $    -
Notes payable to banks                                             747,537             -            747,537             -
Accounts payable -
     Affiliated                                                    109,591             -            109,591             -
     Other                                                         409,253             -            409,253             -
Customer deposits                                                   83,172             -             83,172             -
Taxes accrued                                                      161,054             -            160,383            671
Interest accrued                                                    46,942         (8,142)           55,084             -
Vacation pay accrued                                                41,830             -             41,830             -
Other                                                              112,686             -            112,686             -
----------------------------------------------------------------------------------------------------------------------------
Totral current liabilities                                       2,023,685         (8,142)        2,031,156            671
----------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                   2,961,726       (827,236)        3,775,386         13,576
----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                2,163,959             -          2,164,636           (677)
Accumulated deferred investment tax credits                        337,482             -            337,482             -
Deferred credits related to income taxes                           229,216             -            229,216             -
Employee benefits provisions                                       207,795             -            207,795             -
Other                                                              440,774             -            440,774             -
----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                     3,379,226             -          3,379,903           (677)
----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                                  789,250             -                 -              -
----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock                                          14,569             -             14,569             -
----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity                                      4,397,485       (38,266)         4,397,485          5,714
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                    $ 13,565,941    $ (873,644)       $13,598,499       $ 19,284
============================================================================================================================

                                     A-28a

                     GEORGIA POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)

                                                          GEORGIA           GEORGIA               GEORGIA                GEORGIA
                                                           TRUST I          TRUST II              TRUST III              TRUST IV
----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                            $     -           $     -               $     -                $     -
Notes payable to banks                                          -                 -                     -                      -
Accounts payable -
     Affiliated                                                 -                 -                     -                      -
     Other                                                      -                 -                     -                      -
Customer deposits                                               -                 -                     -                      -
Taxes accrued                                                   -                 -                     -                      -
Interest accrued                                                -                 -                     -                      -
Vacation pay accrued                                            -                 -                     -                      -
Other                                                           -                 -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Totral current liabilities                                      -                 -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt                                                  -                 -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                               -                 -                     -                      -
Accumulated deferred investment tax credits                     -                 -                     -                      -
Deferred credits related to income taxes                        -                 -                     -                      -
Employee benefits provisions                                    -                 -                     -                      -
Other                                                           -                 -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                    -                 -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                          225,000           175,000               189,250                200,000
----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock                                      -                 -                     -                      -
----------------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity                                  9,789             7,452                 7,918                  7,393
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                $234,789          $182,452             $ 197,168              $ 207,393
==================================================================================================================================


                                     A-28b

                         Notes to GEORGIA's Consolidated
                              Financial Statements



  (A) Includes $3,752,500 equity in earnings for SEGCO, a non-consolidated subsidiary in which GEORGIA has 50% ownership. SEGCO is accounted for on the equity basis. See pages A-2 through A-15 for SEGCO's financial statements consolidated for SOUTHERN.

  (B)    Includes $28,944,000 of investments in SEGCO.


                 GULF POWER COMPANY AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME
                 FOR THE YEAR ENDED DECEMBER 31, 2001
                   (in thousands)

                                                             GULF                             GULF
                                                         Consolidated      Eliminations    CORPORATE
--------------------------------------------------------------------------------------------------------

Total operating revenues                                     $ 725,203       $   -          $ 725,203
--------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                      200,633           -           200,633
     Purchased power from non-affiliates                        65,585           -            65,585
     Purchased power from affiliates                            40,660           -            40,660
     Other                                                     117,394           -           117,394
Maintenance                                                     60,193           -            60,193
Depreciation and amortization                                   68,218           -            68,218
Taxes other than income taxes                                   55,261           -            55,261
--------------------------------------------------------------------------------------------------------
Total operating expenses                                       607,944           -           607,944
--------------------------------------------------------------------------------------------------------
Operating income                                               117,259           -           117,259
--------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                                  1,258       (6,676)           1,258
Other, net                                                       2,778           -             2,778
--------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                      121,295       (6,676)         121,295
--------------------------------------------------------------------------------------------------------
Interest and Other:
--------------------------------------------------------------------------------------------------------
Interest expense, net                                           25,034       (6,676)          31,710
Distributions on preferred securities of subsidiary              6,477           -                -
--------------------------------------------------------------------------------------------------------
Total interest charges and other, net                           31,511       (6,676)          31,710
--------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                    89,784           -            89,585
--------------------------------------------------------------------------------------------------------
Income taxes                                                    31,260           -            31,260
--------------------------------------------------------------------------------------------------------
Net Income                                                      58,524           -            58,325
Dividends on Preferred Stock                                       217           -               217
--------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                 $ 58,307       $   -          $ 58,108
========================================================================================================

                                     A-30a


                 GULF POWER COMPANY AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME
                 FOR THE YEAR ENDED DECEMBER 31, 2001
                   (in thousands)

                                                            GULF                  GULF                   GULF
                                                           TRUST I              TRUST II               TRUST III
-------------------------------------------------------------------------------------------------------------------------

Total operating revenues                                    $  -              $      -                 $    -
-------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                      -                     -                      -
     Purchased power from non-affiliates                       -                     -                      -
     Purchased power from affiliates                           -                     -                      -
     Other                                                     -                     -                      -
Maintenance                                                    -                     -                      -
Depreciation and amortization                                  -                     -                      -
Taxes other than income taxes                                  -                     -                      -
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                       -                     -                      -
-------------------------------------------------------------------------------------------------------------------------
Operating income                                               -                     -                      -
------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                             3,144                 3,247                    285
Other, net                                                     -                     -                      -
-------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                   3,144                 3,247                    285
-------------------------------------------------------------------------------------------------------------------------
Interest and Other:
-------------------------------------------------------------------------------------------------------------------------
Interest expense, net                                          -                     -                      -
Distributions on preferred securities of subsidiary         3,050                 3,150                    276
-------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                       3,050                 3,150                    276
-------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                   94                    97                      9
-------------------------------------------------------------------------------------------------------------------------
Income taxes                                                   -                     -                      -
-------------------------------------------------------------------------------------------------------------------------
Net Income                                                     94                    97                      9
Dividends on Preferred Stock                                   -                     -                      -
-------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock             $    94               $    97                  $   9
=========================================================================================================================

                                     A-30b

                       GULF POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                             GULF                                  GULF
                                                                         Consolidated     Eliminations           CORPORATE
----------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                 $ 58,524          $  -                 $  58,324
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                           72,320             -                    72,320
     Deferred income taxes and investment tax credits, net                    3,394             -                     3,394
     Other, net                                                              (1,804)            -                    (1,804)
Change in current assets and liabilities -
     Receivables, net                                                        15,991            191                   15,991
     Fossil fuel stock                                                      (30,887)            -                   (30,887)
     Materials and supplies                                                     176             -                       176
     Accounts payable                                                       (14,492)          (191)                 (14,292)
     Provision for rate refund                                                1,530             -                     1,530
     Other                                                                  (31,249)            -                   (31,249)
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                  73,503             -                    73,503
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                                   (274,668)            -                  (274,668)
Other                                                                         5,290             -                     5,290
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                    (269,378)            -                  (269,378)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Increase (decrease) in notes payable, net                                    44,311             -                    44,311
Proceeds--
     Other long-term debt                                                   135,000             -                   135,000
     Preferred securities                                                    30,000             -                    30,000
     Capital contributions from parent company                               72,484             -                    72,484
Retirements--
     First mortgage bondst                                                  (30,000)            -                   (30,000)
     Other long-term debt                                                      (862)            -                      (862)
Payment of preferred stock dividends                                           (217)            -                      (217)
Payment of common stock dividends                                           (53,275)            -                   (53,275)
Other                                                                        (3,703)            -                    (3,703)
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                                193,738             -                   193,738
----------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                      (2,137)            -                    (2,137)
Cash and Cash Equivalents at Beginning of Period                              4,381             -                     4,381
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                  $ 2,244        $    -                   $ 2,244
============================================================================================================================

                                     A-31a

                       GULF POWER COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                             GULF                  GULF               GULF
                                                                            TRUST I              TRUST II          TRUST III
--------------------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net Income                                                                  $ 94                  $ 97              $  9
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                             -                     -                 -
     Deferred income taxes and investment tax credits, net                     -                     -                 -
     Other, net                                                                -                     -                 -
Change in current assets and liabilities -
     Receivables, net                                                        (94)                  (97)               (9)
     Fossil fuel stock                                                         -                     -                 -
     Materials and supplies                                                    -                     -                 -
     Accounts payable                                                          -                     -                 -
     Provision for rate refund                                                 -                     -                 -
     Other                                                                     -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATING ACTIVITIES                                    -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Gross property additions                                                       -                     -                 -
Other                                                                          -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR  INVESTING ACTIVITIES                                        -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES AND CAPITAL CONTRIBUTIONS
Increase (decrease) in notes payable, net                                      -                     -                 -
Proceeds--
     Other long-term debt
     Preferred securities
     Capital contributions from parent company                                 -                     -                 -
Retirements--
     First mortgage bondst
     Other long-term debt                                                      -                     -                 -
Payment of preferred stock dividends                                           -                     -                 -
Payment of common stock dividends                                              -                     -                 -
Other                                                                          -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCINGS                                                   -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                        -                     -                 -
Cash and Cash Equivalents at Beginning of Period                               -                     -                 -
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                 $   -                  $  -             $   -
================================================================================================================================


                                     A-31b

                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)
                                                                GULF                                GULF
                                                            Consolidated       Eliminations       CORPORATE
--------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                         $ 2,244       $      -            $ 2,244
Receivables -
     Customer accounts receivable                                  64,113              -             64,113
     Other accounts and notes receivable                            4,316          (1,142)            4,316
     Affiliated companies                                           2,689              -              2,689
     Accumulated provision for uncollectible accts                 (1,342)             -             (1,342)
Fossil fuel stock, at average cost                                 47,655              -             47,655
Materials and supplies, at average cost                            28,857              -             28,857
Regulatory clauses under recovery                                  24,912              -             24,912
Other                                                              12,662              -             12,662
--------------------------------------------------------------------------------------------------------------
Total current assets                                              186,106          (1,142)          186,106
--------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                   1,303,456              -          1,303,456
--------------------------------------------------------------------------------------------------------------
Other Property and Investments                                      7,049        (122,114)           10,606
--------------------------------------------------------------------------------------------------------------
Deferred Charges and OtherAssets:
Deferred charges related to income taxes                           16,766              -             16,766
Prepaid pension costs                                              26,364              -             26,364
Debt expense, being amortized                                       3,036              -              3,036
Premium on reacquired debt, being amortized                        14,518              -             14,518
Other                                                              12,222              -             12,222
--------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                            72,906              -             72,906
--------------------------------------------------------------------------------------------------------------
Total Assets                                                  $ 1,569,517      $ (123,256)      $ 1,573,074
==============================================================================================================

                       A-32a

                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)
                                                             GULF                    GULF                 GULF
                                                            TRUST I                 TRUST II             TRUST III
-------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                  $      -                 $     -             $       -
Receivables -
     Customer accounts receivable                                 -                       -                     -
     Other accounts and notes receivable                         464                    393                   285
     Affiliated companies                                         -                       -                     -
     Accumulated provision for uncollectible accts                -                       -                     -
Fossil fuel stock, at average cost                                -                       -                     -
Materials and supplies, at average cost                           -                       -                     -
Regulatory clauses under recovery                                 -                       -                     -
Other                                                             -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Total current assets                                             464                    393                   285
------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                                     -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                41,237                 46,392                30,928
------------------------------------------------------------------------------------------------------------------------
Deferred Charges and OtherAssets:
Deferred charges related to income taxes                          -                       -                     -
Prepaid pension costs                                             -                       -                     -
Debt expense, being amortized                                     -                       -                     -
Premium on reacquired debt, being amortized                       -                       -                     -
Other                                                             -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                           -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $ 41,701               $ 46,785              $ 31,213
========================================================================================================================

                       A-32b


                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)
                                                             GULF                                     GULF
                                                         Consolidated     Eliminations              CORPORATE
----------------------------------------------------------------------------------------------------------------
Current Liabilities:
Notes payable                                               $ 87,311       $      -                 $ 87,311
Accounts payable
   Affiliated companies                                       18,202              -                   18,202
   Other                                                      38,308              -                   38,308
Customer deposits                                             14,506              -                   14,506
Taxes accrued                                                 16,215              -                   16,215
Interest accrued                                               8,305          (1,142)                  9,447
Provision for rate refund                                      1,530              -                    1,530
Vacation pay accrued                                           4,725              -                    4,725
Regulatory clauses over recovery                               3,719              -                    3,719
Other                                                          6,528              -                    6,528
----------------------------------------------------------------------------------------------------------------
Total current liabilities                                    199,349          (1,142)                200,491
----------------------------------------------------------------------------------------------------------------
Long-term debt                                               467,784        (118,557)                586,341
----------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                            161,968              -                  161,968
Accumulated deferred investment tax credits                   24,056              -                   24,056
Deferred credits related to income taxes                      28,293              -                   28,293
Employee benefits provisions                                  37,892              -                   37,892
Other                                                         26,045              -                   26,045
----------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                 278,254              -                  278,254
----------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                            115,000              -                       -
----------------------------------------------------------------------------------------------------------------
Preferred stock                                                4,236              -                    4,236
----------------------------------------------------------------------------------------------------------------
Common stockholder's equity                                  504,894          (3,557)                503,752
----------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity               $ 1,569,517      $ (123,256)            $ 1,573,074
================================================================================================================

                                     A-33a


                       GULF POWER COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)
                                                             GULF                    GULF                 GULF
                                                            TRUST I                 TRUST II             TRUST III
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Notes payable                                              $      -                  $    -               $     -
Accounts payable
   Affiliated companies                                           -                       -                     -
   Other                                                          -                       -                     -
Customer deposits                                                 -                       -                     -
Taxes accrued                                                     -                       -                     -
Interest accrued                                                  -                       -                     -
Provision for rate refund                                         -                       -                     -
Vacation pay accrued                                              -                       -                     -
Regulatory clauses over recovery                                  -                       -                     -
Other                                                             -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                         -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                    -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                 -                       -                     -
Accumulated deferred investment tax credits                       -                       -                     -
Deferred credits related to income taxes                          -                       -                     -
Employee benefits provisions                                      -                       -                     -
Other                                                             -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                      -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                             40,000                 45,000                 30,000
------------------------------------------------------------------------------------------------------------------------
Preferred stock                                                   -                       -                     -
------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                                    1,701                  1,785                  1,213
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                  $ 41,701               $ 46,785               $ 31,213
========================================================================================================================

                                     A-33b

                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                MISSISSIPPI                         MISSISSIPPI      MISSISSIPPI
                                                               Consolidated     Eliminations         CORPORATE         TRUST I
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING REVENUES                                             $ 796,065   $    -             $ 796,065 $         $ -
--------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Operation --
     Fuel                                                              277,946        -               277,946             -
     Purchased power from non-affiliates                                41,254        -                41,254             -
     Purchased power from affiliates                                    53,990        -                53,990             -
     Other                                                             134,845        -               134,845             -
Maintenance                                                             56,153        -                56,153             -
Depreciation and amortization                                           54,077        -                54,077             -
Taxes other than income taxes                                           44,966        -                44,966             -
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                               663,231        -               663,231
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                       132,834                        132,834
Other Income:
Interest income                                                            369    (2,712)                 369            2,712
Other, net                                                                (532)       -                  (532)            -
--------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                              132,671    (2,712)             132,671            2,712
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                              18,186    (2,712)              20,898             -
Interest on notes payable                                                2,520        -                 2,520             -
Amortization of debt discount, premium and expense, net                    954        -                   954             -
Other interest charges                                                   1,908        -                 1,908             -
Distributions on preferred securities of subsidiary trust                2,712        -                  -               2,712
--------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                               26,280    (2,712)              26,280            2,712
--------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                           106,391        -               106,391             -
Income taxes                                                            40,533        -                40,533             -
--------------------------------------------------------------------------------------------------------------------------------
Earnings Before Cumulative Effect of Accounting Change                  65,858        -                65,858             -
Cumulative effect of accounting change, net of taxes                        70        -                    70
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                              65,928        -                65,928
Dividends on Preferred Stock                                             2,041        -                 2,041             -
 -------------------------------------------------------------------------------------------------------------------------------
NET INCOME AFTER DIVIDENDS ON PREFERRED STOCK                         $ 63,887    $   -              $ 63,887          $  -
================================================================================================================================

                                      A-34


                    MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                                 MISSISSIPPI                           MISSISSIPPI    MISSISSIPPI
                                                                Consolidated     Eliminations           CORPORATE       TRUST I
---------------------------------------------------------------------------------------------------------------------------------
Operating Activities:
Net Income                                                        $ 65,928        $   -              $ 65,928 $           -
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                  58,105            -                58,105             -
     Deferred income taxes and investment tax credits, net          (9,718)           -                (9,718)            -
     Other, net                                                      2,441            -                 2,441             -
Change in current assets and liabilities -
     Receivables, net                                               (7,796)           -                (7,796)            -
     Fossil fuel stock                                             (20,269)           -               (20,269)            -
     Materials and supplies                                         (1,529)           -                (1,529)            -
     Accounts payable                                               53,462            -                53,462             -
     Other                                                          11,251            -                11,251             -
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                        151,875            -               151,875             -
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                           (61,193)           -               (61,193)            -
Other                                                               (2,988)           -                (2,988)            -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                             (64,181)           -               (64,181)            -
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions
Increase (decrease) in notes payable, net                          (40,027)           -               (40,027)            -
Proceeds--
    Capital contributions from parent company                       73,095            -                73,095             -
Retirements--
     First mortgage bonds                                          (36,000)           -               (36,000)            -
     Other long-term debt                                          (21,021)                           (21,021)
Payment of preferred stock dividends                                (2,041)           -                (2,041)            -
Payment of common stock dividends                                  (50,200)           -               (50,200)            -
Other                                                                  (81)           -                   (81)            -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                             (76,275)           -               (76,275)            -
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                             11,419            -                11,419             -
Cash and Cash Equivalents at the Beginning of Period                 7,531            -                 7,531             -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                        $ 18,950        $   -              $ 18,950          $  -
=================================================================================================================================

                                                   MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                                                          CONSOLIDATED BALANCE SHEET
                                                             AT DECEMBER 31, 2001
                                                                (in thousands)

                                                            MISSISSIPPI                       MISSISSIPPI      MISSISSIPPI
                                                           Consolidated    Eliminations       CORPORATE          TRUST I
--------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                    $ 18,950     $      -             $ 18,950        $    -
Receivables -
     Customer accounts receivable                              63,286            -               63,286             -
     Other accounts and notes receivable                       26,068            -               26,068             -
     Affiliated companies                                      22,569            -               22,569             -
     Accumulated provision for uncollectible accounts            (856)           -                 (856)            -
Fossil fuel stock, at average cost                             31,489            -               31,489             -
Materials and supplies, at average cost                        23,223            -               23,223             -
Other                                                          16,002            -               16,002             -
--------------------------------------------------------------------------------------------------------------------------
Total current assets                                          200,731            -              200,731             -
--------------------------------------------------------------------------------------------------------------------------
Property, Plant and Equipment                               1,081,071            -            1,081,071             -
--------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                  1,900       (37,164)              2,982         36,082
--------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                       13,394            -               13,394             -
Prepaid pension costs                                           4,501            -                4,501             -
Debt expense, being amortized                                   4,396            -                4,396             -
Premium on reacquired debt, being amortized                     6,719            -                6,719             -
Other                                                          20,821            -               20,821             -
--------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                        49,831            -               49,831             -
--------------------------------------------------------------------------------------------------------------------------
Total Assets                                              $ 1,333,533     $ (37,164)        $ 1,334,615        $36,082
==========================================================================================================================

                                      A-36

                                                   MISSISSIPPI POWER COMPANY AND SUBSIDIARY
                                                          CONSOLIDATED BALANCE SHEET
                                                             AT DECEMBER 31, 2001
                                                                (in thousands)


                                                                  MISSISSIPPI                      MISSISSIPPI    MISSISSIPPI
                                                                 Consolidated    Eliminations       CORPORATE        TRUST I
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities
Securities due within one year                                   $ 80,020       $    -              $ 80,020        $    -
Notes payable                                                      15,973            -                15,973             -
Accounts payable                                                  112,009            -               112,009             -
Customer deposits                                                   6,540            -                 6,540             -
Taxes accrued                                                      50,263            -                50,263             -
Interest accrued                                                    5,079            -                 5,079             -
Vacation pay accrued                                                5,810            -                 5,810             -
Other                                                              11,483            -                11,483             -
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                         287,177            -               287,177             -
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                    233,753            -               233,753             -
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                 138,913            -               138,913             -
Deferred credits related to income taxes                           23,626            -                23,626             -
Accumulated deferred investment tax credits                        22,268            -                22,268             -
Employee benefits provisions                                       31,041            -                31,041             -
Workforce reduction plan                                            8,263            -                 8,263             -
Other                                                              30,003            -                30,003             -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                      254,114            -               254,114             -
-----------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   company junior subordinated notes                               35,000            -                   -            35,000
-----------------------------------------------------------------------------------------------------------------------------
Preferred stock                                                    31,809            -                31,809             -
-----------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                                       491,680        (1,082)             491,680           1,082
-----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                    $ 1,333,533      $ (1,082)         $ 1,298,533        $ 36,082
=============================================================================================================================

               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (in thousands)

                                                              SAVANNAH                             SAVANNAH         SAVANNAH
                                                            Consolidated          Eliminations     CORPORATE         TRUST I
-----------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                                          $ 283,852         $   -          $ 283,852        $    -
-----------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
     Fuel                                                            50,796             -             50,796             -
     Purchased power from non-affiliates                             23,147             -             23,147             -
     Purchase power from affiliates                                  49,939             -             49,939             -
     Other                                                           50,607             -             50,607             -
Maintenance                                                          19,886             -             19,886             -
Depreciation and amortization                                        25,951             -             25,951             -
Taxes other than income taxes                                        13,984             -             13,984             -
-----------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                       234,310             -            234,310             -
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                     49,542             -             49,542             -
-----------------------------------------------------------------------------------------------------------------------------------
Other Income (Expense):
Interest income                                                         173         (2,825)              173          2,825
Other, net                                                             (686)            -               (686)            -
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                            49,029         (2,825)           49,029          2,825
-----------------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                                12,517         (2,825)           15,342             -
Distributions on preferred securities of subsidiary trust             2,740             -                  -          2,740
-----------------------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                15,257         (2,825)           15,342          2,740
-----------------------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                         33,772             -             33,687             85
-----------------------------------------------------------------------------------------------------------------------------------
Income taxes                                                         11,731             -             11,731             -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                           22,041             -             21,956             85
Cumulative effect of accounting change, net of tax                       22             -                 22             -
-----------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                      $ 22,063       $     -           $ 21,978           $ 85
===================================================================================================================================


                                                          SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                                 CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                 FOR THE YEAR ENDED DECEMBER 31, 2001
                                                                            (in thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                                                    SAVANNAH                           SAVANNAH       SAVANNAH
                                                                  Consolidated      Eliminations       CORPORATE       TRUST I
------------------------------------------------------------------------------------------------------------------------------

Operating Activities:
Net Income                                                           $ 22,063        $    -            $ 21,978         $  85
Adjustments to reconcile consolidated net income to net cash provided by operating activities -
     Depreciation and amortization                                     27,895             -              27,895            -
     Deferred income taxes and investment tax credits, net            (20,528)            -             (20,528)           -
     Other, net                                                         4,084             -               4,084            -
     Change in certain current assets and liabilities -
        Receivables, net                                               24,079             85             24,079           (85)
        Fossil fuel stock                                              (2,711)            -              (2,711)           -
        Material and supplies                                          (4,025)            -              (4,025)           -
        Accounts payable                                               (8,439)           (85)            (8,354)           -
        Other                                                          12,631             -              12,631            -
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                            55,049             -              55,049            -
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                              (31,296)            -             (31,296)           -
Other                                                                  (1,875)            -              (1,875)           -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                (33,171)            -             (33,171)           -
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase in notes payable, net                                        (13,241)            -             (13,241)           -
Proceeds--
     Other long-term debt                                              65,000                            65,000
     Capital contribution from parent company                           1,561             -               1,561            -
Retirements--
     First mortgage bonds                                             (20,642)                          (20,642)
     Other long-term debt                                             (30,465)            -             (30,465)           -
Payment of common stock dividends                                     (21,700)            -             (21,700)           -
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                (19,487)            -             (19,487)           -
---------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                 2,391             -               2,391            -
Cash and Cash Equivalents at Beginning of Period                           -              -                  -             -
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                            $ 2,391        $    -             $ 2,391       $    -
=================================================================================================================================


                                               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                                                           CONSOLIDATED BALANCE SHEET
                                                              AT DECEMBER 31, 2001
                                                                 (in thousands)


-----------------------------------------------------------------------------------------------------------------------------
                                                        SAVANNAH                             SAVANNAH         SAVANNAH
                                                      Consolidated          Eliminations     CORPORATE         TRUST I
-----------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                     $ 2,391       $     -             $ 2,391      $     -
Receivables -
     Customer accounts receivable                              29,959             -              29,959            -
      Unrecovered retail fuel clause revenue                   11,974             -              11,974            -
     Other accounts and notes receivable                        2,882           (260)             2,882           260
     Affiliated companies                                       1,170             -               1,170            -
     Accumulated provision for uncollectible accts               (500)            -                (500)           -
Fossil fuel stock, at average cost                              9,851             -               9,851            -
Materials and supplies, at average cost                        12,969             -              12,969            -
Prepaid taxes                                                  12,511             -              12,511            -
Other                                                             586             -                 586            -
-----------------------------------------------------------------------------------------------------------------------------
Total current assets                                           83,793           (260)            83,793           260
-----------------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment                                461,338             -             461,338            -
-----------------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                  2,742        (42,474)             3,979        41,237
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                       12,283             -              12,283            -
Cash surrender value of life insurance for deferred                               -                                -
   compensation plans                                          20,002             -              20,002            -
Debt expense, being amortized                                   3,197             -               3,197            -
Premium on reacquired debt, being amortized                     6,890             -               6,890            -
Other                                                           4,498             -               4,498            -
-----------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                        46,870             -              46,870            0
-----------------------------------------------------------------------------------------------------------------------------
Total Assets                                               $  594,743     $  (42,734)          $595,980      $41,497
=============================================================================================================================




               SAVANNAH ELECTRIC AND POWER COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                              AT DECEMBER 31, 2001
                                 (in thousands)


----------------------------------------------------------------------------------------------------------------------------------
                                                                   SAVANNAH                              SAVANNAH       SAVANNAH
                                                                 Consolidated          Eliminations      CORPORATE       TRUST I
----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Securities due within one year                                           $ 1,178       $     -           $ 1,178       $    -
Notes payable                                                             32,159             -            32,159            -
Accounts payable                                                          15,247             -            15,247            -
Customer deposits                                                          6,237             -             6,237            -
Taxes accrued                                                              4,255             -             4,255            -
Interest accrued                                                           4,014           (260)           4,274            -
Vacation pay accrued                                                       2,361             -             2,361            -
Other                                                                      9,097             -             9,097            -
----------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                 74,548           (260)          74,808            -
----------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                           160,709        (41,237)         201,946            -
----------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                         77,331             -            77,331            -
Deferred credits related to income taxes                                  13,776             -            13,776            -
Accumulated deferred investment tax credits                                9,952             -             9,952            -
Deferred compensation plans                                                8,550             -             8,550            -
Employee benefits provisions                                              18,936             -            18,936            -
Other                                                                     14,023             -            14,023            -
----------------------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                             142,568             -           142,568            -
----------------------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily
  redeemable preferred securities                                         40,000             -               -          40,000
----------------------------------------------------------------------------------------------------------------------------------
Common stockholder's equity                                              176,918         (1,237)        176,658          1,497
----------------------------------------------------------------------------------------------------------------------------------
TOTAL CAPITALIZATION AND LIABILITIES                                   $ 554,743      $ (42,734)      $ 595,980       $ 41,497
==================================================================================================================================

EXHIBITS.
---------

         Exhibits (including reference to previous filings):

                Exhibit
                Number         Description of Exhibit

                A-1            Annual Report of SOUTHERN on Form 10-K for the year ended December 31, 2001.  (File No. 1-3526.)

                A-2            Annual Report of ALABAMA on Form 10-K for the year ended December 31, 2001.  (File No. 1-3164.)

                A-3            Annual Report of GEORGIA on Form 10-K for the year ended December 31, 2001.  (File No. 1-6468.)

                A-4            Annual Report of GULF on Form 10-K for the year ended December 31, 2001.  (File No. 0-2429.)

                A-5            Annual Report of MISSISSIPPI on Form 10-K for the year ended December 31, 2001.  (File No.
                               0-6849.)

                A-6            Annual Report of SAVANNAH on Form 10-K for the year ended December 31, 2001.  (File No. 1-5072.)

                B-1            Composite Certificate of Incorporation of SOUTHERN, reflecting all amendments thereto through
                               January 5, 1994.  (Designated in Registration No. 33-3546, as Exhibit 4(a), in Certificate of
                               Notification, File No. 70-7341, as Exhibit A and in Certificate of Notification, File No.
                               70-8181, as Exhibit A.)

                B-2            By-laws of SOUTHERN as amended effective October 21, 1991, and as presently in effect.
                               (Designated in Form U-1, File No. 70-8181, as Exhibit A-2.)

                B-3            Charter of ALABAMA and amendments thereto through November 21, 2001.  (Designated in
                               Registration No. 2-59634 as Exhibit 2(b), in Registration No. 2-60209 as Exhibit 2(c), in
                               Registration No. 2-60484 as Exhibit 2(b), in Registration No. 2-70838 as Exhibit 4(a)-2, in
                               Registration No. 2-85987 as Exhibit 4(a)-2, in Registration No. 33-25539 as Exhibit 4(a)-2, in
                               Registration No. 33-43917 as Exhibit 4(a)-2, in Form 8-K dated February 5, 1992, File No.
                               1-3164, as Exhibit 4(b)-3, in Form 8-K dated July 8, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated October 27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K
                               dated November 16, 1993, File No. 1-3164, as Exhibit 4(a), in Certificate of Notification, File
                               No. 70-8191, as Exhibit A, in Form 10-K for the year ended December 31, 1997, File No. 1-3164, as Exhibit 3(b)2, in Form 8-K dated August 10, 1998, File No. 1-3164, as Exhibit 4.4, in Form
                               10-K for the year ended December 31, 2000, File No. 1-3164, as Exhibit 3(b)2 and in Form 10-K
                               for the year ended December 31, 2001, File No. 1-3164, as Exhibit 3(b)2.)

                B-4            By-laws of ALABAMA as amended effective April 26, 2001, and as presently in effect. (Designated in
                               Form 10-K for the year ended December 31, 2001, File No. 1-3164, as Exhibit 3(b)3.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-5            Charter of GEORGIA and amendments thereto through February 16, 2001.  (Designated in
                               Registration No. 2-63392 as Exhibit 2(a)-2, in Registration No. 2-78913 as Exhibits 4(a)-(2) and
                               4(a)-(3), in Registration No. 2-93039 as Exhibit 4(a)-(2), in Registration No. 2-96810 as
                               Exhibit 4(a)(2), in Registration No. 33-141 as Exhibit 4(a)(2), in Registration No. 33-1359 as
                               Exhibit 4(a)(2), in Registration No. 33-5405 as Exhibit 4(b)(2), in Registration No. 33-14367 as
                               Exhibits 4(b)-2 and 4(b)-3, in Registration No. 33-22504 as Exhibits 4(b)-(2), 4(b)-(3) and
                               4(b)-(4), in GEORGIA's Form 10-K for the year ended December 31, 1991, File No. 1-6468, as
                               Exhibits 4(a)(2) and 4(a)(3), in Registration No. 33-48895, as Exhibits 4(b)-(2) and 4(b)-(3),
                               in Form 8-K dated December 10, 1992, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated June
                               17, 1993, File No. 1-6468, as Exhibit 4(b), in Form 8-K dated October 20, 1993, File No. 1-6468, as Exhibit 4(b), in Form 10-K for the year ended December 31, 1997, File No. 1-6468, as Exhibit
                               3(c)2 and in Form 10-K for the year ended December 31, 2000, File No. 1-6468, as Exhibit 3(c)2.)

                B-6            By-laws of GEORGIA as amended effective November 15, 2000, and as presently in effect. (Designated in GEORGIA's Form 10-K for the year ended December 31, 2000, File No. 1-6468, as Exhibit
                               3(c)3.)

                B-7            Restated Articles of Incorporation of GULF and amendments thereto through February 9, 2001.
                               (Designated in Registration No. 33-43739 as Exhibit 4(b)-(1), in Form 8-K dated January 15,
                               1992, File No. 0-2429, as Exhibit 1(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as
                               Exhibit 4(b)-2, in Form 8-K dated September 22, 1993, File No. 0-2429, as Exhibit 4, in Form 8-K
                               dated November 3, 1993, File No. 0-2429, as Exhibit 4, in Form 10-K for the year ended December
                               31, 1997, File No. 0-2429, as Exhibit 3(d)2 and in Form 10-K for the year ended December 31,
                               2000, File No. 0-2429, as Exhibit 3(d)2.)

                B-8            By-laws of GULF as amended effective May 22, 2001, and as presently in effect. (Designated in
                               Form 10-K for the year ended December 31, 2001, File No. 0-2429, as Exhibit 3(d)2.)

                B-9            Articles of incorporation of MISSISSIPPI, articles of merger of Mississippi Power Company (a
                               Maine corporation) into MISSISSIPPI and articles of amendment to the articles of incorporation of MISSISSIPPI through March 8, 2001.  (Designated in Registration No. 2-71540 as Exhibit
                               4(a)-1, in Form U5S for 1987, File No. 30-222-2, as Exhibit B-10, in Registration No. 33-49320
                               as Exhibit 4(b)-1, in Form 8-K dated August 5, 1992, File No. 0-6849, as Exhibits 4(b)-2 and
                               4(b)-3 in Form 8-K dated August 4, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 8-K dated
                               August 18, 1993, File No. 0-6849, as Exhibit 4(b)-3, in Form 10-K for the year ended December
                               31, 1997, File No. 0-6849, as Exhibit 3(e)2 and in Form 10-K for the year ended December 31,
                               2000, File No. 0-6849, as Exhibit 3(e)2.)

                B-10           By-laws of MISSISSIPPI as amended effective February 28, 2001, and as presently in effect.
                               (Designated if Form 10-K for the year ended December 31, 2001, File No. 0-6849, as Exhibit
                               3(e)2.)


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-11           Charter of SAVANNAH and amendments thereto through December 2, 1998.  (Designated in
                               Registration No. 33-25183 as Exhibit 4(b)-(1), in Registration No. 33-45757 as Exhibit 4(b)-(2),
                               in Form 8-K dated November 9, 1993, File No. 1-5072 as Exhibit 4(b) and in Form 10-K for the
                               year ended December 31, 1998, File No. 1-5072, as Exhibit 3(f)2.)

                B-12           By-laws of SAVANNAH as amended effective May 17, 2000, and as presently in effect. (Designated in
                               SAVANNAH's Form 10-K for the year ended December 31, 2000, File No. 1-5072, as Exhibit 3(f)2.)

                B-13           SCS Certificate of Incorporation as amended.  (Designated in Form U-1, File No. 70-3573, as
                               Exhibit A-1; in Form U-1, File No. 70-3833, as Exhibit A-2; Form U5S for 1962, File No.
                               30-222-2, as Exhibit A-17; and Form U5S for 1985, File No. 30-222-2, as Exhibit B-13(b).)

                B-14           SCS By-laws as amended to date, last amended October 19, 1998.  (Designated in Form U5S for
                               1998, File No. 30-222-2, as Exhibit B-16.)

                B-15           Amended and Restated Articles of Incorporation of MESH dated February 7, 2000.

                B-16           By-laws of MESH. (Designated in Form U5S for 1995, File No. 30-222-2, as Exhibit B-24.)

                B-17           Articles of Incorporation of Southern Management Development, Inc. and amendments thereto through March 25, 1993.  (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibit B-23 ,
                               in Form U5S for 1987, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1993, File No.
                               30-222-2, as Exhibit B-25.)

                B-18           Amendment to the Articles of Incorporation of Southern Management Development, Inc. dated March
                               6, 2001.

                B-19           Amended and Restated By-laws of Southern Management Development, Inc. effective March 5, 2001.

                B-20           Articles of Incorporation of SOUTHERN NUCLEAR and amendment thereto through June 14, 1991.
                               (Designated in Form U5S for 1991, File No. 30-222-2, as Exhibit B-28.)

                B-21           By-laws of SOUTHERN NUCLEAR as amended to date, last amended May 21, 1991.  (Designated in Form
                               U5S for 1991, File No. 30-222-2, as Exhibit B-27 and in Form U5S for 1997, File No. 30-222-2, as
                               Exhibit B-28.)

                B-22           Certificate of Incorporation of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as
                               Exhibit B-30.)

                B-23           By-laws of SERC.  (Designated in Form U5S for 1993, File No. 30-222-2, as Exhibit B-31.)

                B-24           Certificate of Incorporation of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File
                               No. 30-222-2, as Exhibit B-31.)

                                      A-44


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                B-25           By-laws of SOUTHERN COMMUNICATIONS.  (Designated in Form U5S for 1994, File No. 30-222-2, as
                               Exhibit B-32.)

                B-26           Certificate of Incorporation of Southern Telecom, Inc. as amended through February 17, 1998.

                B-27           By-Laws of Southern Telecom, Inc.  (Designated in Form U5S for 2001, File No. 30-222-2, as
                               Exhibit B-50.)

                B-28           Certificate of Incorporation of Southern Company Funding Corporation dated January 17, 2001.

                B-29            By-Laws of Southern Company Funding Corporation effective January 17, 2001.

                B-30           Certificate of Incorporation of Southern Company Holdings, Inc. as amended through March 6, 2001.

                B-31           By-Laws of Southern Company Holdings, Inc. effective March 5, 2001.

                B-32           Certificate of Incorporation of Southern Information Holding Company, Inc. as amended through
                               February 17, 1998.

                B-33           By-Laws of Southern Information Holding Company, Inc. effective September 9, 1996.

                B-34           Certificate of Incorporation of Southern Power Company dated January 8, 2001.

                B-35           By-Laws of Southern Power Company effective January 8, 2001.

                C-1            Subordinated Note Indenture dated as of February 1, 1997, among SOUTHERN, Southern Company
                               Capital Funding, Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto dated as of February 4, 1997.  (Designated in
                               Registration Nos. 333-28349 as Exhibits 4.1 and 4.2 and 333-28355 as Exhibit 4.2.)

                C-2            Subordinated Note Indenture dated as of June 1, 1997, among SOUTHERN, Southern Company Capital
                               Funding, Inc. and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as
                               Trustee, and indentures supplemental thereto through of December 23, 1998. (Designated in Form
                               10-K for the year ended December 31, 1997, File No. 1-3526, as Exhibit 4(a)2, in Form 8-K dated
                               June 18, 1998, File No. 1-3526, as Exhibit 4.2 and in Form 8-K dated December 18, 1998, File No.
                               1-3526, as Exhibit 4.4.)

                C-3            Senior Note Indenture dated as of February 1, 2002, among SOUTHERN, Southern Company Capital
                               Funding, Inc. and The Bank of New York, as Trustee, and indentures supplemental thereto through those dated February 1, 2002. (Designated in Form 8-K dated January 29, 2002, File No.
                               1-3526, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 30, 2002, File No. 1-3526, as
                               Exhibit 4.2.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                               Indenture dated as of January 1, 1942, between ALABAMA and JPMorgan Chase Bank (formerly The
                               Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through December 1,
                               1994.  (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484 as Exhibits 2(a)-3
                               and 2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit 2(c), 2-68687 as Exhibit 2(c), 2-69599
                               as Exhibit 4(a)-2, 2-71364 as Exhibit 4(a)-2, 2-73727 as Exhibit 4(a)-2, 33-5079 as Exhibit
                               4(a)-2, 33-17083 as Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in ALABAMA's Form 10-K for the
                               year ended December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos. 33-43917 as
                               Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit 4(a)-2, 33-48917 as Exhibit
                               4(a)-2, in Form 8-K dated January 20, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K
                               dated February 17, 1993, File No. 1-3436, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993,
                               File No. 1-3436, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as
                               Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3436, as Exhibit 4, in Certificate
                               of Notification, File No. 70-8069, as Exhibit A, in Form 8-K dated November 16, 1993, File No.
                               1-3436, as Exhibit 4(b), in Certificate of Notification, File No. 70-8069, as Exhibits A and B,
                               in Certificate of Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification,
                               File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File No. 1-3436, as
                               Exhibit 4.)

                C-5            Subordinated Note Indenture dated as of January 1, 1996, between ALABAMA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indenture supplemental thereto dated as of
                               January 1, 1996. (Designated in Certificate of  Notification, File No. 70-8461, as Exhibits E and
                               F.)

                C-6            Subordinated Note Indenture dated as of January 1, 1997, between ALABAMA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through
                               February 25, 1999. (Designated in Form 8-K dated January 9, 1997, File No. 1-3164, as Exhibits 4.1 and 4.2 and in Form 8-K dated February 18, 1999, File No. 1-3164, as Exhibit 4.2.)

                C-7            Senior Note Indenture dated as of December 1, 1997, between ALABAMA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through
                               August 29, 2001.  (Designated in Form 8-K dated December 4, 1997, File No. 1-3164, as Exhibits
                               4.1 and 4.2, in Form 8-K dated February 20, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K
                               dated April 17, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 11, 1998, File
                               No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 8, 1998, File No. 1-3164, as Exhibit
                               4.2, in Form 8-K dated September 16, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated
                               October 7, 1998, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated October 28, 1998, File No.
                               1-3164, as Exhibit 4.2, in Form 8-K dated November 12, 1998, File No. 1-3164, as Exhibit 4.2, in
                               Form 8-K dated May 19, 1999, File No. 1-3164, as Exhibit 4.2, in Form 8-K dated August 13, 1999,
                               File No. 1-3164, as Exhibit 4.2, in Form 8-K dated September 21, 1999, File No. 1-3164, as
                               Exhibit 4.2, in Form 8-K dated May 11, 2000, File No. 1-3164, as Exhibit 4.2 and in Form 8-K
                               dated August 22, 2001, File No. 1-3164, as Exhibits 4.2(a) and 4.2(b).)


         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-8            Indenture dated as of March 1, 1941, between GEORGIA and JPMorgan Chase Bank (formerly The Chase
                               Manhattan Bank), as Trustee, and indentures supplemental thereto dated as of March 1, 1941,
                               March 3, 1941 (3 indentures), March 6, 1941 (139 indentures), March 1, 1946 (88 indentures) and
                               December 1, 1947, through October 15, 1995.  (Designated in Registration Nos. 2-4663 as Exhibits
                               B-3 and B-3(a), 2-7299 as Exhibit 7(a)-2, 2-61116 as Exhibit 2(a)-3 and 2(a)-4, 2-62488 as
                               Exhibit 2(a)-3, 2-63393 as Exhibit 2(a)-4, 2-63705 as Exhibit 2(a)-3, 2-68973 as Exhibit 2(a)-3,
                               2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-73987 as Exhibit 4(a)-(2), 2-77941 as
                               Exhibits 4(a)-(2) and 4(a)-(3), 2-79336 as Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2),
                               2-90105 as Exhibit 4(a)-(2), 33-5405 as Exhibit 4(a)-(2), 33-14367 as Exhibits 4(a)-(2) and
                               4(a)-(3), 33-22504 as Exhibits 4(a)-(2), 4(a)-(3) and 4(a)-(4), 33-32420 as Exhibit 4(a)-(2),
                               33-35683 as Exhibit 4(a)-(2), in GEORGIA's Form 10-K for the year ended December 31, 1990, File
                               No. 1-6468, as Exhibit 4(a)(3), in Form 10-K for the year ended December 31, 1991, File No.
                               1-6468, as Exhibit 4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K dated
                               August 26, 1992, File No. 1-6468, as Exhibit 4(a)-(3), in Form 8-K dated September 9, 1992, File
                               No. 1-6468, as Exhibits 4(a)-(3) and 4(a)-(4), in Form 8-K dated September 23, 1992, File No.
                               1-6468, as Exhibit 4(a)-(3), in Form 8-A dated October 12, 1992, as Exhibit 2(b), in Form 8-K dated January 27, 1993, File No. 1-6468, as Exhibit 4(a)-(3), in Registration No. 33-49661 as
                               Exhibit 4(a)-(2), in Form 8-K dated July 26, 1993, File No. 1-6468, as Exhibit 4, in Certificate
                               of Notification, File No. 70-7832, as Exhibit M, in Certificate of Notification, File No.
                               70-7832, as Exhibit C, in Certificate of Notification, File No. 70-7832, as Exhibits K and L, in
                               Certificate of Notification, File No. 70-8443, as Exhibit C, in Certificate of Notification,
                               File No. 70-8443, as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit E,
                               in Certificate of Notification, File No. 70-8443, as Exhibit E, in Certificate of Notification,
                               File No. 70-8443, as Exhibit E, in GEORGIA's Form 10-K for the year ended December 31, 1994,
                               File No. 1-6468, as Exhibits 4(c)2 and 4(c)3, in Certificate of Notification, File No. 70-8443,
                               as Exhibit C, in Certificate of Notification, File No. 70-8443, as Exhibit C, in Form 8-K dated
                               May 17, 1995, File No. 1-6468, as Exhibit 4 and in GEORGIA's Form 10-K for the year ended
                               December 31, 1995, File No. 1-6468, as Exhibits 4(c)2, 4(c)3, 4(c)4, 4(c)5 and 4(c)6.)

                C-9            Satisfaction and Discharge of Indenture, Release and Deed of Reconveyance dated as of February 27,
                               2002, by JPMorgan Chase Bank, as Trustee, to GEORGIA relating to the defeasance of the
                               Indenture dated as of March 1, 1941 between GEORGIA and JPMorgan Chase Bank (formerly The
                               Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through October 15, 1995.
                               (Designated in GEORGIA's Form 10-K for the year ended December 31, 2001, File No. 1-6468, as
                               Exhibit 4(c)2.)

                C-10           Subordinated Note Indenture dated as of August 1, 1996, between GEORGIA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through
                               January 1, 1997. (Designated in Form 8-K dated August 21, 1996, File No. 1-6468, as Exhibits 4.1 and 4.2 and in Form 8-K dated January 9, 1997, File No. 1-6468, as Exhibit 4.2.)

                                      A-47



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-11           Subordinated Note Indenture dated as of June 1, 1997, between GEORGIA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through
                               February 25, 1999. (Designated in Certificate of Notification, File No. 70-8461, as Exhibits D and
                               E and in Form 8-K dated February 17, 1999, File No. 1-6468, as Exhibit 4.4.)

                C-12           Senior Note Indenture dated as of January 1, 1998, between GEORGIA and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through May
                               8, 2001.  (Designated in Form 8-K dated January 21, 1998, File No. 1-6468, as Exhibits 4.1 and
                               4.2, in Forms 8-K each dated November 19, 1998, File No. 1-6468, as Exhibit 4.2, in Form 8-K
                               dated March 3, 1999, File No. 1-6468, as Exhibit 4.5, in Form 8-K dated February 15, 2000, File
                               No. 1-6468 as Exhibit 4.2, in Form 8-K dated January 26, 2001, File No. 1-6468, as Exhibits
                               4.2(a) and 4.2(b), in Form 8-K dated February 16, 2001, File No. 1-6469 as Exhibit 4.2 and in
                               Form 8-K dated May 1, 2001, File No. 1-6468, as Exhibit 4.2.)

                C-13           Indenture dated as of September 1, 1941, between GULF and JPMorgan Chase Bank (formerly The
                               Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through November 1,
                               1996.  (Designated in Registration Nos. 2-4833 as Exhibit B-3, 2-62319 as Exhibit 2(a)-3,
                               2-63765 as Exhibit 2(a)-3, 2-66260 as Exhibit 2(a)-3, 33-2809 as Exhibit 4(a)-2, 33-43739 as
                               Exhibit 4(a)-2, in GULF's Form 10-K for the year ended December 31, 1991, File No. 0-2429, as
                               Exhibit 4(b), in Form 8-K dated August 18, 1992, File No. 0-2429, as Exhibit 4(a)-3, in
                               Registration No. 33-50165 as Exhibit 4(a)-2, in Form 8-K dated July 12, 1993, File No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in Certificate of
                               Notification, File No. 70-8229, as Exhibits E and F, in Form 8-K dated January 17, 1996, File
                               No. 0-2429, as Exhibit 4, in Certificate of Notification, File No. 70-8229, as Exhibit A, in
                               Certificate of Notification, File No. 70-8229, as Exhibit A and in Form 8-K dated November 6,
                               1996, File No. 0-2429, as Exhibit 4.)

                C-14           Subordinated Note Indenture dated as of January 1, 1997, between GULF and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indentures supplemental thereto through
                               November 16, 2001. (Designated in Form 8-K dated January 27, 1997, File No. 0-2429, as Exhibits
                               4.1 and 4.2, in Form 8-K dated July 28, 1997, File No. 0-2429, as Exhibit 4.2, in Form 8-K
                               dated January 13, 1998, File No. 0-2429, as Exhibit 4.2 and in Form 8-K dated November 8,
                               2001, File No. 0-2429, as Exhibit 4.2.)

                C-15           Senior Note Indenture dated as of January 1, 1998, between GULF and JPMorgan Chase Bank
                               (formerly The Chase Manhattan Bank), as Trustee, and indenture supplemental thereto dated as of
                               January 30, 2002. (Designated in Form 8-K dated June 17, 1998, File No. 0-2429, as Exhibits 4.1 and 4.2, in Form 8-K dated August 17, 1999, File No. 0-2429 as Exhibit 4.2, in Form 8-K dated July
                               31, 2001, File No. 0-2429, as Exhibit 4.2, in Form 8-K dated October 5, 2001, File No. 0-2429, as Exhibit 4.2 and in Form 8-K dated January 18, 2002, File No. 0-2429, as Exhibit 4.2.)



         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

                Exhibit
                Number         Description of Exhibit

                C-16           Indenture dated as of September 1, 1941, between MISSISSIPPI and Deutsche Bank Trust Company
                               Americas (formerly Bankers Trust Company), as Successor Trustee, and indentures supplemental thereto through December 1, 1995.  (Designated in Registration Nos. 2-4834 as Exhibit B-3,
                               2-62965 as Exhibit 2(b)-2, 2-66845 as Exhibit 2(b)-2, 2-71537 as Exhibit 4(a)-(2), 33-5414 as
                               Exhibit 4(a)-(2), 33-39833 as Exhibit 4(a)-2, in MISSISSIPPI's Form 10-K for the year ended
                               December 31, 1991, File No. 0-6849, as Exhibit 4(b), in Form 8-K dated August 5, 1992, File No.
                               0-6849, as Exhibit 4(a)-2, in Second Certificate of Notification, File No. 70-7941, as Exhibit
                               I, in MISSISSIPPI's Form 8-K dated February 26, 1993, File No. 0-6849, as Exhibit 4(a)-2, in
                               Certificate of Notification, File No. 70-8127, as Exhibit A, in Form 8-K dated June 22, 1993,
                               File No. 0-6849, as Exhibit 1, in Certificate of Notification, File No. 70-8127, as Exhibit A,
                               in Form 8-K dated March 8, 1994, File No. 0-6849, as Exhibit 4, in Certificate of Notification,
                               File No. 70-8127, as Exhibit C and in Form 8-K dated December 5, 1995, File No. 0-6849, as
                               Exhibit 4.)

                C-17           Subordinated Note Indenture dated as of February 1, 1997, between MISSISSIPPI and Deutsche Bank
                               Trust Company Americas (formerly Bankers Trust Company), as Trustee, and indentures supplemental thereto through March 22, 2002. (Designated in Form 8-K dated February 20, 1997, File No.
                               0-6849, as Exhibits 4.1 and 4.2 and in Form 8-K dated March 15, 2002, File No. 0-6849, as Exhibit
                               4.2.)

                C-18           Senior Note Indenture dated as of May 1, 1998 between MISSISSIPPI and Deutsche Bank Trust
                               Company Americas (formerly Bankers Trust Company), as Trustee and indentures supplemental thereto through March 22, 2002. (Designated in Form 8-K dated May 14, 1998, File No. 0-6849, as
                               Exhibits 4.1, 4.2(a) and 4.2(b), in Form 8-K dated March 22, 2000, File No. 0-6849, as Exhibit
                               4.2 and in Form 8-K dated March 12, 2002, File No. 0-6849, as Exhibit 4.2.)

                C-19           Indenture dated as of March 1, 1945, between SAVANNAH and The Bank of New York, as Trustee, and indentures supplemental thereto through May 1, 1996.  (Designated in Registration Nos. 33-25183
                               as Exhibit 4(a)-(1), 33-41496 as Exhibit 4(a)-(2), 33-45757 as Exhibit 4(a)-(2), in SAVANNAH's
                               Form 10-K for the year ended December 31, 1991, File No. 1-5072, as Exhibit 4(b), in Form 8-K
                               dated July 8, 1992, File No. 1-5072, as Exhibit 4(a)-3, in Registration No. 33-50587 as Exhibit
                               4(a)-(2), in Form 8-K dated July 22, 1993, File No. 1-5072, as Exhibit 4, in Form 8-K dated May
                               18, 1995, File No. 1-5072, as Exhibit 4 and in Form 8-K dated May 23, 1996, File No. 1-5072, as
                               Exhibit 4.)

                C-20           Subordinated Note Indenture dated as of December 1, 1998, between SAVANNAH and The Bank of New
                               York, as Trustee, and indenture supplemental thereto dated as of December 9, 1998. (Designated in Form 8-K dated December 3, 1998, File No. 1-5072, as Exhibit 4.3 and 4.4.)




         EXHIBITS.

         Exhibits (including reference to previous filings):  (Continued)

               Exhibit
               Number         Description of Exhibit

                C-21           Senior Note Indenture dated as of March 1, 1998 between SAVANNAH and The Bank of New York, as
                               Trustee and indentures supplemental thereto through May 17, 2001. (Designated in Form 8-K dated March 9, 1998, File No. 1-5072, as Exhibits 4.1 and 4.2 and in Form 8-K dated May 8, 2001,
                               File No. 1-5072, as Exhibits 4.2(a) and 4.2(b).)

                D-1            Income Tax Allocation Agreement and Amendments 1 through 99 thereto.  (Designated in Form U5S for 1981, File No. 30-222-2, as Exhibit A-21, in Form U5S for 1982, File No. 30-222-2, as
                               Exhibit A-22(b), in Form U5S for 1982, File No. 30-222-2, as Exhibit A-22(c), in Form U5S for
                               1983, File No. 30-222-2, as Exhibit D-1(d), in Form U5S for 1985, File No. 30-222-2, as Exhibit
                               D-1(e), in Amendment No. 1 to Form U5S for 1985, File No. 30-222-2, as Exhibit D-1(f) in Form
                               U5S for 1987, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991, File No. 30-222-2, as
                               Exhibit D-2 and in Form U5S for 1992, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1991,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit D-2 and
                               in Form U5S for 1995, File No. 30-222-2, as Exhibit D-2, as Exhibit D-2, in Form U5S for 1994,
                               File No. 30-222-2, as Exhibit D-2, in Form U5S for 1996, File No. 30-222-2, as Exhibit D-2, in
                               Form U5S for 1997, File No. 30-222-2, as Exhibit D-2, in Form U5S for 1998, File No. 30-222-2,
                               as Exhibit D-2, in Form U5S for 1999, File No. 30-222-2, as Exhibit D-2 and in Form U5S for
                               2000, File No. 30-222-2, as Exhibit D-2.)

                D-2            Amendments 100 through 108 to Income Tax Allocation Agreement.

                D-3            Statement of the Effects to the Companies Party to the Southern Company Income Tax Allocation
                               Agreement after the Spin-Off of Mirant Corporation.

                E-1            ALABAMA's, GEORGIA's, GULF's, MISSISSIPPI's, SCS's and SOUTHERN NUCLEAR's personnel policies pertaining to employee loans. (Designated in Form U5S for 1985, File No. 30-222-2, as Exhibits
                               E-1, E-2, E-3, E-4 and E-5, in Form U5S, File No. 30-222-2, for 1987 as Exhibit E-2, in Form U5S
                               for 1990, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as
                               Exhibits E-2 and E-3 , in Form U5S for 1992, File No. 30-222-2, as Exhibit E-2 in Form U5S for
                               1993, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1991, File No. 30-222-2, as Exhibit
                               D-2, in Form U5S for 1994, File No. 30-222-2, as Exhibit E-2, in Form U5S for 1995, File No.
                               30-222-2, as Exhibit E-2 and in Form U5S for 1997, File No. 30-222-2, as Exhibit E-2.)

                E-2            Supplement to GEORGIA's and Supplement to GULF's personnel licies pertaining to employee loans.

                H              Organizational chart.

                I              Financial statements relating to certain exempt wholesale generators and foreign utility companies.

         Exhibits listed above which have heretofore been filed with the SEC pursuant to various Acts administered by the SEC, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

                                                                A-50

                                    SIGNATURE


                The undersigned registered holding company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                          THE SOUTHERN COMPANY



         Date:  May 1, 2002                By /s/Gale E. Klappa
                                              ---------------------------
                                                   Gale E. Klappa
                                              Executive Vice President,
                                            Chief Financial Officer, and
                                                      Treasurer